Use these links to rapidly review the document
TABLE OF CONTENTS
INDEX TO COMBINED FINANCIAL STATEMENTS

Exhibit 99.1

3400 Cumberland Boulevard SE
Atlanta, Georgia 30339
United States

              , 2020

Dear Fellow HD Supply Stockholder:

        We are pleased to inform you that the board of directors of HD Supply Holdings, Inc. has approved the spinoff to stockholders of our White Cap Construction & Industrial business unit. White Cap shares will be distributed to HD Supply stockholders on            , 2020 as a dividend intended to be tax-free to our stockholders (except for fractional shares).

        White Cap is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors. Its common stock will be listed on The Nasdaq Stock Market LLC ("NASDAQ") under the symbol "WCAP."

        As a HD Supply stockholder, you will receive            White Cap common shares for every            HD Supply common share you hold as of the record date. Stockholder approval of the distribution is not required, nor are you required to take any action to receive your White Cap common shares.

        Following completion of the spinoff, HD Supply common shares will continue to trade on NASDAQ under the symbol "HDS" and HD Supply will continue to operate its facilities maintenance business unit.

        We invite you to learn more about White Cap and the spinoff by reviewing the enclosed information statement, which contains important information about White Cap, including financial information.

        Thank you for your continued support of HD Supply and your future support of White Cap.

Sincerely,
Joseph J. DeAngelo Chairman, President and Chief Executive Officer HD Supply Holdings, Inc.

Enclosure

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted to the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to Completion, dated January 17, 2020

INFORMATION STATEMENT

White Cap Supply Holdings, Inc.

               Shares of Common Stock

        HD Supply Holdings, Inc. ("HD Supply") is sending this information statement to its stockholders in connection with the distribution of all the outstanding shares of White Cap Supply Holdings, Inc.'s ("White Cap") common stock to holders of HD Supply's common stock. As of the date of this information statement, HD Supply owns all of White Cap's outstanding common stock.

        On September 24, 2019, HD Supply announced a plan to pursue a separation of its Construction & Industrial business unit from HD Supply through a spinoff (the "spinoff"). Holders of HD Supply's common stock will be entitled to receive            share[s] of White Cap common stock for every            share of HD Supply common stock owned as of 5:00 p.m., Atlanta, Georgia time, on the record date,            , 2020. The distribution date for the spinoff will be            , 2020 (the "distribution date"). After the spinoff, White Cap will be an independent, publicly traded company. HD Supply expects that, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, in connection with the distribution, except to the extent of any cash you receive in lieu of fractional shares.

        You will not be required to pay anything for the White Cap common stock that will be distributed to you or to surrender or exchange your HD Supply common stock to receive White Cap common stock in the spinoff. The spinoff will not affect the number of shares of HD Supply common stock that you hold. White Cap common stock will be issued in book-entry form only, which means that no physical stock certificates will be issued. No approval by HD Supply stockholders of the spinoff is required or is being sought. You are not being asked for a proxy and you are requested not to send a proxy.

        As discussed under "The Spinoff—Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution," if you sell your HD Supply common stock in the "regular way" market after the record date and before or on the distribution date, you will be selling your right to receive White Cap common stock in connection with the spinoff. You are encouraged to consult with your financial advisor regarding the specific implications of selling your HD Supply common stock before or on the distribution date.

        There is no current trading market for White Cap common stock. However, we expect that a limited market, commonly known as a "when-issued" trading market, for White Cap common stock will begin on or about            , 2020, and we expect that "regular way" trading of White Cap common stock will begin the first day of trading after the distribution date. We have applied to list White Cap common stock on The Nasdaq Stock Market LLC ("NASDAQ") under the symbol "WCAP."

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 15 of this information statement.

        Neither the Securities and Exchange Commission (the "SEC"), nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        HD Supply first mailed this information statement to its stockholders on or about            , 2020.

The date of this information statement is            , 2020.

i

 Presentation of Information

        Unless we otherwise state or the context otherwise indicates, all references in this information statement to "White Cap," "us," "our," or "we" mean White Cap Supply Holdings, Inc. and its subsidiaries, and all references to "HD Supply" mean HD Supply Holdings, Inc. and its subsidiaries, other than, for all periods following the spinoff, White Cap. When referenced individually, HD Supply Holdings, Inc. is referred to as "HDS Holdings" and HD Supply, Inc. is referred to as "HDS." When referenced individually, Construction & Industrial will refer to the business pre-spinoff, and White Cap will refer to the business post-spinoff, unless the context otherwise specifies.

        Our fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal year ended February 3, 2019 ("fiscal 2018") includes 53 weeks. Fiscal years ended January 28, 2018 ("fiscal 2017") and January 29, 2017 ("fiscal 2016") both include 52 weeks.

        The term "GAAP" refers to generally accepted accounting principles in the United States of America (the "U.S.").

        The transaction in which White Cap will be separated from HD Supply and become an independent, publicly traded company is referred to in this information statement as the "spinoff." The distribution of White Cap common stock to stockholders of HD Supply to affect to the spinoff is referred to in this information statement as the "distribution."

        This information statement is being sent solely to provide information to HD Supply stockholders who will receive White Cap common stock in connection with the spinoff. It is not provided as an inducement or encouragement to buy or sell any securities. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information contained in this information statement, unless we are so required by applicable securities laws.

Trademarks

        We use various trademarks, service marks, trade names, and brand names, such as White Cap, Brafasco, Brigade, A.H. Harris, Kenseal, and Contractors' Warehouse, that we deem particularly important to the advertising activities and operation of our business, and some of these marks are registered in the U.S. and, in some cases, other jurisdictions. This information statement also refers to the brand names, trademarks, or service marks of other companies. All brand names and other trademarks or service marks cited in this information statement are the property of their respective holders.

Market and Industry Data

        This information statement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms, and our own estimates based on our management's knowledge of, and experience in, the markets in which we compete. We have not independently verified market and industry data from third-party sources. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size.

ii

 QUESTIONS AND ANSWERS ABOUT THE SPINOFF

Q:    What is the spinoff?

A:
The spinoff is the method by which White Cap will separate from HD Supply. To complete the spinoff, HD Supply will distribute, as a dividend to its stockholders, all of the shares of White Cap common stock that it owns. Following the spinoff, we will be an independent, publicly traded company, and HD Supply will not retain any ownership interest in us. You do not have to pay any consideration or give up any portion of your HD Supply common stock to receive our common stock in the spinoff.

Q:    What is the expected date for the completion of the spinoff?

A:
The completion and timing of the spinoff are dependent on a number of conditions, but if the conditions are timely met, we expect the spinoff to be completed on                 , 2020. See "The Spinoff—Spinoff Conditions and Termination."

Q:    What are the reasons for the spinoff?

A:
HD Supply's Facilities Maintenance and Construction & Industrial businesses operate largely autonomously, although they have benefitted by sharing executive management and some overhead costs. The spinoff will permit each of HD Supply and White Cap to focus exclusively on its business and enable investors to obtain and, if they so choose, retain direct exposure to each separate business. For more information, see "The Spinoff—Reasons for the Spinoff."

Q:    What is the company?

A:
The company is a Delaware corporation that was formed on January 10, 2020 for the purpose of holding the White Cap businesses following the spinoff. Prior to the transfer by HD Supply to us of these businesses, which will occur in connection with the spinoff, we will have had no operations other than those incidental to our formation or undertaken in preparation for the spinoff.

Q:    Who will manage White Cap after the separation?

A:
We will benefit from an experienced leadership team after the separation. James A. Rubright, a current independent director of HD Supply, will serve as our independent Board Chairman. Mr. Rubright has significant experience in public company management and board leadership, and a deep understanding of operations, strategy, and risk management. John Stegeman, formerly President of the Construction & Industrial reporting segment of HD Supply, will serve as Chief Executive Officer of White Cap bringing his 34+ years of relevant experience to the job. Mr. Stegeman will also serve as a director. Alan Sollenberger, formerly Chief Operating Officer of the Construction & Industrial reporting segment of HD Supply, will serve as President of White Cap bringing his 12+ years of industrial distribution experience to the job. Shawn Meredith, who has over 11 years of experience as a chief financial officer, and over 13 years of industrial products experience, seven of which have been focused on distribution, will serve as Chief Financial Officer of White Cap. Susan Stucker, who has over 30 years of legal experience, including 12 years with HD Supply leading labor and employment law teams, and, since January 2016, has also led HD Supply's litigation, labor and employment law, and risk management teams, will serve as White Cap's General Counsel and Corporate Secretary. Elizabeth Malkin, who has nearly 20 years of experience in the human resources field and, since October 2006, has held various roles in the areas of talent acquisition, organizational effectiveness, talent management, and learning at HD Supply, will serve as White Cap's Chief Human Resources Officer. We will also benefit from the knowledge, experience, and skills of our full board of directors. For more information regarding our management team and our board of directors following the separation, see "Management."

Q:    What is being distributed in the spinoff?

A:
HD Supply will distribute            share[s] of White Cap common stock for every            share of HD Supply common stock outstanding as of the record date for the spinoff. The number of HD Supply shares you own and your proportionate interest in HD Supply will not change as a result of the spinoff. Immediately following the spinoff, your proportionate interest in White Cap will be identical to your proportionate interest in HD Supply (as adjusted for any fractional shares).

Q:    What is the record date for the spinoff, and when will the spinoff occur?

A:
The record date is              , 2020, and ownership is determined as of 5:00 p.m., Atlanta, Georgia time, on that date. White Cap common stock will be distributed on the distribution date,              , 2020.

Q:    Can HD Supply decide to cancel the spinoff even if all the conditions have been met?

A:
Yes. The spinoff is subject to the satisfaction or waiver by HD Supply, at the direction of its board of directors, of certain conditions, including, among others, approval of the HD Supply board of directors, declaration of the effectiveness of our registration statement on Form 10 of which this information statement is a part, and receipt of an opinion from our tax counsel to the effect that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply will qualify under the Internal Revenue Code of 1986, as amended (the "Code") as a transaction that is generally tax-free to HD Supply and tax-free to its stockholders, except with respect to any cash received in lieu of fractional shares. See "The Spinoff—Spinoff Conditions and Termination." Even if all the conditions are met, HD Supply has the right not to complete the spinoff if, at any time prior to the distribution, the board of directors of HD Supply determines, in its sole and absolute discretion, that the spinoff is not in the best interests of HD Supply or its stockholders, that a sale or other alternative is in the best interests of HD Supply or its stockholders, or that market conditions or other circumstances are such that it is not advisable to separate the White Cap business from HD Supply at that time. In the event HD Supply, at the direction of its board of directors, waives a material condition or amends, modifies, or abandons the spinoff, HD Supply will notify its stockholders in a manner reasonably calculated to inform them of such modifications with a press release, Current Report on Form 8-K, or other similar means.

Q:    As a holder of HD Supply common stock as of the record date, what do I have to do to participate in the spinoff?

A:
You are not required to take any action to participate in the spinoff, although you are urged to read this entire document carefully. You will receive               share[s] of White Cap common stock for every              share of HD Supply common stock held as of the record date and retained through the distribution date. You may also participate in the spinoff if you purchase HD Supply common stock in the "regular way" market after the record date and retain your HD Supply common stock through the distribution date. See "The Spinoff—Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution."

Q:
If I sell my shares of HD Supply common stock before or on the distribution date, will I still be entitled to receive shares of White Cap common stock in the spinoff?

A:
If you own shares of HD Supply common stock on the record date and hold such shares through the distribution date, you will receive shares of White Cap common stock. However, if you sell your shares of HD Supply common stock after the record date and before or on the distribution date, you may also be selling your right to receive shares of White Cap common stock. See "The Spinoff—Trading of HD Supply Common Stock After the Record Date and Prior to the

  Distribution." You are encouraged to consult with your financial advisor regarding the specific implications of selling your HD Supply common stock before or on the distribution date.

Q:    How will fractional shares be treated in the spinoff?

A:
Any fractional shares of common stock otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. For an explanation of how the cash payments for fractional shares will be determined, see "The Spinoff—Treatment of Fractional Shares."

Q:    Will the spinoff affect the trading price of my HD Supply common stock?

A:
Yes, the trading price of HD Supply common stock immediately following the spinoff is expected to be lower than immediately prior to the spinoff because the trading price of HD Supply's common stock will no longer reflect the value of White Cap and HD Supply. However, we cannot provide you with any guarantees as to the prices at which the HD Supply common stock or White Cap common stock will trade following the spinoff.

Q:    Will my HD Supply common stock continue to trade on a stock market?

A:
Yes, HD Supply common stock will continue to be listed on NASDAQ under the symbol "HDS."

Q:
What are the U.S. federal income tax consequences to me of the distribution of shares of White Cap common stock pursuant to the spinoff?

A:
The spinoff is conditioned upon the receipt by HD Supply of an opinion of counsel to the effect that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply will qualify under the Code as a distribution that is generally tax-free to HD Supply and tax-free to its stockholders. On the basis that the distribution so qualifies, for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income in connection with the distribution, except with respect to any cash received in lieu of fractional shares. See "The Spinoff—Material U.S. Federal Income Tax Consequences of the Spinoff."

Q:
When will I receive my shares of White Cap common stock? Will I receive a stock certificate for my shares of White Cap common stock distributed as a result of the spinoff?

A:
Registered holders of HD Supply common stock who are entitled to participate in the spinoff will receive a book-entry account statement reflecting their ownership of White Cap common stock. For additional information, registered stockholders in the U.S., Canada, or Puerto Rico should contact HD Supply's transfer agent, American Stock Transfer & Trust Company, LLC, at (800) 937-5449 or through email at help@astfinancial.com. Stockholders located outside the U.S., Canada, and Puerto Rico may call (718) 921-8137. If you would like to receive physical certificates evidencing your shares of White Cap common stock, please contact White Cap's transfer agent. See "The Spinoff—When and How You Will Receive White Cap Shares."

Q:    What if I hold my shares of common stock through a broker, bank, or other nominee?

A:
HD Supply stockholders who hold their shares of common stock through a broker, bank, or other nominee will have their brokerage account credited with shares of White Cap common stock. For additional information, those stockholders should contact their broker, bank, or other nominee directly.

Q:
What if I have stock certificates reflecting my shares of HD Supply common stock? Should I send them to the transfer agent or to HD Supply?

A:
No, you should not send your stock certificates to the transfer agent or to HD Supply. You should retain your HD Supply stock certificates.

Q:    Will White Cap incur any debt prior to or at the time of the spinoff?

A:
We will provide this information in an amendment to this information statement.

Q:    Are there risks to owning common stock of White Cap?

A:
Yes. Ownership of White Cap common stock is subject to both general and specific risks relating to White Cap's business, the industry in which it operates, its ongoing contractual relationships with HD Supply, and its status as a separate, publicly traded company. Ownership of White Cap common stock is also subject to risks relating to the spinoff. See "Risk Factors."

Q:    Does White Cap intend to pay cash dividends?

A:
We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Instead, we intend to retain earnings for use in the operation and expansion of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions, and other factors that our board of directors may deem relevant. See "Dividend Policy."

Q:    Will White Cap common stock trade on a stock market?

A:
Yes. Currently, there is no public market for our common stock. We will apply to list our common stock on NASDAQ under the symbol "WCAP." We cannot predict the trading price for our common stock when such trading begins.

Q:
What will happen to HD Supply stock options, restricted stock, performance stock unit awards, restricted stock units, and deferred stock unit awards?

A:
We will provide this information in an amendment to this information statement.

Q:    What will the relationship between HD Supply and White Cap be following the spinoff?

A:
In connection with the spinoff, we and HD Supply will enter into a number of short-term agreements that will govern our future relationship. As a result of these agreements, among other things, following the spinoff: (i) we and HD Supply will indemnify the other's affiliates and their respective past and present directors, officers and employees, and each of their successors and assigns, against certain liabilities incurred in connection with the spinoff and our and HD Supply's respective businesses; (ii) we and HD Supply will provide and/or make available various administrative services and assets to each other; and (iii) we and HD Supply will enter into several agreements to govern our relationship following the distribution. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

Q:    Will I have appraisal rights in connection with the spinoff?

A:
No. Holders of HD Supply common stock are not entitled to appraisal rights in connection with the spinoff.

Q:    Who is the transfer agent for your shares of common stock?

A:
American Stock Transfer & Trust Company, LLC.

Q:    Who is the distribution agent for the spinoff?

A:
American Stock Transfer & Trust Company, LLC.

Q:    Whom can I contact for more information?

A:
If you have questions relating to the mechanics of the distribution of White Cap common stock, you should contact the distribution agent:

By Mail, Overnight Courier or Hand-Delivery to:

  American Stock Transfer & Trust Company, LLC
  6201 15th Avenue
  Brooklyn, NY 11219
  By Phone or Email:
  Telephone: (800) 937-5449 or (718) 921-8137

  Outside the U.S., Canada and Puerto Rico: (718) 921-8137
  Email: help@astfinancial.com

Before the spinoff, if you have questions relating to the spinoff, you should contact HD Supply at:

  HD Supply
  3400 Cumberland Blvd SE
  Atlanta, Georgia
  Attention: General Counsel and Corporate Secretary
  Telephone: (770) 852-9000

After the spinoff, if you have questions relating to White Cap, you should contact White Cap at:

  White Cap
  6250 Brook Hollow Parkway
  Norcross, Georgia 30071
  Attention: General Counsel and Corporate Secretary
  Telephone: (404) 879-7740

 SUMMARY

        The following is a summary of some of the information contained in this information statement. It does not contain all the details concerning White Cap or the spinoff, including information that may be important to you. We urge you to read this entire document carefully, including "Risk Factors," "Selected Historical Combined Financial Data," and "Unaudited Pro Forma Combined Financial Data" and the combined financial statements and the notes to those financial statements included elsewhere in this information statement.

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of the separation of White Cap from HD Supply and the related distribution of our common stock.

 Our Company

        White Cap serves professional contractors as North America's leading distributor of specialty concrete and construction products and services in the non-residential and residential markets. The markets for these products and services are large and fragmented, and we believe they present opportunities for continued significant growth. We aspire to set the standard of excellence in delivering industry-leading products, services, and expertise through our knowledgeable associates and seamless customer experience. This aspiration drives us and is reflected in the customer and market centricity, intense teamwork, process excellence, and trusted relationships that define our culture. We believe our long-standing customer relationships, scale and branch footprint, talented associates with deep industry knowledge, extensive product and service offering, strategic supplier relationships, integrated technology, and intense focus on the customer distinguish us from other distributors and have driven above-market growth and attractive returns on invested capital.

        Our portfolio of industry-leading products and services provides a unique "one-stop-shop" value proposition of professional products and services, spanning approximately 400,000 stock keeping units ("SKUs") including concrete accessories and chemicals, engineered materials and fasteners, tools, equipment and safety products, steel products, wood products, as well as rental services for the concrete trades. We operate 270 customer-facing locations in 39 U.S. states and six Canadian provinces where our 5,500 associates provide support for our approximately 200,000 customers annually. We also directly support our customers with knowledgeable sales associates and through our fleet of 1,150 trucks for critical same day/next day jobsite deliveries. Our products and services span the entire lifecycle of a project from excavation to project completion, and maintenance and repair. We utilize and intend to utilize various brands in our business, including White Cap, Brafasco, and Contractors' Warehouse. Our brands serve professional contractors in the non-residential and residential construction markets.

        Our value-add services include project pre-bid assistance, jobsite delivery, two-hour ready will-call, rebar fabrication, tilt-up concrete brace and form rental, value engineering, and product, application, and jobsite safety training. We engage our customers through a variety of sales channels, including professional account managers and an inside sales force, direct marketing and merchandising promotions, programs utilizing market and contractor trade-specific product catalogs, and eCommerce capabilities. Our distribution network allows us to provide rapid, reliable, and on-time delivery and customer pickup throughout the U.S. and Canada. We believe that our comprehensive supply chain solutions improve the effectiveness and efficiency of our customers' business. Additionally, our technology infrastructure provides integrated workflow capabilities for our customers, and provides us with dynamic pricing, budgeting, reporting, and analytical capabilities. We believe customers view us as an integral part of the value chain due to our extensive product knowledge, expansive product availability, and ability to directly integrate with their systems and workflows.

        We estimate that the aggregate size of our total addressable market is approximately $             billion annually. We define our total addressable market as the total dollars spent in the U.S. and Canada for our products and services.

        For fiscal 2018, we generated $3.0 billion in Net sales, representing 12.5% growth over fiscal 2017, excluding the impact of acquisitions and the 53rd week of fiscal 2018; $173.7 million of Net income, representing a 92.8% increase over fiscal 2017; $323.6 million of Adjusted EBITDA, representing 39.2% growth over fiscal 2017; and $244.3 million of operating income, representing a 39.9% increase over fiscal 2017. For a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA, see "Selected Historical Combined Financial Data—Selected combined financial information."

Our Strengths

        We believe that we benefit significantly from the following strengths:

        Leadership positions with significant scale in large, fragmented markets. We are the leading distributor for specialty concrete and construction products in North America, with an approximately        % share of a fragmented and competitive $             billion total addressable market. The majority of the total addressable market is served by local or regional competitors, which we believe provides us with an opportunity for long-term profitable growth, particularly given our leading market position.

        Strong value proposition for customers as "one-stop-shop" for products and services. We leverage our branch and jobsite presence to better serve our customers. Specifically, we provide specialty concrete and construction products serving professional concrete contractors and self-performing general contractors, as well as all professional contractors who require power tools and accessories, safety equipment, and fastening products, in non-residential and residential markets. Our comprehensive portfolio of approximately 400,000 SKUs includes concrete accessories and chemicals, engineered materials and fasteners, tools, equipment and safety products, steel products, wood products, as well as rental services for the concrete trades. We focus on specialized solutions that benefit from a consultative sales process and we serve the entire lifecycle of a project from excavation to project completion, and maintenance and repair. Our products and services are utilized on some of the nation's most visible and challenging multi-year projects from data and distribution centers, corporate headquarters, and state of the art recreational destinations, such as casinos and sports arenas, to critical infrastructure, such as airports, water treatment plants, and road and bridge construction and repair.

        We also provide services to our customers including pre-bid assistance, jobsite delivery, two-hour ready will-call, rebar fabrication, tilt-up concrete brace and form rental, value engineering, and product, application, and jobsite safety training. We utilize our fleet of 1,150 trucks to provide same day/next day jobsite delivery and in our 270 customer-facing locations, our associates serve as trusted resources who provide critical advice to our customers.

        We believe that the breadth of our products and services provide us with a significant competitive advantage versus our smaller local and regional competitors, which helps us secure repeat business and earn new business.

        Diversity across customers, suppliers, geographic footprint, and end-markets. We believe that our relationships with a broad set of customers provides visibility into the future needs of our marketplace and diversifies our business across a wide array of project types. Additionally, our broad customer base of approximately 200,000 contractors limits customer concentration, as no single customer is responsible for more than 0.6% of our Net sales and our top 10 customers represented only approximately 3.2% of our Net sales during fiscal 2018. We maintain relationships with approximately 4,000 suppliers, and with multiple suppliers for many of our products, limiting the risk of product shortages and supply chain disruptions while ensuring a compelling assortment of product options for our customers. Our diverse geographic footprint of 270 customer-facing locations throughout 39 U.S. states and six Canadian provinces limits our dependence on any one region, and allows us to better serve large, national customers who benefit from our scale.

        Leadership with significant relevant customer service experience. Our executive management team has an average of 21 years of relevant industry experience across executive and field positions, primarily with HD Supply and its predecessors.

        Our Chief Executive Officer, John Stegeman, has led HD Supply Construction & Industrial since April 2010 and possesses over 34 years of relevant experience. Previously, Mr. Stegeman worked for Ferguson Enterprises for 24 years, serving as its President and Chief Executive Officer from 2005 to 2009.

        Our President, Alan Sollenberger, has over 12 years of industrial distribution experience, most recently serving as President of White Cap since November 2019, Chief Operating Officer from February 2017 to November 2019, Chief Administrative Officer from April 2015 to February 2017, Vice President, Chief Financial Officer from May 2010 to April 2015, and, prior to that, held various finance positions at HD Supply and The Home Depot.

        Our Chief Financial Officer, Shawn Meredith, has over 11 years of experience as a chief financial officer and over 13 years of industrial products experience, seven of which have been focused on distribution, before joining HD Supply Construction & Industrial in May 2019.

        Our General Counsel and Corporate Secretary, Susan Stucker, has over 30 years of legal experience, including 12 years with HD Supply. From April 2007 to December 2015, Ms. Stucker was responsible for labor and employment law matters, and, since January 2016, has led HD Supply's litigation, employment law, and risk management teams.

        Our Chief Human Resources Officer, Elizabeth Malkin, has nearly 20 years of experience in the human resources field and, since October 2006, has held various roles in the areas of talent acquisition, organizational effectiveness, talent management, and learning at HD Supply.

        All of our leaders are focused on promoting team chemistry and creating an engaging work environment that incentivizes employees to deliver exceptional service to customers.

        Customer-integrated technology infrastructure. We have an integrated information technology ("IT") infrastructure that enables us to leverage our inventory and data to better service our customers. We have invested in customer-specific applications, enabling us to reduce transactional friction and improve customer connectivity. We believe these capabilities differentiate White Cap from our smaller competitors.

        Deep preferred supplier relationships. We developed extensive and long-term relationships with many of our suppliers who, we believe, value our history of close coordination, national scale, and field capabilities. This provides us with early access to new products, custom training on specialized products, and early awareness of upcoming projects, making us the distributor of choice for many of our customers.

        Cooperative culture focused on performance and excellence. Our unwavering focus on customer success, a local market managed sales approach, intense teamwork, process excellence, and trusted relationships drive our 5,500 associates to perform at the highest level. Our associates benefit from strong industry experience and participate in continuous leadership and sales training.

        Strong financial profile with attractive operating cash flows. We benefitted from purchasing scale and strategic initiatives, that increased our net income and Adjusted EBITDA. Our low capital requirements and effective capital management resulted in strong operating cash flows."

 Our Strategies

        We plan to further strengthen our competitive position, achieve profitable growth, and create stockholder value by:

        Setting the standard of excellence. Providing industry-leading products, services, and expertise through our knowledgeable associates and exceptional customer experience.

        Focusing on driving customer success. We earn the trust of our valued customers by always delivering what is needed, when they need it, and where they need it.

        Committing to meaningful associate, supplier and community relationships. Our dedication to providing safe work environments, exceptional experiences, and compelling opportunities supports our efforts to attract and retain the most qualified and motivated associates in the industry. Similarly, we believe that we maintain excellent relationships with our suppliers and strive to be their first call when choosing a go-to-market partner for their products. Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs, and events that foster community development both financially and through the volunteer efforts of our associates.

        Continuing to invest in attracting, retaining, and developing world-class talent. We will maintain and expand our already-strong talent base by continuing to develop our employees through leadership programs and workshops, which provide specialized training and learning tools. In addition, we deliver attractive opportunities to our associates while leveraging their knowledge and expertise by redeploying them across our organization.

        Investing in further integration with our customers. We continue to invest in winning additional business from our existing customers. We are continuously looking to invest in capabilities that enable customer-facing integrations and ecommerce capabilities, which we believe will make White Cap the preferred partner for our customers and enable deeper relationships and create opportunities for outsized growth.

        Attracting new customers and expanding into strategic geographies. We have identified a number of large, attractive markets across various regions that we plan to enter. Given the large and highly fragmented nature of our industry, there is an opportunity to further leverage our expansive products and services. Since 2011, we have opened 47 greenfield locations with compelling return profiles.

        Continuing to focus on operational excellence. We continue to emphasize and execute on our operational initiatives to leverage our scale for improved profitability, strengthen our pricing and category management capabilities, enhance our supply chain efficiency, and invest in IT solutions to drive productivity throughout the business.

        Supplementing organic growth with "tuck-in" acquisitions in core and adjacent markets, products, and services. Acquisitions are core to our strategic business model. We look to complement our strong history of organic growth via select acquisitions that allow us to broaden our product offering, geographic footprint, and service capabilities. We have a successful track record of integrating over 30 acquisitions since 1997. Most recently, we acquired A.H. Harris Construction Supplies ("A.H. Harris"), which has provided us with access to large, dense, and growing metropolitan areas in the Northeast. A.H. Harris added capabilities in proprietary forming and shoring solutions, waterproofing, and rebar fabrication. In addition, we acquired significant talent in the A.H. Harris acquisition.

Other Information

        Although the history of the White Cap brand dates back to 1976, White Cap was incorporated as a Delaware corporation on January 10, 2020 as an indirect wholly owned subsidiary of HD Supply. On September 24, 2019, HD Supply announced its intention to separate into two public companies, White Cap and HD Supply. The transaction is expected to be structured as a spinoff of the White Cap business to the stockholders of HD Supply and to be generally tax-free to HD Supply and tax-free to its stockholders for U.S. federal income tax purposes, except to the extent of any cash received in lieu of fractional shares. Upon conclusion of the spinoff, our principal executive offices will be located at 6250 Brook Hollow Parkway, Norcross, Georgia 30071. Our telephone number is (404) 879-7740. Our website address is whitecap.com. Information contained on, or connected to, our website or HD Supply's website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.

 Summary of the Spinoff

        The following is a brief summary of the terms of the spinoff. Please see "The Spinoff" for a more detailed description of the matters described below.

Distributing company	HD Supply, which is the parent company of White Cap. After the distribution, HD Supply will not retain any shares of White Cap's common stock.
Distributed company	White Cap, which is currently an indirect wholly owned subsidiary of HD Supply. After the distribution, White Cap will be an independent, publicly traded company.
Shares to be distributed	Approximately million shares of White Cap common stock. Our common stock to be distributed will constitute all of our outstanding common stock immediately after the spinoff.
Distribution ratio	Each holder of HD Supply common stock will receive share[s] of White Cap common stock for every share of HD Supply common stock owned by such holder on the record date.
Fractional shares

The transfer agent identified below will aggregate fractional shares into whole shares and sell them on behalf of stockholders in the open market, when, how, and through which broker-dealers as determined in its sole discretion without any influence by HD Supply or us, at prevailing market prices and distribute the proceeds pro rata to each HD Supply stockholder who would otherwise have been entitled to receive a fractional share in the spinoff. You will not be entitled to any interest on the amount of payment made to you in lieu of a fractional share. The transfer agent is not an affiliate of HD Supply or us. See "The Spinoff—Treatment of Fractional Shares."

Distribution procedures

On or about the distribution date, the distribution agent identified below will distribute our common stock by crediting those shares to book-entry accounts established by the transfer agent for persons who were stockholders of HD Supply as of 5:00 p.m., Atlanta, Georgia, on the record date. You will not be required to make any payment or surrender or exchange your HD Supply common stock or take any other action to receive our common stock. However, as discussed below, if you sell HD Supply common stock in the "regular way" market between the record date and the distribution date, you will be selling your right to receive the associated White Cap common stock in the distribution. Registered stockholders will receive additional information from the transfer agent shortly after the distribution date. Beneficial stockholders will receive information from their brokerage firms.

Distribution agent, transfer agent and registrar for our common stock	American Stock Transfer & Trust Company, LLC.
Record date	5:00 p.m., Atlanta, Georgia time, on , 2020.
Distribution date	, 2020.

Trading before or on the distribution date

It is anticipated that, beginning shortly before the record date and continuing up to and through the distribution date, HD Supply common stock will trade in two markets on NASDAQ, a "regular way" market and an "ex-distribution" market. Investors will be able to purchase HD Supply common stock without the right to receive shares of White Cap common stock in the ex-distribution market for HD Supply common stock. Any holder of HD Supply common stock who sells HD Supply common stock in the "regular way" market on or before the distribution date will be selling the right to receive shares of White Cap common stock in the spinoff. You are encouraged to consult with your financial advisor regarding the specific implications of selling HD Supply common stock before or on the distribution date.

Assets and liabilities transferred to the distributed company

Before the distribution date, we and HD Supply will enter into a separation and distribution agreement that will contain key provisions relating to the separation of our business from HD Supply, the transfer of HD Supply's business to us, and the distribution of our common stock. The separation and distribution agreement will identify the assets to be transferred, liabilities to be assumed, and contracts to be assigned to us by HD Supply in the spinoff and describe when and how these transfers, assumptions and assignments will occur. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Separation and Distribution Agreement."

Relationship with HD Supply after the spinoff

Before the distribution date, we and HD Supply will enter into several agreements to govern our relationship following the distribution, including a tax matters agreement, an employee matters agreement, a transition services agreement, and other agreements governing ongoing commercial relationships. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

Indemnities

The separation and distribution agreement to be entered into in connection with the spinoff will provide for cross-indemnification between HD Supply and us. Please see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Separation and Distribution Agreement." In addition, we will indemnify HD Supply under the tax matters agreement that we will enter into in connection with the spinoff for certain tax matters, including for actions taken by us that cause the spinoff to become taxable to HD Supply. Please see "The Spinoff—Material U.S. Federal Income Tax Consequences of the Spinoff" and "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Tax Matters Agreement."

Material U.S. federal income tax consequences

A condition to the closing of this spinoff is HD Supply's receipt of an opinion of counsel to the effect that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply will qualify under the Code, as a distribution that is generally tax-free to HD Supply and tax-free to its stockholders, except with respect to any cash received in lieu of fractional shares. You should review the section entitled "The Spinoff—Material U.S. Federal Income Tax Consequences of the Spinoff" for a discussion of the material U.S. federal income tax consequences of the spinoff.

Conditions to the spinoff

We expect that the spinoff will be completed on              , 2020, provided that the HD Supply board of directors, in its sole and absolute discretion, has determined that the conditions set forth under the caption "The Spinoff—Spinoff Conditions and Termination" have been satisfied.

Reasons for the spinoff

HD Supply's Facilities Maintenance and Construction & Industrial businesses operate largely autonomously, although they have benefitted by sharing executive management and some overhead costs. The spinoff will permit each of HD Supply and White Cap to focus exclusively on its business and enable investors to obtain and, if they so choose, retain direct exposure to each separate business. For more information, see "The Spinoff—Reasons for the Spinoff."

Stock exchange listing

Currently there is no public market for our common stock. We have applied for listing of our common stock on NASDAQ under the symbol "WCAP." We anticipate that trading will commence on a "when-issued" basis approximately two trading days before the record date. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. Generally, common stock may trade on NASDAQ on a when-issued basis after they have been authorized but not yet formally issued, which is often initiated by NASDAQ prior to the record date relating to the issuance of such common stock. When-issued transactions are settled after our shares of common stock have been issued to HD Supply stockholders. On the first trading day following the distribution date, when-issued trading will end and regular way trading will begin. "Regular way" trading refers to trading after a security has been issued. We cannot predict the trading price for our shares of common stock following the spinoff. In addition, following the spinoff, HD Supply common stock will remain outstanding and will continue to trade on NASDAQ under the symbol "HDS."

Dividend policy

We do not anticipate paying any dividends on our common stock in the foreseeable future, and we intend to retain earnings for use in the operation and expansion of our business. The declaration and payment of dividends, if any, will be subject to our board of directors' discretion, and will depend on various factors. See "Dividend Policy."

Risk factors

Ownership of White Cap common stock is subject to both general and specific risks relating to White Cap's business, the industry in which it operates, its ongoing contractual relationships with HD Supply, and its status as a separate, publicly traded company. Ownership of White Cap common stock is also subject to risks relating to the spinoff. These risks are described in the "Risk Factors" section of this information statement. You are encouraged to read that section carefully.

 RISK FACTORS

        The following are certain risk factors that could affect our business, financial condition, results of operations, and cash flows. The risks that are highlighted below are not the only risks that we face. You should carefully consider each of the following risks and all of the other information contained in this information statement. Some of these risks relate principally to our spinoff from HD Supply, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock. If any of the following risks actually occur, our business, financial condition, results of operations, or cash flows could be negatively affected.

 Risks Relating to the Spinoff

We may not realize the potential benefits from the spinoff.

        We may not realize the potential benefits that we expect from our spinoff from HD Supply. We have described those anticipated benefits elsewhere in this information statement. See "The Spinoff—Reasons for the Spinoff." In addition, as described elsewhere in this information statement, we will incur additional costs related to our separation from HD Supply. We also expect to incur additional ongoing costs related to operating as an independent public company and replacing the services previously provided by HD Supply. We currently estimate those additional costs will range from approximately $             million to $             million in excess of our fiscal 2019 reported selling, general and administrative expenses, excluding items impacting comparability. Our estimate of ongoing costs takes into consideration the benefit that we will receive from the elimination of cost allocations from HD Supply after the spinoff is completed. The costs associated with performing or outsourcing these functions may exceed these amounts. A significant increase in the costs of performing or outsourcing these functions could materially and adversely affect our business, financial condition, results of operations, and cash flows.

We have no history operating as an independent public company. We will incur additional expenses to create the corporate infrastructure necessary to operate as an independent public company and we will experience increased ongoing costs in connection with being an independent public company.

        Our business has historically used HD Supply's corporate infrastructure and services to support our business functions. The expenses related to establishing and maintaining this infrastructure have been spread across each of HD Supply's businesses and charged to us on a cost-allocation basis. Except as described under the caption "Relationship with HD Supply After the Spinoff," after the distribution date we will no longer have access to HD Supply's infrastructure or services and we will need to establish our own. Following the spinoff, HD Supply will continue to provide some services to us on a transitional basis pursuant to a transition services agreement. For more information regarding the transition services agreement, see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Transition Services Agreement." However, we cannot assure you that all such functions will be successfully executed by HD Supply during the transition period or that we will not have to expend significant efforts or costs materially in excess of those estimated in the transition services agreement. Any interruption in these services could have a material adverse effect on our business, financial condition, results of operations, and cash flows. In addition, at the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf.

Our historical combined and pro forma financial information are not necessarily indicative of our future financial condition, results of operations, or cash flows nor do they reflect what our financial condition, results of operations, or cash flows would have been as an independent public company during the periods presented.

        The historical combined financial information we have included in this information statement does not necessarily reflect what our financial condition, results of operations, or cash flows would have been as an independent public company during the periods presented and is not necessarily indicative of our future financial condition, future results of operations, or future cash flows. This is primarily a result of the following factors:

  •
  our historical combined financial results reflect allocations of expenses for services historically provided by HD Supply, and may not fully reflect the increased costs associated with being an independent public company, including significant changes that will occur in our cost structure, management, financing arrangements, and business operations as a result of our spinoff from HD Supply;

  •
  our working capital and capital expenditure requirements historically have been satisfied as part of HD Supply's corporate-wide capital access, capital allocation, and cash management programs; our debt structure and cost of debt and other capital may be significantly different from that reflected in our historical combined financial statements; and

  •
  the historical combined financial information may not fully reflect the effects of certain liabilities that will be incurred or assumed by us and may not fully reflect the effects of certain assets that will be transferred to, and liabilities that will be assumed by, HD Supply.

        The pro forma adjustments are based on available information and assumptions that we believe are reasonable; however, our assumptions may prove not to be accurate. In addition, our unaudited pro forma combined financial information may not give effect to various ongoing additional costs that we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial information does not reflect what our financial condition, results of operations, or cash flows would have been as an independent public company and are not necessarily indicative of our future financial condition, future results of operations, or future cash flows. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Financial Data" and our combined financial statements and corresponding notes included elsewhere in this information statement.

If the separation, together with certain related transactions, including the distribution, does not qualify as a transaction that is tax-free for U.S. federal income tax purposes, HD Supply and holders of HD Supply common stock could be subject to significant tax liability.

        As described under "The Spinoff—Material U.S. Federal Income Tax Consequences of the Spinoff," it is intended that the separation, together with certain related transactions, including the distribution, will qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code and the distribution itself will also qualify as tax-free within the meaning of Section 355 of the Code. The distribution is conditioned upon the receipt of an opinion of tax counsel to the effect that such transactions will qualify for its intended tax treatment. An opinion of tax counsel does not preclude the Internal Revenue Service (the "IRS") or the courts from adopting a contrary position. The tax opinion will rely on certain representations, covenants, and assumptions, including those relating to our and HD Supply's past and future conduct; if any of those representations, covenants, or assumptions is inaccurate, tax counsel may not be able to provide the required tax opinion or the tax consequences of the distribution could differ from the intended tax treatment. If the separation and/or certain related transactions fail to qualify for tax-free treatment, for any reason, HD Supply and/or holders of HD

Supply common stock would be subject to tax as a result of the separation and certain related transactions, including the distribution. See "The Spinoff—Material U.S. Federal Income Tax Consequences of the Spinoff."

If the separation or the distribution is taxable to HD Supply as a result of a breach by us of any covenant or representation made by us in the tax matters agreement, we will generally be required to indemnify HD Supply; the obligation to make a payment on this indemnification obligation could have a material adverse effect on us.

        As described above, it is intended that the separation, together with certain related transactions, including the distribution, will qualify as generally tax-free to HD Supply and tax-free to holders of HD Supply common stock, except with respect to any cash received in lieu of fractional shares. If the separation and/or the related transactions, including the distribution, are not so treated or are taxable to HD Supply (see "The Spinoff—Material U.S. Federal Income Tax Consequences of the Spinoff—The Spinoff") due to a breach by us (or any of our subsidiaries) of any covenant or representation made by us in the tax matters agreement, we will generally be required to indemnify HD Supply for all tax-related losses suffered by HD Supply in connection with the spinoff. In addition, we will not control the resolution of any tax contest relating to taxes suffered by HD Supply in connection with the spinoff, and we may not control the resolution of tax contests relating to any other taxes for which we may ultimately have an indemnity obligation under the tax matters agreement. In the event that HD Supply suffers tax-related losses in connection with the spinoff that must be indemnified by us under the tax matters agreement, the indemnification liability could have a material adverse effect on us.

We may be affected by significant restrictions following the spinoff imposed on us under the tax matters agreement.

        The tax matters agreement generally will prohibit us from taking certain actions that could cause the spinoff and certain related transactions to fail to qualify as tax-free transactions, including:

  •
  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may be prevented from allowing or permitting certain business combinations or transactions to occur;

  •
  during the two-year period following the distribution date(or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in U.S. Department of the Treasury ("Treasury") regulations;

  •
  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not redeem or otherwise acquire any of our common stock, other than pursuant to certain open-market repurchases of less than 20% of our common stock (in the aggregate);

  •
  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not amend our Amended and Restated Certificate of Incorporation (as defined in "Description of Capital Stock") (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of our common stock; and

  •
  more generally, we may not take any action that could reasonably be expected to cause the separation and certain related transactions to fail to qualify as tax-free transactions under Section 368(a)(1)(D) and Section 355 of the Code, or cause the distribution to fail to qualify as tax-free under Section 355 of the Code.

        If we take any of the actions above and such actions result in tax-related losses to HD Supply, we generally will be required to indemnify HD Supply for such tax-related losses under the tax matters agreement. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Tax Matters Agreement." Due to these restrictions and indemnification obligations under the tax matters agreement, we may be limited in our ability to pursue strategic transactions, equity, or convertible debt financings or other transactions that may otherwise be in our best interests. Also, our potential indemnity obligation to HD Supply might discourage, delay, or prevent a change of control that our stockholders may consider favorable.

We will be subject to continuing contingent liabilities following the spinoff, including potential indemnification liabilities to HD Supply, and these liabilities could materially and adversely affect our business, financial condition, results of operations, and cash flows.

        We will enter into a separation and distribution agreement with HD Supply that will provide for, among other things, the principal corporate transactions required to effect the spinoff, certain conditions to the spinoff, and provisions governing the relationship between our company and HD Supply with respect to and resulting from the spinoff. For a description of the separation and distribution agreement, see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Separation and Distribution Agreement." Among other things, the separation and distribution agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to the White Cap business, whether incurred prior to or after the spinoff, and whether known or unknown at the time of the spinoff, as well as those obligations of HD Supply assumed by us pursuant to the separation and distribution agreement. If we are required to indemnify HD Supply under the circumstances set forth in the separation and distribution agreement, or meaningful unknown liabilities surface, we may be subject to substantial liabilities.

        In addition, under the Code and applicable Treasury regulations, each corporation that was a member of the HD Supply consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the completion of the spinoff is severally liable for the U.S. federal income tax liability of the entire HD Supply consolidated tax reporting group for that taxable period. Similar rules may apply for state, local, and non-U.S. tax purposes. In connection with the spinoff, we will enter into a tax matters agreement with HD Supply that will allocate the responsibility for prior period taxes of any HD Supply consolidated, combined, unitary, or other tax reporting group between us and HD Supply. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Tax Matters Agreement." However, if HD Supply is unable to pay any prior period taxes for which it is responsible under the tax matters agreement, we could be required to pay the entire amount of such taxes.

In connection with our separation from HD Supply, HD Supply will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that HD Supply's ability to satisfy its indemnification obligations will not be impaired in the future.

        Pursuant to the separation and distribution agreement, HD Supply will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that HD Supply has agreed to retain, and there can be no assurance that the indemnity from HD Supply will be sufficient to protect us against the full amount of such liabilities, or that HD Supply will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from HD Supply any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. If HD Supply is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        After the spinoff, HD Supply's insurers may deny coverage to us for liabilities associated with occurrences prior to the spinoff. Even if we ultimately succeed in recovering from such insurance providers, we may be required to temporarily bear such loss of coverage.

The terms of the distribution and the agreements we will enter into with HD Supply in connection with the spinoff were determined solely by HD Supply.

        The agreements that we will enter into with HD Supply in connection with the spinoff were prepared in the context of the separation while our business was still operated by and part of HD Supply, and the terms were determined by HD Supply as our sole stockholder. Because these agreements were negotiated in the context of a parent-subsidiary relationship prior to the spinoff where actual or perceived conflicts of interest may have been present, the terms of these agreements may be more or less favorable to us than those that would have resulted from arm's-length negotiations between unaffiliated third parties. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

Our accounting, enterprise resource planning, and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spinoff. If we are unable to achieve and maintain effective internal controls, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

        Our financial results are currently included within the consolidated results of HD Supply, and we believe that our reporting and control systems are appropriate for a subsidiary of a public company. However, until the spinoff, we will not have been directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the spinoff, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). These reporting and other obligations will place significant demands on our management and administrative and operational resources, including our accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including IT and enterprise resource planning systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. If we are unable to upgrade our systems, implement additional financial and management controls, reporting systems and procedures, and hire additional staff in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

HD Supply, at the direction of its board of directors, may abandon the spinoff at any time, and HD Supply, at the direction of its board of directors, may determine to amend or modify any and all terms of the spinoff and the related transactions and agreements at any time prior to the distribution date.

        No assurance can be given that the spinoff will occur or, if it occurs, that it will occur on the terms described in this information statement. In addition to the conditions to the spinoff described herein (certain of which may be waived by HD Supply, at the direction of its board of directors in its sole discretion), HD Supply, at the direction of its board of directors, may abandon the spinoff at any time before the distribution date for any reason or for no reason. In addition, HD Supply, at the direction of its board of directors, may amend or modify any and all terms of the spinoff and the related transactions and agreements at any time prior to the distribution date. If any condition to the spinoff is waived or if any material amendments or modifications are made to the terms of the spinoff or to the ancillary agreements thereto before the distribution date, HD Supply will notify its stockholders in a manner reasonably calculated to inform them of such modifications with a press release, Current Report on Form 8-K, or other similar means.

After the distribution, certain members of management, directors, and stockholders will hold stock in both HD Supply and us, and as a result may face actual or potential conflicts of interest.

        After the distribution, certain members of management and directors of each of HD Supply and us will own both HD Supply common stock and our common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and HD Supply's management and directors face decisions that could have different implications for us and HD Supply. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between HD Supply and us regarding the terms of the agreements governing the distribution and our relationship with HD Supply thereafter. Potential conflicts of interest may also arise out of any commercial arrangements that we or HD Supply may enter into in the future.

No vote of HD Supply stockholders is required in connection with the spinoff.

        No vote of HD Supply stockholders is required in connection with the spinoff. Accordingly, if this transaction occurs and you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your HD Supply common stock prior to the record date for the distribution or to sell your HD Supply common stock in the "regular way" market in between the record date and the distribution date.

Certain contracts that will need to be assigned from HD Supply or its affiliates to us in connection with the spinoff require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase our expenses or otherwise reduce our profitability.

        The separation and distribution agreement will provide that, in connection with our separation and the spinoff, a number of contracts are to be assigned from HD Supply or its affiliates to us or our affiliates. However, certain of these contracts require the contractual counterparty's consent to such an assignment. It is possible that some parties may use the consent requirement to seek more favorable contractual terms from us. If we are unable to obtain these consents, we may be unable to obtain some of the benefits, assets, and contractual commitments that are intended to be allocated to us as part of the spinoff. If we are unable to obtain these consents, the loss of these contracts could increase our expenses or otherwise reduce our profitability.

Risks Relating to Our Business

We are subject to inherent risks of the non-residential and residential construction markets, including risks related to general economic conditions.

        Demand for our products and services depends to a significant degree on spending in our markets. The level of activity in our markets depends on a variety of factors that we cannot control.

        Historically, both new housing starts and residential remodeling have decreased in slow economic periods. In addition, residential construction activity can impact the level of non-residential construction activity. Other factors impacting the level of activity in the non-residential and residential construction markets include:

  •
  changes in interest rates;

  •
  unemployment rates;

  •
  availability of skilled labor;

  •
  high foreclosure rates and unsold/foreclosure inventory;

  •
  unsold new housing inventory;

  •
  availability of financing (including the impact of disruption in the mortgage markets);

  •
  adverse changes in industrial economic outlook;

  •
  a decrease in the affordability of homes;

  •
  vacancy rates;

  •
  capacity utilization;

  •
  capital spending;

  •
  commercial investment;

  •
  corporate profitability;

  •
  local, state, and federal government regulation (including tax laws affecting the real estate industry); and

  •
  shifts in populations away from the markets that we serve.

        Because our markets are sensitive to changes in the economy, downturns (or lack of substantial improvement) in the economy in any region in which we operate have adversely affected and could continue to adversely affect our business, financial condition, results of operations, and cash flows, and could require us to close under-performing locations. While we operate in many markets in the U.S. and Canada, our business is particularly impacted by changes in the economies of California, Florida, and Texas.

        In addition, the markets in which we compete are sensitive to general business and economic conditions in the U.S. and worldwide, including availability of credit, changes in interest rates, fluctuations in capital, credit, and mortgage markets, and changes in business and consumer confidence. Adverse developments in global financial markets and general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our business, financial condition, results of operations, and cash flows, including our ability and the ability of our customers and suppliers to access capital. Weakness in the non-residential building construction market and the new residential construction market could have a significant adverse effect on our business, financial condition, results of operations, and cash flows. In addition, because of these factors, there may be fluctuations in our results of operations, and the results for any historical period may not be indicative of results for any future period.

We may be unable to maintain profitability.

        We have set goals to progressively improve our profitability over time by growing our sales, increasing our gross margin, and reducing our expenses as a percentage of sales. There can be no assurance that we will achieve our enhanced profitability goals. Factors that could significantly adversely affect our efforts to achieve these goals include, but are not limited to, the failure to:

  •
  grow our revenue organically or through acquisitions;

  •
  improve our revenue mix by investing (including through acquisitions) in businesses that provide higher margins than we have been able to generate historically;

  •
  achieve improvements in purchasing or maintain or increase our rebates from vendors through our vendor consolidation and/or low-cost country initiatives;

  •
  improve our gross margins through the utilization of improved pricing practices and technology and sourcing savings;

  •
  maintain or reduce our overhead and support expenses as we grow;

  •
  effectively evaluate future inventory reserves;

  •
  maintain an appropriate product mix, particularly with respect to our outlook, budgeting, and strategic planning;

  •
  collect monies owed to us from customers; and

  •
  integrate any businesses acquired.

Any of these failures or delays may adversely affect our ability to increase our profitability.

We occupy most of our locations under long-term, non-cancelable leases. We may be unable to renew leases on favorable terms or at all. Also, if we close a location, we may remain obligated under the applicable lease.

        Most of our locations are located in leased premises. Many of our current leases are non-cancelable and typically have terms ranging from three to seven years, with options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. However, there can be no assurance that we will be able to renew our current or future leases on favorable terms or at all which could have an adverse effect on our ability to operate our business and on our results of operations. In addition, if we close a location, we generally remain committed to perform our obligations under the applicable lease, which include, among other things, payment of the base rent for the balance of the lease term. Our obligation to continue making rental payments for closed locations could have a material adverse effect on our business and results of operations.

The markets in which we operate are highly competitive and fragmented, and demand for our products and services could decrease if we are not able to compete effectively.

        The markets in which we operate are fragmented and highly competitive. Our competition includes other distributors and manufacturers that sell products directly to their respective customer bases. To a limited extent, retailers of electrical and plumbing fixtures and supplies, building materials, and tools and equipment also compete with us. We also expect that new competitors may develop over time as internet-based enterprises become more reliable and refine their service capabilities. Competition varies depending on product offering, customer classification, and geographic area.

        We compete with many local, regional and, in several markets and product categories, other national distributors. No assurance can be given that we will be able to effectively respond to these competitive pressures. Increased competition by existing and future competitors could result in reductions in sales, prices, volumes, and gross margins that could materially adversely affect our business, financial condition, and results of operations. Furthermore, our success will depend, in part, on our ability to maintain our market share and gain market share from competitors.

        Additionally, customers historically have exerted pressure on their outside suppliers to keep prices low in the highly fragmented, competitive bid-based specialty concrete supply industry. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, results of operations, and cash flows may be adversely affected.

Our competitors continue to consolidate, which could cause markets to become more competitive and could negatively impact our business.

        Although the markets in which we operate are currently highly fragmented, our competitors in the U.S. and Canada continue to consolidate. This consolidation is being driven by customer needs and supplier capabilities, which could cause markets to become more competitive as greater economies of scale are achieved by distributors, or as competitors with new business models are willing and able to operate with lower gross profits. Customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and more capable of being consistent sources of supply.

        There can be no assurance that we will be able to take advantage effectively of this trend toward consolidation. The trend in our industry toward consolidation could make it more difficult for us to maintain operating margins and could also increase competition for our potential acquisition targets and result in higher purchase price multiples.

The majority of our Net sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the industry and geographic areas in which they operate, and the failure to collect monies owed from customers could adversely affect our financial condition.

        The majority of our Net sales volume is facilitated through the extension of credit to our customers whose ability to pay is dependent, in part, upon the economic strength of the industry in the areas where they operate. Our business offers credit to customers, either through unsecured credit that is based solely upon the creditworthiness of the customer or secured credit for materials sold for a specific job where the security lies in lien rights associated with the material going into the job. The type of credit offered depends both on the financial strength of the customer and the nature of the business in which the customer is involved. The inability of our customers to pay off their credit lines in a timely manner, or at all, would adversely affect our financial condition, results of operations, and cash flows. Furthermore, our collections efforts with respect to non-paying or slow-paying customers could negatively impact our customer relations going forward.

        Because we depend on the creditworthiness of certain of our customers, if the financial condition of our customers declines, our credit risk could increase. Significant contraction in our markets, coupled with tightened credit availability and financial institution underwriting standards, could adversely affect certain of our customers and could adversely affect the collectability of our accounts receivable, bad debt reserves, and net income.

Future strategic transactions could impact our reputation, business, financial position, results of operations, and cash flows, and we may not achieve the acquisition component of our growth strategy.

        We may pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve integration or implementation challenges, business disruption, or other risks, or change our business profile significantly. Any inability on our part to successfully implement strategic transactions could have an adverse impact on our reputation, business, financial position, results of operations, and cash flows. Any acquisition that we make may not provide us with the benefits that were anticipated when entering into such acquisition. Any future disposition transactions could also impact our business and may subject us to various risks, including failure to obtain appropriate value for the disposed businesses, post-closing claims being levied against us, and disruption to our other businesses during the sale process or thereafter.

        In addition, although acquisitions may continue to be a component of our growth strategy, there can be no assurance that we will be able to continue to grow our business through acquisitions as we have done historically or that any businesses acquired will perform in accordance with expectations or that business judgments concerning the value, strengths, and weaknesses of businesses acquired will prove to be correct. Future acquisitions may result in the incurrence of debt and contingent liabilities, an increase in interest expense and amortization expense, and significant charges relative to integration costs. Our strategy could be impeded if we do not identify suitable acquisition candidates, and our financial condition and results of operations will be adversely affected if we overpay for acquisitions.

        Acquisitions involve a number of special risks, including:

  •
  problems implementing disclosure controls and procedures for the newly acquired business;

  •
  unforeseen difficulties extending internal control over financial reporting and performing the required assessment at the newly acquired business;

  •
  potential adverse short-term effects on results of operations through increased costs or otherwise;

  •
  diversion of management's attention and failure to recruit new, and retain existing, key personnel of the acquired business;

  •
  failure to successfully implement infrastructure, logistics, and systems integration;

  •
  our business growth could outpace the capability of our systems; and

  •
  the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        In addition, we may not be able to obtain financing necessary to complete acquisitions on attractive terms or at all.

The non-residential and residential construction markets are seasonal and cyclical.

        Our highest volume of Net sales historically has occurred in our second and third fiscal quarters. Generally, during the winter months, construction and renovation activity declines due to inclement weather and shorter daylight hours. As a result, our results of operations may vary significantly from period to period as a result of this seasonality. To the extent that hurricanes, forest fires, severe storms, floods, other natural disasters, or similar events occur in the geographic regions in which we operate, our business may be adversely affected. We anticipate that fluctuations from period to period will continue in the future.

        Disruptions at our locations or generally at shipping ports, due to events such as work stoppages, as well as disruptions caused by tornadoes, hurricanes, blizzards and other storms, and natural disasters from time to time, may affect our ability to both maintain key products in inventory and deliver products to our customers on a timely basis, which may in turn adversely affect our results of operations.

        In addition, the non-residential and residential construction markets are subject to cyclical market pressures. The length and magnitude of these cycles have varied over time and by market. Prices of the products we sell are historically volatile and subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation and trade policies, as well as from periodic delays in the delivery of our products. We have a limited ability to control the timing and amount of changes to prices that we pay for our products. In addition, the supply of our products fluctuates based on available manufacturing capacity. A shortage of capacity, or excess capacity, in the industry can result in significant increases or declines in market prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, results of operations, and cash flows.

Fluctuating commodity prices may adversely impact our results of operations.

        The cost of steel and other commodities used in the products we distribute can be volatile, including as a result of international trade policies and tariffs. Although we attempt to resist cost increases by our suppliers and to pass on increased costs to our customers, we are not always able to do so quickly or at all. In addition, if prices decrease for commodities used in products we distribute, we may have inventories purchased at higher prices than prevailing market prices. Significant fluctuations in the cost of the commodities used in products we distribute have in the past adversely affected, and in the future may adversely affect, our results of operations, and financial condition.

If petroleum prices increase, our results of operations could be adversely affected. Conversely, prolonged weakness in the oil and gas industry could negatively impact our financial condition, results of operations, and cash flows.

        Petroleum prices have fluctuated significantly in recent years. Prices and availability of petroleum products are subject to political, economic, and market factors that are outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. We deliver products to our customers via our own trucks as well as third-party carriers. Our operating profit will be adversely affected if we are unable to obtain the fuel we require or to fully offset the anticipated impact of higher fuel prices through increased prices or fuel surcharges to our customers. Besides passing fuel costs on to customers, we have not entered into any hedging arrangements that protect against fuel price increases, and we do not have any long-term fuel purchase contracts. If shortages occur in the supply of necessary petroleum products and we are not able to pass along the full impact of increased petroleum prices to our customers, our results of operations would be adversely affected.

        A number of our locations serve customers that are either direct or indirect participants in the oil and gas industry. Additionally, a number of our locations are also geographically located in or near areas where the oil and gas industry is a significant component of the overall local economy, such as in Texas and in the various shale gas producing regions within the U.S. and Canada. If the prices of oil and gas remain relatively low and our customers are negatively impacted, then our customers' demand for our products and services could also be negatively impacted which would have an adverse effect on our financial condition, results of operations, and cash flows.

Product shortages may impair our results of operations.

        Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers or other suppliers. Generally, our products are available from various sources and in sufficient quantities. However, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could adversely impact our financial condition, results of operations, and cash flows. In addition, supply interruptions could arise from shortages of raw materials (including petroleum products), labor disputes, or weather conditions affecting products or shipments, transportation disruptions, adjustments to our inventory levels, or other factors within and beyond our control.

        Short-term and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product, and ultimately a decrease in our Net sales and profitability. A disruption in the timely availability of our products by our key suppliers would result in a decrease in our revenues and profitability. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, could put pressure on our operating margins and have a material adverse effect on our financial condition, results of operations, and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always, passed on to our customers. Our inability to pass on material price increases to our customers could adversely impact our financial condition, results of operations, and cash flows.

We rely on third-party suppliers and, in some instances, long supply chains. If we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access products that meet our standards for quality could be adversely affected.

        We buy our products and supplies from suppliers located throughout the world. These suppliers manufacture and source products from the U.S. and abroad. Our ability to identify and develop relationships with qualified suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers' control. Our results of operations and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. Our suppliers' ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged.

Evolving trade policies could continue to make sourcing product from foreign countries difficult and costly.

        We source a significant amount of our products from outside of the U.S. Considerable political uncertainty exists in the U.S. and abroad that could result in continuing changes to the national and international trade policies around which we have built our sourcing practices and operations. Given our investment in our sourcing and logistics operations and infrastructure, as well as our reliance upon non-domestic suppliers, any significant changes to the U.S. trade policies (and those of other countries in response) may cause a material adverse effect on our ability to source products from other countries or significantly increase the costs of obtaining such products, which could result in a material adverse effect on our financial results. For example, the U.S. currently has imposed tariffs on many Chinese-origin goods and may continue to do so in the future. As a result, the cost of some of our products may increase and our margins could be reduced.

We have substantial fixed costs and, as a result, our operating income is sensitive to changes in our Net sales.

        A significant portion of our expenses are fixed costs (including personnel), which do not fluctuate with Net sales. Consequently, a percentage decline in our Net sales could have a greater percentage effect on our operating income if we do not act to reduce personnel or take other cost reduction actions. Any decline in our Net sales would cause our profitability to be adversely affected. Moreover, a key element of our strategy is managing our assets, including our substantial fixed assets, more effectively, including through sales or other disposals of excess assets. Our failure to rationalize our fixed assets in the time, and within the costs, we expect could have an adverse effect on our results of operations and financial condition.

The development of alternatives to distributors in the supply chain could cause a decrease in our sales and results of operations and limit our ability to grow our business.

        Our customers could begin fulfilling more of their product needs directly from manufacturers, which would result in decreases in our Net sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and sell more products directly to our customers, which also would negatively impact our business.

        In addition to these factors, our customers may elect to establish their own building products and distribution facilities, or give advantages to manufacturing or distribution intermediaries in which they have an economic stake. These changes in the supply chain could adversely affect our financial condition, results of operations, and cash flows.

Because our business is working capital intensive, we rely on our ability to manage our product purchasing and customer credit policies.

        Our operations are working capital intensive, and our inventories, accounts receivable, and accounts payable are significant components of our net asset base. We manage our inventories and accounts payable through our purchasing policies and our accounts receivable through our customer credit policies. If we fail to adequately manage our product purchasing or customer credit policies, our working capital and financial condition may be adversely affected.

Anti-terrorism measures and other disruptions to the transportation network could impact our distribution system and our operations.

        Our ability to provide efficient distribution of products to our customers is an integral component of our overall business strategy. In the aftermath of terrorist attacks in the U.S., federal, state, and local authorities have implemented and continue to implement various security measures that affect many parts of the transportation network in the U.S. and abroad. Our customers typically need quick delivery and rely on our on-time delivery capabilities. If security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so.

The implementation of our technology initiatives could disrupt our operations in the near term, and our technology initiatives might not provide the anticipated benefits or might fail.

        We have made, and will continue to make, significant technology investments in our business, including our administrative functions. Our technology initiatives are designed to streamline our operations to allow our associates to continue to provide high quality service to our customers and to provide our customers with a better experience, while improving the quality of our internal control environment. The cost and potential problems and interruptions associated with the implementation of our technology initiatives could disrupt or reduce the efficiency of our operations in the near term. In addition, our new or upgraded technology might not provide the anticipated benefits, it might take longer than expected to realize the anticipated benefits or the technology might fail altogether.

Interruptions in the proper functioning of our IT systems, including from cybersecurity threats, could disrupt operations and cause unanticipated increases in costs or decreases in revenues, or both.

        We use our information systems to, among other things, manage inventories and accounts receivable, make purchasing decisions, and monitor our results of operations, process, transmit, and store sensitive electronic data, including employee, supplier, and customer records. As a result, the proper functioning of our IT systems is critical to the successful operation of our business. Our IT systems include proprietary systems developed and maintained by us. In addition, we depend on IT systems of third parties, such as suppliers, retailers, and original equipment manufacturers to, among other things, market and distribute products, develop new products and services, operate our website, host and manage our services, store data, process transactions, respond to customer inquiries, and manage inventory and our supply chain. Although our IT systems are protected through physical and software safeguards and remote processing capabilities exist, our IT systems or those of third parties upon whom we depend are still vulnerable to natural disasters, power losses, unauthorized access, telecommunication failures, and other problems. Despite our policies, procedures, and programs designed to ensure the integrity of our IT systems, we may not be effective in identifying and mitigating every risk to which we are exposed. Furthermore, from time to time, we rely on IT systems which may be managed, hosted, provided, and/or accessed by third parties or their vendors, to assist in conducting our business. Such relationships and access may create difficulties in anticipating and implementing adequate preventative measures or fully mitigating harms after a breach. If critical proprietary or third-party IT systems fail or are otherwise unavailable, including as a result of system upgrades and transitions, our ability to process orders, track credit risk, identify business opportunities, maintain proper levels of inventories, collect accounts receivable, pay expenses, and otherwise manage our business would be adversely affected.

        Cybersecurity incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, collecting ransoms, corrupting data, or causing operational disruption. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data (either directly or through our vendors and customers), denial of service attacks, and other electronic security breaches. Despite our security measures, our IT systems and infrastructure or those of our third parties may be vulnerable to such cybersecurity incidents. The result of these incidents could include, but are not limited to, disrupted operations, misstated or misappropriated financial data, theft of our intellectual property or other confidential information (including of our customers, suppliers, and employees), liability for stolen assets or information, increased cybersecurity protection costs, and reputational damage adversely affecting customer or investor confidence. In addition, if any information about our customers, including payment information, were the subject of a successful cybersecurity attack against us, we could be subject to litigation or other claims by the affected customers or by governments enforcing data privacy regulations. Such claims may result in significant sanctions, monetary costs, or other harm to us. Furthermore, we have incurred costs and may incur significant additional costs in order to implement the security measures we feel are appropriate to protect our IT systems.

Our costs of doing business could increase as a result of changes in U.S. federal, state, or local regulations.

        Our operations are principally affected by various statutes, regulations, and laws in the U.S. states and Canadian provinces in which we operate, as well as federal laws and regulations. While we are not engaged in a regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices, competition, immigration, and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the salability of our products. Changes in U.S. federal, state, or local regulations governing the sale of our products could increase our costs of doing business. In addition, changes to U.S. federal, state, and local tax regulations could increase our costs of doing business. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements.

        We deliver products to many of our customers through our own fleet of vehicles. The U.S. Department of Transportation (the "DOT") regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service could increase our costs, which, if we are unable to pass these cost increases on to our customers, would reduce our gross margins, increase our Selling, general, and administrative expenses, and reduce our Net income.

        We cannot predict whether future developments in law and regulations concerning our business will affect our business, financial condition, and results of operations in a negative manner. Similarly, we cannot assess whether our business will be successful in meeting future demands of regulatory agencies in a manner which will not materially adversely affect our business, financial condition, or results of operations.

The nature of our business exposes us to construction defect and product liability claims as well as other legal proceedings.

        We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of the products we distribute. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. From time to time, we are involved in construction defect and product liability claims relating to the products we distribute and fabricate, among other things. In certain situations, we have undertaken to voluntarily remediate any defects, which can be a costly measure. We also operate a large fleet of trucks and other vehicles and therefore face the risk of traffic accidents.

        While we currently maintain insurance coverage to address a portion of these types of liabilities, we cannot make assurances that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Further, while we seek indemnification against potential liability for product liability claims from relevant parties, including but not limited to manufacturers and suppliers, we cannot guarantee that we will be able to recover under such indemnification agreements. Moreover, if we increase the number of private label products we distribute, our exposure to potential liability for products liability claims may increase. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in profitability. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our company.

        From time to time, we are also involved in government inquiries and investigations, as well as class action, consumer, employment, and tort proceedings, and other litigation. We cannot predict with certainty the outcomes of these legal proceedings and other contingencies, including environmental remediation and other proceedings commenced by government authorities. The outcome of some of these legal proceedings and other contingencies could require us to take, or refrain from taking, actions which could adversely affect our operations or could require us to pay substantial amounts of money. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management's attention and resources from other matters.

If we become subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

        We provide workers' compensation, automobile, and product/general liability coverage through a high deductible insurance program. In addition, we are self-insured for our health benefits and maintain per employee stop-loss coverage. Although we believe that we have adequate stop-loss coverage for catastrophic claims to cap the risk of loss, our results of operations, and financial condition may be adversely affected if the number and severity of claims that are not covered by stop-loss insurance increases.

Our success depends upon our ability to attract, train, and retain highly qualified associates and key personnel.

        To be successful, we must attract, train, and retain a large number of highly qualified associates while controlling related labor costs. Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs. We compete with other businesses for these associates and invest significant resources in training and motivating them. There is no assurance that we will be able to attract or retain highly qualified associates in the future, including, in particular, those employed by companies we acquire. A very small proportion of our employees (within our recent acquisition of A.H. Harris) are currently covered by collective bargaining or other similar labor agreements. Historically, the effects of collective bargaining and other similar labor agreements on us have not been significant. However, if our employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, the effect on us may be adverse. Any inability by us to negotiate acceptable new contracts under these collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs. Labor relations matters affecting our suppliers of products and services could also adversely affect our business from time to time.

        In addition, our business results depend largely upon our chief executive officer and senior management team as well as our branch managers and sales personnel and their experience, knowledge of local market dynamics and specifications, and long-standing customer relationships. We customarily sign employment letters providing for an agreement not to compete with key personnel of companies we acquire in order to maintain key customer relationships and manage the transition of the acquired business. Our inability to retain or hire qualified branch managers or sales personnel at economically reasonable compensation levels would restrict our ability to grow our business, limit our ability to continue to successfully operate our business, and result in lower results of operations and profitability.

Fluctuations in foreign currency exchange rates may reduce our revenues and profitability.

        As an industrial distributor of manufactured products, our profitability is tied to the prices we pay to the manufacturers from which we purchase our products. Some of our suppliers price their products in currencies other than the U.S. dollar or incur costs of production in non-U.S. currencies. Accordingly, depreciation of the U.S. dollar against foreign currencies increases the prices we pay for these products. Even short-term currency fluctuations could adversely impact revenues and profitability if we are unable to pass higher supply costs on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, results of operations, and cash flows.

If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted.

        Our ability to compete effectively depends, in part, upon our ability to protect and preserve proprietary aspects of our intellectual property, including our trademarks and customer lists. The use of our intellectual property or similar intellectual property by others could adversely impact our ability to compete, cause us to lose Net sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

        Also, we cannot be certain that the products that we sell do not and will not infringe issued patents or other intellectual property rights of others. Further, we are subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents, and other intellectual property rights of third parties by us or our customers in connection with their use of the products that we distribute. Should we be found liable for infringement, we (or our suppliers) may be required to enter into licensing agreements (if available on acceptable terms or at all) or pay damages and cease making or selling certain products. Moreover, we may need to redesign or sell different products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs, prevent us from selling our products, or negatively impact our ability to compete.

Income tax payments may ultimately differ from amounts currently recorded by us. Future tax law changes may materially increase our prospective income tax expense.

        We are subject to income taxation in many jurisdictions in the U.S., as well as Canada. Judgment is required in determining our worldwide income tax provision and, accordingly, there are many transactions and computations for which our final income tax determination is uncertain. We are routinely audited by income tax authorities in many tax jurisdictions. Although we believe our recorded tax estimates are reasonable, the ultimate outcome from any audit (or related litigation) could be materially different from amounts reflected in our income tax provisions and accruals. Future settlements of income tax audits may have a material effect on earnings between the period of initial recognition of tax estimates in the financial statements and the point of ultimate tax audit settlement. Additionally, it is possible that future income tax legislation and/or import tariffs or border adjustment proposals in any jurisdiction to which we are subject may be enacted that could have a material impact on our worldwide income tax provision beginning with the period that such legislation becomes effective.

We may not be able to identify new products and new product lines and integrate them into our distribution network, which may impact our ability to compete.

        Our business depends in part on our ability to identify future products and product lines that complement existing products and product lines and that respond to our customers' needs. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which we compete or trends in new products. In addition, our ability to integrate new products and product lines into our distribution network could impact our ability to compete. Furthermore, the success of new products and new product lines will depend on market demand and there is a risk that new products and new product lines will not deliver expected results, which could negatively impact our future sales and results of operations. Our expansion into new markets may present competitive, distribution, and regulatory challenges that differ from current ones. We may be less familiar with the target customers and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations. Growth into new markets may also bring us into direct competition with companies with whom we have little or no past experience as competitors. To the extent we are reliant upon expansion into new geographic, industry, and product markets for growth and do not meet the new challenges posed by such expansion, our future sales growth could be negatively impacted, our operating costs could increase, and our business operations and financial results could be negatively affected.

We could incur significant costs in complying with environmental, health, and safety laws or permits or as a result of satisfying any liability or obligation imposed under such laws or permits.

        Our operations are subject to various federal, state, local, and foreign environmental, health, and safety laws and regulations. Among other things, these laws regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal, and management of hazardous substances and wastes, protect the health and safety of our employees and the end users of our products, regulate the materials used in and the recycling of products and impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances. Violations of these laws and regulations or non-compliance with any conditions contained in any environmental permit can result in substantial fines or penalties, injunctive relief, requirements to install pollution or other controls or equipment, civil and criminal sanctions, permit revocations, and/or facility shutdowns. We could be held liable for the costs to address contamination of any real property we have ever owned, operated, or used as a disposal site. We could also incur fines, penalties, sanctions, or be subject to third-party claims for property damage, personal injury or nuisance, or otherwise as a result of violations of or liabilities under environmental laws in connection with releases of hazardous or other materials. In addition, changes in, or new interpretations of, existing laws, regulations, or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, including additional investigation or other obligations with respect to any potential health hazards of our products or business activities, or the imposition of new permit requirements, may lead to additional compliance or other costs that could have material adverse effects on our business, financial condition, or results of operations.

We may be affected by global climate change or by legal, regulatory, or market responses to such potential change.

        Concern over climate change, including the impact of global warming, has led to significant federal, state, and international legislative and regulatory efforts to limit greenhouse gas ("GHG") emissions. For example, over the past several years, the U.S. Congress has considered various bills that would regulate GHG emissions. While these bills have not yet received sufficient Congressional support for enactment, some form of federal climate change legislation could be possible in the future. Even in the absence of such legislation, the Environmental Protection Agency, spurred by judicial interpretation of the Clean Air Act, may regulate GHG emissions, especially diesel engine emissions, and this could impose substantial costs on us. These costs include an increase in the cost of the fuel and other energy we purchase and capital costs associated with updating or replacing our internal fleet of trucks and other vehicles prematurely. In addition, new laws or future regulation could directly and indirectly affect our customers and suppliers (through an increase in the cost of production or their ability to produce satisfactory products) and our business (through the impact on our inventory availability, cost of sales, operations, or demands for the products we sell). Until the timing, scope, and extent of any future regulation becomes known, we cannot predict its effect on our cost structure or our results of operations. Notwithstanding our dedication to being a responsible corporate citizen, it is reasonably possible that such legislation or regulation could impose material costs on us. Moreover, even without such legislation or regulation, increased awareness, and any adverse publicity in the global marketplace about the GHGs emitted by companies involved in the transportation of goods could harm our reputation and reduce customer demand for our products and services.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us.

        As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly, and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits, and restrict our ability to access financing. In addition, the Sarbanes-Oxley Act requires that, among other things, we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. While we have been adhering to these laws and regulations as a subsidiary of HD Supply, after the distribution we will need to demonstrate our ability to manage our compliance with these corporate governance laws and regulations as an independent, public company.

        Matters affecting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could have a material and adverse effect on us by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.

Our future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our debt obligations.

        In connection with the completion of the spinoff, we expect that we will incur debt. Our level of debt could have important consequences. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate purposes;

  •
  increase our vulnerability to adverse economic or industry conditions;

  •
  limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

  •
  place us at a competitive disadvantage compared to businesses in our industry that have less debt.

        Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments and a downgrade to our credit ratings. A downgrade in our credit ratings would increase our borrowing costs. In the event of a default, the holders of our debt could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our debt and the remedies sought by the holders of such debt could render us unable to pay principal and interest on our debt.

Our net operating loss carryforwards could be limited if we experience an "ownership change," as defined in the Code.

        As of February 3, 2019, we had U.S. federal net operating loss carryforwards with an indefinite carryforward period and state net operating loss carryforwards, which expire in various years. Our ability to deduct these net operating loss carryforwards against future taxable income is contingent on the generation of future taxable income in the jurisdiction of the prior net operating loss. Additionally, our ability to deduct net operating loss carryforwards could be limited if we experience an "ownership change," as defined in Section 382 of the Code. In general, an ownership change may result from transactions increasing the aggregate direct or indirect ownership of certain persons (or groups of persons) in our stock by more than 50 percentage points over a testing period (generally three years). Future direct or indirect changes in the ownership of our common stock, including sales or acquisitions of our common stock by stockholders and purchases and issuances of our common stock by us, some of which are not in our control, could result in an ownership change. Any resulting limitation on the use of our net operating loss carryforwards could result in the payment of taxes above the amounts currently anticipated and have a negative effect on our future results of operations and financial position.

Risks Relating to Ownership of Our Common Stock

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the spinoff.

        Prior to the spinoff, there will have been no trading market for our common stock. We cannot assure you that an active trading market will develop or be sustained for our common stock after the spinoff, nor can we predict the price at which our common stock will trade after the spinoff. The market price of our common stock could fluctuate significantly due to a number of factors, many of which are beyond our control, including:

  •
  fluctuations in our quarterly or annual earnings results or those of other companies in our industry;

  •
  failures of our results of operations to meet the estimates of securities analysts or the expectations of our stockholders, or changes by securities analysts in their estimates of our future earnings;

  •
  announcements by us or our customers, suppliers, or competitors;

  •
  changes in laws or regulations which adversely affect our industry or us;

  •
  general economic, industry, and stock market conditions;

  •
  future sales of our common stock by our stockholders;

  •
  future issuances of our common stock by us;

  •
  our ability to pay dividends in the future; and

  •
  the other factors described in these "Risk Factors" and other parts of this information statement.

A large number of shares of our common stock are or will be eligible for future sale, which may cause the market price for our common stock to decline.

        Upon completion of the spinoff, we will have outstanding an aggregate of approximately            shares of common stock. Virtually all of those shares will be freely tradable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"). We are unable to predict whether large amounts of our common stock will be sold in the open market following the spinoff. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. Certain HD Supply stockholders may be required to sell the shares of White Cap common stock that they receive in the spinoff. For example, index funds currently holding HD Supply common stock may be required to sell the White Cap common stock they receive in the spinoff. In addition, it is possible that other HD Supply stockholders will sell the shares of White Cap common stock they receive in the spinoff for various reasons. For example, such stockholders may not believe that our business profile, capital structure, or level of market capitalization as an independent company fits their investment objectives. We can provide no assurance that there will be sufficient new buying interest to offset the potential sale of common stock of White Cap. Accordingly, our common stock could experience a high level of volatility immediately following the spinoff and, as a result, the price of our common stock could be adversely affected.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay, or prevent a change in control of our company and may affect the trading price of our common stock.

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws (as defined in "Description of Capital Stock") will include a number of provisions that may discourage, delay, or prevent a change in our management or control over us that stockholders may consider favorable. For example, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws will:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

  •
  for five years following            , provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year;

  •
  for five years following            , provide that directors may be removed only for cause and then only by the affirmative vote of the holders of at least three-fourths (75%) of the shares then entitled to vote in an election of directors;

  •
  provide that vacancies on our board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

  •
  prohibit stockholders from calling special meetings of stockholders;

  •
  prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

  •
  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

  •
  for five years following            , require the approval of holders of at least three-fourths (75%) of the outstanding shares of our common stock, voting together as a single class, to amend our Amended and Restated By-laws and certain provisions of our Amended and Restated Certificate of Incorporation.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult, or prevent a change in our control, which may not be in the best interests of our stockholders.

We may not determine to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        We may not declare and pay dividends on our common stock in the near future. In the absence of a dividend, the success of an investment in shares of our common stock would depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If there is no coverage of our company by securities or industry analysts, the trading price for our common stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

        This information statement and other materials we and HD Supply have filed or will file with the SEC include or will include forward-looking statements. Some of the forward-looking statements can be identified by the use of terms such as "believes," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates," "anticipates," or other comparable terms. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this information statement and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects and growth strategies, and the industries in which we operate and include, without limitation, statements relating to our future performance.

        Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry development may differ materially from those made in or suggested by the forward-looking statements contained in this information statement. In addition, even if our results of operations, financial condition and liquidity, and industry development are consistent with the forward-looking statements contained in this information statement, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in "Risk Factors." Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

  •
  if we do not realize some or all of the benefits expected to result from the spinoff, or if such benefits are delayed;

  •
  our ongoing businesses may be adversely affected and subject to certain risks and consequences as a result of pursuing the spinoff;

  •
  our ability to successfully complete the spinoff on a tax-free basis, within the expected time frame or at all;

  •
  HD Supply's ability to change the terms of the spinoff and the relation transactions and agreements in ways that may be unfavorable to us;

  •
  our accounting, enterprise resource planning, and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spinoff;

  •
  after the distribution, certain members of management, directors, and stockholders will hold stock in both HD Supply and us, and as a result may face actual or potential conflicts of interest;

  •
  certain contracts that will need to be assigned from HD Supply or its affiliates to us in connection with the separation require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase our expenses or otherwise reduce our profitability;

  •
  our ability to successfully implement our business strategies and execute our long-term value creation strategy;

  •
  inherent risks of the non-residential and residential construction markets;

  •
  our ability to maintain profitability;

  •
  the competitive markets in which we operate and demand for our products and services in highly competitive and fragmented industries (including competitive pricing pressure from our customers);

  •
  our ability to identify and acquire suitable acquisition candidates on favorable terms;

  •
  cyclicality and seasonality of the non-residential and residential construction markets;

  •
  our ability to manage fixed costs;

  •
  our ability to identify and develop relationships with a sufficient number of qualified suppliers and to maintain our supply chains;

  •
  the development of alternatives to distributors in the supply chain;

  •
  our ability to manage our working capital through product purchasing and customer credit policies;

  •
  cybersecurity breaches, disruptions, or failures in our IT systems and our failure to protect the security of personal information about our customers;

  •
  potential material liabilities under our self-insured programs;

  •
  our ability to attract, train, and retain highly qualified associates and key personnel;

  •
  laws and governmental regulations increasing our legal and regulatory expenses;

  •
  our ability to generate the cash needed to fund our operations and service our debt obligations to be incurred;

  •
  increased borrowing costs due to lowering or withdrawal of the ratings, outlook, or watch assigned to us, our debt securities to be issued, or our credit facilities to be incurred;

  •
  limitations and restrictions in the agreements to be entered into governing our indebtedness; and

  •
  other factors described in this information statement and from time to time in documents that we file with the SEC.

        All forward-looking statements are made only as of the date of this information statement and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

 THE SPINOFF

Reasons for the Spinoff

        On September 24, 2019, HD Supply announced its intention to separate its Facilities Maintenance and Construction & Industrial businesses into two independent, publicly traded companies through a distribution of our common stock to HD Supply's stockholders in a spinoff. The transaction is subject to certain customary conditions, including, among others, the conditions described below under "—Spinoff Conditions and Termination."

        White Cap is currently an indirect wholly owned subsidiary of HD Supply. HD Supply will transfer, or cause its subsidiaries to transfer, to us all the assets and generally all the liabilities relating to HD Supply's Construction & Industrial business, which HD Supply intends to separate from its other operations.

        Based on our audited combined statements of operations and comprehensive income included elsewhere in this information statement: for the fiscal years ended February 3, 2019 and January 28, 2018, White Cap's net sales as a percent of HD Supply's total net sales was 49.0% and 44.4%, respectively. Based on our audited combined balance sheet as of February 3, 2019 included elsewhere in this information statement, total assets and total liabilities attributable to White Cap as a percent of HD Supply's total assets and total liabilities was 33.1% and 12.5%, respectively.

        HD Supply's Facilities Maintenance and Construction & Industrial businesses operate largely autonomously, although they have benefitted by sharing executive management and some overhead costs. The spinoff will permit each of HD Supply and White Cap to focus exclusively on its business and enable investors to obtain and, if they so choose, retain direct exposure to each separate business.

        Among other things, following the separation, each of HD Supply and White Cap is expected to be able to:

  •
  position itself within its industry as a focused, independent company;

  •
  pursue both organic growth and acquisition opportunities aligned with its particular strategic priorities;

  •
  create a more optimal capital structure and capital allocation policy consistent with its own financial profile; and

  •
  align its particular incentive compensation with its financial performance.

        There necessarily can be no assurance that the expected benefits of the separation will be realized. See "Risk Factors—Risks Relating to the Spinoff."

Results of the Spinoff

        After the spinoff, we will be an independent, publicly traded company. Immediately after the distribution date, we expect that              million shares of our common stock will be issued and outstanding, based on the distribution of            share [s] of our common stock for every             share of HD Supply common stock outstanding and the anticipated number of shares of HD Supply common stock outstanding as of the record date. The actual number of shares of our common stock to be distributed will be determined based on the number of shares of HD Supply common stock outstanding as of the record date.

        We and HD Supply will be parties to a number of short-term agreements that will govern the spinoff and our future relationship. For a more detailed description of these agreements, please see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

        You will not be required to make any payment for the shares of White Cap common stock you receive, nor will you be required to surrender or exchange your shares of HD Supply common stock or take any other action in order to receive the White Cap common stock to which you are entitled. The spinoff will not affect the number of outstanding shares of HD Supply common stock or any rights of HD Supply stockholders, although it is expected to affect the market value of the outstanding shares of HD Supply common stock.

Manner of Effecting the Spinoff

        The general terms and conditions relating to the spinoff will be set forth in a separation and distribution agreement between HD Supply and us. For a description of the terms of that agreement, see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Separation and Distribution Agreement." Under the separation and distribution agreement, the spinoff will occur on the distribution date. As a result of the spinoff, each holder of HD Supply common stock will be entitled to receive             share[s] of our common stock for every            share of HD Supply common stock owned by such holder as of 5:00 p.m., Atlanta, Georgia time, on the record date. As discussed under "—Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution," if a holder of record of HD Supply common stock sells those shares in the "regular way" market after the record date and before or on the distribution date, that stockholder will be selling the right to receive our common stock in the distribution. The distribution will be made in book-entry form. For registered HD Supply stockholders, our transfer agent will credit their shares of White Cap common stock to book-entry accounts established to hold their White Cap common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own HD Supply common stock through a bank or brokerage firm, their White Cap common stock will be credited to their accounts by the bank or broker. See "—When and How You Will Receive White Cap Shares" below. Each White Cap share of common stock that is distributed will be validly issued, fully paid, and nonassessable.

        Holders of White Cap common stock will not be entitled to preemptive rights. See "Description of Capital Stock." Following the spinoff, stockholders whose shares are held in book-entry form may request the transfer of their White Cap common stock to a brokerage or other account at any time, without charge.

When and How You Will Receive White Cap Shares

        On the distribution date, HD Supply will release its White Cap common stock for distribution by American Stock Transfer & Trust Company, LLC, the distribution agent. The distribution agent will cause the shares of White Cap common stock to which you are entitled to be registered in your name or in the "street name" of your bank or brokerage firm.

        "Street Name" Holders.    Many HD Supply stockholders have HD Supply common stock held in an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf. For stockholders who hold their HD Supply common stock in an account with a bank or brokerage firm, shares of our common stock being distributed will be registered in the "street name" of your bank or broker, who in turn will electronically credit your account with the shares that you are entitled to receive in the distribution. We anticipate that banks and brokers will generally credit their customers' accounts with shares of our common stock on or shortly after the distribution date. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having your shares credited to your account.

        Registered Holders.    If you are the registered holder of HD Supply common stock and hold your HD Supply common stock either in physical form or in book-entry form, the White Cap common stock distributed to you will be registered in your name and you will become the holder of record of that number of shares of our common stock. Our distribution agent will send you a statement reflecting your ownership of our common stock.

        Direct Registration System.    As part of the spinoff, we will be adopting a direct registration system for book-entry share registration and transfer of our common stock. Our common stock to be distributed in the spinoff will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares will be mailed to you in connection with the spinoff. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. If at any time you want to receive a physical certificate evidencing your shares, you may do so by contacting our transfer agent and registrar. Contact information for our transfer agent and registrar is provided under "Description of Capital Stock—Transfer Agent, Distribution Agent, and Registrar." The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date. You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar.

Treatment of Fractional Shares

        The transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. The transfer agent will determine, in its sole discretion, when, how, and through which broker-dealers such sales will be made without any influence by HD Supply or us. We anticipate that these sales will occur as soon as practicable after the distribution date. Those holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales.

        It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures. You should contact your broker or other nominee for additional details.

        Neither HD Supply, nor we, nor the transfer agent will guarantee any minimum sale price for any fractional shares. Neither we nor HD Supply will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders for U.S. federal income tax purposes. See "—Material U.S. Federal Income Tax Consequences of the Spinoff."

Transferability of Shares You Receive

        Our common stock distributed to HD Supply stockholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act. Persons who may be deemed to be our affiliates after the spinoff generally include individuals or entities that control, are controlled by, or are under common control with us, and include our directors and certain of our officers. Our affiliates will be permitted to sell their White Cap common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144.

        Under Rule 144, an affiliate may not sell within any three-month period shares of White Cap common stock in excess of the greater of:

  •
  1% of the then outstanding number of shares of White Cap common stock; and

  •
  the average reported weekly trading volume of shares of White Cap common stock on NASDAQ during the four calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale or, if no such notice is required, certain other applicable dates.

        Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements, the availability of current public information about us, and holding periods.

Stock-Based Plans

        A description of stock-based plans is expected to be included in an amendment to this information statement.

Material U.S. Federal Income Tax Consequences of the Spinoff

        The following is a discussion of the material U.S. federal income tax consequences of the spinoff to U.S. Holders (as defined below) of HD Supply common stock. This discussion is based on the Code, applicable Treasury regulations, administrative authorities and court decisions, all as in effect as of the date of this information statement, any of which may change, possibly with retroactive effect. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of HD Supply common stock that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the U.S.;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

  •
  a trust (1) that is subject to the primary supervision of a court within the U.S. and all the substantial decisions of which are controlled by one or more U.S. persons or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

        This discussion addresses only the consequences of the spinoff to U.S. Holders that hold HD Supply common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that stockholder's particular circumstances or to a U.S. Holder subject to special rules, such as:

  •
  banks or other financial institutions, underwriters, or insurance companies;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  real estate investment trusts and regulated investment companies;

  •
  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

  •
  expatriates or former long-term residents of the U.S.;

  •
  partnerships or other pass-through entities or investors in such entities;

  •
  dealers or traders in securities, commodities, or currencies;

  •
  grantor trusts;

  •
  persons subject to the alternative minimum tax;

  •
  U.S. persons whose "functional currency" is not the U.S. dollar;

  •
  persons who received HD Supply shares through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

  •
  persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding HD Supply shares, or, after the spinoff, the outstanding White Cap ordinary shares; or

  •
  holdings of HD Supply shares, or, after the spinoff, White Cap ordinary shares, as a position in a "straddle" as part of a "synthetic security" or "hedge" as part of a "conversion transaction" or other integrated investment or risk reduction transaction.

        If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds HD Supply common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding HD Supply common stock should consult his, her, or its tax advisor.

        This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the spinoff. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. federal, estate, gift, or other non-income tax or any non-U.S. state or local tax consequences of the spinoff. Accordingly, each holder of HD Supply common stock should consult his, her, or its tax advisor to determine the particular U.S. federal, state, or local or non-U.S. income or other tax consequences of the spinoff to such holder.

Tax Opinions

        The consummation of the spinoff, along with certain related transactions, is conditioned upon the receipt of an opinion of tax counsel substantially to the effect that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply, together with certain related transactions, will qualify as a tax-free distribution to such stockholders within the meaning of Section 355 of the Code (the "Tax Opinion"). In rendering the Tax Opinion to be given as of the date of the distribution of White Cap common stock to the HD Supply stockholders (the "Closing Tax Opinion"), tax counsel will rely, on (i) customary representations, warranties, and covenants made by us and HD Supply, including those contained in certificates of officers of us and HD Supply, and (ii) specified assumptions, including an assumption regarding the completion of the spinoff and certain related transactions in the manner contemplated by the transaction agreements. In addition, tax counsel's ability to provide the Closing Tax Opinion will depend on the absence of changes in existing facts or law between the date of our registration statement on Form 10, of which this information statement is a part, and the closing date of the spinoff. If any of the representations, warranties, covenants, or assumptions on which tax counsel will rely is inaccurate, tax counsel may not be able to provide the Closing Tax Opinion or the tax consequences of the spinoff could differ from those described below. An opinion of tax counsel does not preclude the IRS or the courts from adopting a contrary position. HD Supply does not intend to obtain a ruling from the IRS regarding the tax consequences of the spinoff or any of the related transactions.

The Spinoff

        Assuming that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply, together with certain related transactions, qualifies as a tax-free distribution within the meaning of Section 355 of the Code, in general, for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of HD Supply common stock upon the receipt of our common stock;

  •
  the aggregate tax basis of the shares of our common stock distributed in the spinoff to a U.S. Holder of HD Supply common stock will be determined by allocating the aggregate tax basis such U.S. Holder has in the shares of HD Supply common stock immediately before such spinoff between such HD Supply common stock and our common stock in proportion to the relative fair market value of each immediately following the spinoff;

  •
  the holding period of any shares of our common stock received by a U.S. Holder of HD Supply common stock in the spinoff will include the holding period of the shares of HD Supply common stock with respect to which the distribution is made; and

  •
  a U.S. Holder of HD Supply common stock that receives cash in lieu of a fractional share of our common stock, if any, will generally recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder's tax basis in that fractional share, determined as described above, and such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for such fractional share is more than one year as of the closing date of the spinoff.

        In general, if the spinoff does not qualify as a tax-free distribution within the meaning of Section 355 of the Code, the spinoff will be treated as a taxable dividend to holders of HD Supply common stock in an amount equal to the fair market value of our common stock received, to the extent of such holder's ratable share of HD Supply's earnings and profits. In addition, if the spinoff does not qualify as a tax-free distribution within the meaning of Section 355 of the Code, HD Supply will recognize taxable gain, which could result in significant tax liability to HD Supply.

        Even if the spinoff were otherwise to qualify as a tax-free distribution within the meaning of Sections 355 of the Code, the spinoff will be taxable to HD Supply under Section 355(e) of the Code if 50% or more of either the total voting power or the total fair market value of the stock of HD Supply or our common stock is acquired as part of a plan or series of related transactions that includes the spinoff. If Section 355(e) applies as a result of such an acquisition, HD Supply would recognize taxable gain as described above, but the spinoff would generally remain tax-free to you. Under some circumstances, the agreement between HD Supply and us related to taxes allocable between HD Supply and us would require us to indemnify HD Supply for the tax liability associated with such taxable gain. Under that agreement, we will generally be required to indemnify HD Supply for the resulting taxes in the event that the spinoff and/or related transactions fail to qualify for their intended tax treatment due to any action by us or any of our subsidiaries. If the spinoff were to be taxable to HD Supply, the liability for payment of such tax by HD Supply or by us under such agreement could have a material adverse effect on HD Supply or us, as the case may be.

Information Reporting and Backup Withholding

        Treasury regulations generally require holders who own at least five percent of the total outstanding stock of HD Supply (by vote or value) and who receive our common stock pursuant to the spinoff to attach to their U.S. federal income tax return for the year in which the spinoff occurs a detailed statement setting forth certain information relating to the spinoff. HD Supply and/or we will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information. In addition, payments of cash to a U.S. Holder of HD Supply common stock in lieu of fractional shares of our common stock in the spinoff may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding, unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

Market for Our Common Stock

        There is currently no public market for our common stock. We have applied to list our common stock on NASDAQ under the symbol "WCAP." We anticipate that trading of our common stock will commence on a "when-issued basis" approximately two trading days before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. Generally, shares of common stock may trade on NASDAQ on a when-issued basis after they have been authorized but not yet formally issued, which is often initiated by NASDAQ prior to the record date relating to the issuance of such common stock. When-issued transactions are settled after shares of our common stock have been issued to HD Supply stockholders. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued. We cannot predict what the trading price for our common stock will be before or after the distribution date. See "Risk Factors—Risks Relating to Ownership of Our Common Stock." In addition, we cannot predict any change that may occur in the trading price of HD Supply's common stock, which will continue to trade on NASDAQ under the symbol "HDS," as a result of the spinoff.

Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution

        Beginning on or shortly before the record date and through the distribution date, we anticipate that there will be two concurrent markets in which to trade shares of HD Supply common stock: a regular way market and an ex-distribution market. Shares of HD Supply common stock that trade in the regular way market will trade with an entitlement to our common stock distributed in connection with the spinoff. Shares that trade in the ex-distribution market will trade without an entitlement to our common stock distributed in connection with the spinoff. Therefore, if you owned HD Supply common stock at 5:00 p.m., Atlanta, Georgia time, on the record date and sell those shares in the regular way market on or prior to the distribution date, you also will be selling your right to receive our common stock that would have been distributed to you in connection with the spinoff. If you sell those shares of HD Supply common stock in the ex-distribution market on or prior to the distribution date, you will still receive shares of our common stock that were to be distributed to you in connection with the spinoff as a result of your ownership of the HD Supply common stock on the record date. You are encouraged to consult with your financial advisor regarding the financial implications of selling your shares of HD Supply common stock before or on the distribution date.

Spinoff Conditions and Termination

        We expect that the spinoff will be completed on            , 2020, provided that, among other things:

  •
  the transactions as contemplated by the separation and distribution agreement will have been completed;

  •
  the HD Supply board of directors will, in its sole and absolute discretion, have authorized and approved the separation and the distribution and will not have withdrawn that authorization and approval;

  •
  the HD Supply board of directors will have declared the distribution of all of our outstanding shares of common stock to HD Supply stockholders;

  •
  HD Supply and we will have executed and delivered the separation and distribution agreement, employee matters agreement, transition services agreements, tax matters agreement, and all other ancillary agreements related to the spinoff;

  •
  the SEC shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, with no stop order in effect with respect to the Form 10, and this information statement shall have been sent to HD Supply stockholders;

  •
  no order, injunction, or decree that would prevent the consummation of the distribution will be threatened, pending or issued (and still in effect) by any governmental entity of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the distribution will be in effect, and no other event outside the control of HD Supply will have occurred or failed to occur that prevents the consummation of the distribution;

  •
  our common stock shall have been approved for listing on NASDAQ, subject to official notice of issuance;

  •
  HD Supply will have received an opinion of counsel, reasonably satisfactory to HD Supply, to the effect that, for U.S. federal income tax purposes, the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply and certain related transactions will qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code; and

  •
  prior to the spinoff, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each in substantially the form filed as an exhibit to our registration statement on Form 10, of which this information statement is a part, will be in effect.

        HD Supply may waive one or more of these conditions, at the direction of its board of directors in its sole and absolute discretion, and the determination by the HD Supply board of directors regarding the satisfaction of these conditions will be conclusive. The fulfillment of these conditions will not create any obligation on HD Supply's part to effect the distribution, and HD Supply has reserved the right to amend, modify, or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date, at the direction of its board of directors. HD Supply does not intend to notify its stockholders of any modifications to the terms or the conditions to the separation that, in the judgment of its board of directors, are not material. To the extent that the HD Supply board of directors determines that any such modifications materially change the terms and conditions of the distribution, HD Supply will notify its stockholders in a manner reasonably calculated to inform them of such modifications with a press release, Current Report on Form 8-K, or other similar means.

Reason for Sending this Information Statement

        This information statement is being sent solely to provide information to HD Supply stockholders who will receive White Cap common stock in the spinoff. It is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither we nor HD Supply undertake any obligation to update the information, except to the extent so required by applicable securities laws.

 CAPITALIZATION

        Information regarding our capitalization will be provided in an amendment to this information statement.

 DIVIDEND POLICY

        We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Instead, we intend to retain earnings for use in the operation and expansion of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions, and other factors that our board of directors may deem relevant.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table presents White Cap's selected historical combined financial data. The selected historical combined financial data as of February 3, 2019, and for the years ended February 3, 2019 and January 28, 2018, are derived from White Cap's audited combined financial statements included elsewhere in this information statement. The selected historical combined balance sheet as of January 28, 2018 and the selected historical combined financial data as of January 29, 2017 and January 31, 2016 and for the years then ended are derived from White Cap's unaudited combined financial information that are not included in this information statement. The selected historical combined financial data as of February 2, 2020, and for the year ended February 2, 2020, will be derived from White Cap's audited combined financial statements that will be provided in an amendment to this information statement.

        The selected historical combined financial data include certain expenses of HD Supply that were allocated to White Cap for certain corporate functions including IT, finance, legal, insurance, compliance, and human resources activities. These costs may not be representative of the future costs White Cap will incur as an independent, publicly traded company. In addition, White Cap's historical financial information does not reflect changes that White Cap expects to experience in the future as a result of the spinoff from HD Supply, including changes in White Cap's cost structure, personnel needs, capital structure, financing, and business operations. Consequently, the financial information included here may not necessarily reflect what White Cap's financial position, results of operations, and cash flows would have been had it been an independent, publicly traded company during the periods presented. Accordingly, these historical results should not be relied upon as an indicator of White Cap's future performance.

        For a better understanding, this section should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Unaudited Pro Forma Combined Financial Data" and corresponding notes and the combined financial statements and accompanying notes included elsewhere in this information statement.

Selected combined financial information

	Fiscal Year Ended
	February 2, 2020	February 3, 2019	January 28, 2018	January 29, 2017	January 31, 2016
(Dollars in millions)
Statement of income data:
Net sales		$2,961.2	$2,276.4	$2,064.9	$1,931.6
Operating income		244.3	174.6	147.4	115.8
Income before provision for income taxes		236.5	134.4	107.8	76.2
Provision (benefit) for income taxes		62.8	44.3	44.4	34.4

Net income		$173.7	$90.1	$63.4	$41.8

Balance sheet data (end of period):
Total assets		$1,399.6	$916.6	$841.7
Total liabilities		369.3	323.8	310.4
Other financial data
Working capital(1)		490.4	355.3	296.7
Adjusted EBITDA(2)		323.6	232.4	199.3	161.0

(1)
We define working capital as current assets (including cash) minus current liabilities.

(2)
Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income as a measure of operating performance. We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances our investors' overall understanding of the financial performance of our business. We believe Adjusted EBITDA is helpful in highlighting operating trends, because it excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and age and book depreciation of facilities and capital investments.

  We define Adjusted EBITDA as Net income plus (1) interest expense and interest income, net, (2) provision for income taxes, (3) depreciation and amortization, (4) restructuring charges, (5) stock-based compensation expenses, (6) acquisition and integration costs, and (7) certain corporate allocations.

  We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

  Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt (when incurred);

  •
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

  •
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

  •
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

        The following table presents a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Fiscal Year Ended
	February 2, 2020	February 3, 2019	January 28, 2018	January 29, 2017	January 31, 2016
Net income		$173.7	$90.1	$63.4	$41.8
Interest expense, net		7.8	40.2	39.6	39.6
Provision (benefit) for income taxes		62.8	44.3	44.4	34.4
Depreciation and amortization(1)		58.1	45.0	41.4	38.4
Restructuring charges(2)		—	0.6	—	—
Stock-based compensation(3)		6.4	5.1	3.5	2.4
Acquisition and integration costs(4)		6.3	1.4	—	—
Corporate allocations(5)		8.5	5.7	7.0	4.4

Adjusted EBITDA		$323.6	$232.4	$199.3	$161.0

(1)
Depreciation and amortization includes amounts recorded within Cost of sales in the Combined Statements of Operations.

(2)
Represents the costs incurred for branch closures or consolidations. These costs include occupancy costs, severance, relocation costs, and other costs incurred to exit a location.

(3)
Represents the stock-based compensation expense directly attributable to White Cap employees.

(4)
Represents the costs incurred in the acquisition and integration of A.H. Harris.

(5)
Represents stock-based compensation and restructuring charges incurred at HD Supply and allocated to us.

 UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The Unaudited Pro Forma Combined Financial Data of White Cap consist of unaudited pro forma combined statements of income for the year ended February 2, 2020 and an unaudited pro forma combined balance sheet as of February 2, 2020. The Unaudited Pro Forma Combined Financial Data reported below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Combined Financial Data" and the combined financial statements and corresponding notes included elsewhere in this information statement.

        The following Unaudited Pro Forma Combined Financial Data are subject to assumptions and adjustments described in the accompanying notes. White Cap's management believes these assumptions and adjustments are reasonable under the circumstances and given the information available at this time. However, these adjustments are subject to change as HD Supply and White Cap finalize the terms of the spinoff, including the separation and distribution agreement and related transaction agreements. The Unaudited Pro Forma Combined Financial Data do not purport to represent what White Cap's financial position and results of operations actually would have been had the spinoff occurred on the dates indicated, or to project White Cap's financial performance for any future period following the spinoff.

        The unaudited pro forma combined statements of income give effect to the spinoff as if it had occurred on February 4, 2019 for the year ended February 2, 2020. The unaudited pro forma combined balance sheet as of February 2, 2020 gives effect to the spinoff as if it had occurred on February 2, 2020. These Unaudited Pro Forma Combined Financial Data include adjustments to reflect the following:

  •
  the contribution by HD Supply to White Cap, pursuant to the separation and distribution agreement, of all the assets and liabilities that comprise our business;

  •
  the inclusion of $             million of debt at an interest rate of        %;

  •
  a cash distribution of approximately $             million to HD Supply;

  •
  the pro-rata distribution of approximately             million shares of common stock of White Cap to HD Supply stockholders; and

  •
  the impact of the separation and distribution agreement, tax matters agreement, employee matters agreement, and other commercial agreements between White Cap and HD Supply, as more fully described in "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

        HD Supply expects to incur approximately $             million to $             million of non-recurring costs in connection with the spinoff. These amounts are expected to cover matters such as investment advisory, recruiting, consulting, legal, auditing, and IT related services incurred to complete the spinoff. White Cap expects to incur additional non-recurring costs of approximately $             million to $             million related to the spinoff after it is completed. These amounts exclude costs related to White Cap's issuance of debt as part of the spinoff, which have been incorporated in the accompanying Unaudited Pro Forma Combined Financial Data.

        White Cap's combined financial statements include expense allocations for certain support functions that are currently provided on a centralized basis within HD Supply, such as expenses for business shared services, and other selling, general, and administrative expenses that benefit White Cap. We expect to incur additional ongoing costs after the spinoff related to operating as an independent public company and replacing the services previously provided by HD Supply. We currently estimate those additional costs will range from approximately $             million to $             million in excess of the fiscal year ended February 2, 2020 ("fiscal 2019") reported selling, general, and administrative expenses, excluding items impacting comparability. Our estimate takes into consideration the benefit that we will receive from the elimination of cost allocations from HD Supply after the spinoff is completed. The estimated additional costs are not reflected in the accompanying Unaudited Pro Forma Combined Financial Data.

        Due to the scope and complexity of these activities, the amount of the above-described costs could increase or decrease materially from those as currently estimated.

 Unaudited Pro Forma Combined Balance Sheet
As of February 2, 2020
(in millions)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents			(A)
Receivables, less allowance for doubtful accounts
Inventories
Other current assets

Total current assets

Property and equipment, net
Goodwill
Intangible assets, net
Deferred tax asset
Other assets

Total assets

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable
Accrued compensation and benefits
Current installments of long-term debt			(B)
Current lease liabilities
Other current liabilities

Total current liabilities

Long-term debt, excluding current installments			(B)
Long-term lease liabilities
Other liabilities

Total liabilities

Stockholders' equity:
Parent Companies' invested equity			(C)
Common stock $xx par value			(C)
Accumulated deficit			(C)(A)
Accumulated other comprehensive loss

Total stockholders' equity (deficit)

Total liabilities and stockholders' equity

 Unaudited Pro Forma Combined Statement of Income
For the Year Ended February 2, 2020
(in millions, except per share data)

	Historical	Pro Forma Adjustment		Pro Forma
Net Sales
Cost of sales

Gross Profit
Operating expenses:
Selling, general and administrative			(D)
Depreciation and amortization
Restructuring

Total operating expenses
Operating Income
Interest expense			(E)

Income Before Provision for Income Taxes
Provision for income taxes			(F)

Net Income

Weighted Average of Shares of Common Stock Outstanding (thousands)
Basic			(G)		Xx
Diluted			(H)		Xx
Net Income Per Share
Basic				$	xx

Diluted				$	xx

Notes to Unaudited Pro Forma Combined Financial Information

        The following items resulted in adjustments reflected in the unaudited pro forma combined financial information:

  A.
  Reflects an $             million distribution to HDS prior to the spinoff based on the assumed net proceeds of the debt described in Note (B). The amount of cash proceeds received from debt incurred at the spinoff, and thus the amount of cash distributed to HDS, will depend on market conditions at the time we incur the debt, which is not certain at this time.

  B.
  Reflects indebtedness totaling $             billion to be incurred by White Cap in conjunction with the spinoff, consisting of long-term debt and other financing arrangements.

  C.
  Reflects the pro forma recapitalization of our equity. As of the distribution date, HD Supply's net investment in our business will be exchanged to reflect the distribution of shares of our common stock to HD Supply stockholders. HD Supply stockholders will receive shares of our common stock based on an expected distribution ratio of                   share[s] of White Cap common stock for every                  share of HD Supply common stock.

  D.

  E.
  Represents adjustments to interest expense and amortization of debt issuance costs related to approximately $             billion of debt that we expect to incur as described in Note (B). We expect the interest rate on the debt to be approximately        %. Interest expense may be

    higher or lower if our actual interest rate or credit ratings change. A 25 basis point increase/decrease in the weighted-average interest rate would increase/decrease annual interest expense by approximately $             million. Also includes the reversal of historical interest expense.

  F.
  Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rate of        % and that substantially all of the spinoff related costs are assumed to be non-deductible for tax purposes. The effective tax rate could be different (either higher or lower) depending on activities subsequent to the spinoff.

  G.
  The number of shares of White Cap common stock used to compute basic earnings per share is based on the weighted average number of shares of HD Supply common stock outstanding for the year ended February 2, 2020, assuming a distribution ratio of                  share[s] of White Cap common stock for every                  share of HD Supply common stock, which distribution ratio is subject to change.

  H.
  The unaudited pro forma diluted Net income per share of common stock and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from shares of common stock related to stock-based awards granted to White Cap employees under the HD Supply stock-based compensation programs. This calculation may not be indicative of the dilutive effect that will actually result from the White Cap stock-based awards issued in connection with the adjustment of outstanding HD Supply stock-based awards or the grant of new stock-based awards. The number of dilutive shares of common stock underlying White Cap stock-based awards issued in connection with the adjustment of outstanding HD Supply stock-based awards will not be determined until the distribution date or shortly thereafter. For the purposes of preparing the unaudited pro forma diluted earnings per share of common stock and pro forma weighted-average diluted shares, we believe an estimate based on applying the distribution ratio of                  share[s] of White Cap common stock for every                  share of HD Supply common stock, to the weighted-average HD Supply diluted shares outstanding for the year ended February 2, 2020 provides a reasonable approximation of the potential dilutive effect of the stock-based awards. Outstanding options and other stock-based awards will be converted in a manner designed to reflect the intrinsic value of such awards at the time of separation, which may result in additional expense incurred by White Cap to the extent the conversion results in a change in fair value of the stock-based awards. The conversion of existing HD Supply awards to White Cap awards will not be known until the distribution date or shortly thereafter, therefore we do not believe we can establish a reasonable estimate of the potential additional expense that may be incurred until such time. A portion of any incremental expense will be recognized on the date of the modification for the vested portions of awards, and the remainder will be amortized over the remaining vesting period.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis is intended to provide a summary of significant factors relevant to the financial performance and condition of the White Cap business, which we refer to in this discussion and analysis as "White Cap," of HD Supply Holdings, Inc., which we refer to in this discussion and analysis as "HD Supply" or "Parent." The discussion and analysis should be read together with White Cap's audited annual combined financial statements and related notes for the fiscal years ended February 3, 2019 and January 28, 2018. Results for the fiscal year ended February 3, 2019 are not necessarily indicative of results that may be attained in the future.

 White Cap

Overview

        White Cap operates through one segment serving professional contractors as North America's leading distributor of specialty concrete and construction products and services in the non-residential and residential markets. The markets for these products and services are large and fragmented, and we believe they present opportunities for continued significant growth. We aspire to set the standard of excellence in delivering industry-leading products, services, and expertise through our knowledgeable associates and seamless customer experience. This aspiration drives us and is reflected in the customer and market centricity, intense teamwork, process excellence, and trusted relationships that define our culture. We believe our long-standing customer relationships, scale and branch footprint, talented associates with deep industry knowledge, extensive product and service offering, strategic supplier relationships, integrated technology, and intense focus on the customer distinguish us from other distributors and have driven above-market growth and attractive returns on invested capital.

Factors Affecting Our Business and Results of Operations

        Key factors that have influenced our results of operations and may do so in the future include:

Competitive Dynamics

        We operate in a highly fragmented and competitive market and hold a leading position in the specialty concrete and construction market. The majority of our competition comes from mid-size regional distributors and small, local distributors; however, we also face competition from a number of national distributors for specific products.

        We believe the principal competitive factors for the specialty construction market include local selling capabilities, availability, breadth and cost of materials and supplies, technical knowledge and expertise, value-add service capabilities, customer and supplier relationships, reliability and accuracy of service, effective use of technology, delivery capabilities and timeliness, pricing of products, and the provision of credit. We believe that our key strengths and strategy allow us to compete effectively in our markets.

Customer Relationships

        We benefit from strong relationships with a diverse set of customers, ranging from the largest contractors in North America to sole-proprietor remodelers. Our customers are professional contractors who require specialized products and services for tilt-up, flatwork, poured wall foundation, precast, masonry, waterproofing, restoration, glazing, and road and bridge projects, as well as all those who require power tools and accessories, safety equipment, and fastening systems.

Acquisitions

        We look to complement our organic growth via select acquisitions that allow us to broaden our product offering, geographic footprint, and service capabilities. In accordance with the acquisition method of accounting under Accounting Standards Codification ("ASC") 805, "Business Combinations," the results of the acquisitions we completed are reflected in our combined financial statements from the date of the acquisition forward.

        On March 5, 2018, we acquired A.H. Harris for a purchase price of approximately $359.5 million in cash, net of cash acquired, and the final working capital settlement. We received the final working capital settlement of approximately $2.8 million during fiscal 2019. A.H. Harris is a specialty construction distributor serving the northeast and mid-Atlantic regions. This acquisition expands White Cap's market presence in the northeastern and mid-Atlantic areas of the U.S. For additional detail related to the acquisition of A.H. Harris, see Note 2 to our combined financial statements, "Acquisitions."

Seasonality

        In a typical year, our results of operations are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Generally, during the winter months, construction and renovation activity declines due to inclement weather and shorter daylight hours. Seasonal variations in results of operations may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects and customer deliveries.

Fiscal Year

        Our fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal 2018 included 53 weeks. Fiscal 2017 included 52 weeks.

Key Business Metrics

Net Sales

        We earn our Net sales primarily from the sale of concrete accessories and other construction products and related value-add services to approximately 200,000 customers. We recognize sales, net of sales tax and allowances for returns and discounts, when an identified performance obligation is satisfied by transfer of the promised goods or services to the customer. Net sales for certain products fluctuate with the price of commodities as we seek to minimize the effects of changing commodity prices by passing such increases in the prices of certain commodity-based products to our customers.

        We ship products to customers by internal fleet and third-party carriers. Net sales are recognized from product sales when control of the product and services are passed to the customer, which generally occurs at the point of destination.

        We include shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. We account for shipping and handling costs associated with outbound freight as a fulfillment cost. Such costs are included in Selling, general and administrative expenses.

Gross Profit

        Gross profit primarily represents the difference between the product cost from our suppliers (net of earned rebates and discounts) including the cost of inbound freight and the sale price to our customers. The cost of outbound freight, purchasing, receiving, and warehousing are included in Selling, general and administrative expenses within Operating expenses. Our Gross profits may not be comparable to those of other companies, as other companies may include all of the costs related to their distribution network in Cost of sales.

Operating Expenses

        Operating expenses are primarily comprised of selling, general and administrative costs, which include payroll expenses (salaries, wages, employee benefits, payroll taxes, and bonuses), rent, insurance, utilities, repair and maintenance, and professional fees. In addition, Operating expenses include depreciation and amortization and restructuring charges.

Adjusted EBITDA and Free Cash Flow

        We supplement our financial results that are determined in accordance with GAAP with non-GAAP financial measures, including Adjusted EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.

        Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income as a measure of operating performance. Free cash flow is also not a recognized term under GAAP and does not purport to be an alternative to operating cash flows as a measure of liquidity. We present Adjusted EBITDA and free cash flow because each is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA and free cash flow enhances investors' overall understanding of the financial performance of our business.

        We define Adjusted EBITDA as Net income plus (1) interest expense and interest income, net, (2) provision for income taxes, (3) depreciation and amortization, (4) restructuring charges, (5) stock-based compensation expenses, (6) acquisition and integration costs, and (7) certain corporate allocations.

        We define free cash flow as the cash provided by operating activities less capital expenditures.

        While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

        For additional detail, including a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented, see "Selected Historical Combined Financial Data—Selected combined financial information."

Combined Results of Operations

        Our combined financial results include allocations of operating costs from HD Supply. These costs are related to centralized support functions, which are comprised of finance, IT, human resources, legal, supply chain, and other support services.

	Fiscal Year		Increase (Decrease)
Dollars in millions	2018	2017	2018 vs. 2017
Net sales	$2,961.2	$2,276.4	30.1%
Gross profit	1,043.3	816.6	27.8%
Operating expenses:
Selling, general and administrative	748.0	601.2	24.4%
Depreciation and amortization	51.0	40.2	26.9%
Restructuring	—	0.6	*

Total operating expenses	799.0	642.0	24.5%
Operating income	244.3	174.6	39.9%
Interest expense	7.8	40.2	(80.6)%

Income before provision for income taxes	236.5	134.4	76.0%
Provision for income taxes	62.8	44.3	41.8%

Net Income	$173.7	$90.1	92.8%

Non-GAAP Financial Data:
Adjusted EBITDA	$323.6	$232.4	39.2%

* not meaningful

Fiscal 2018 Compared to Fiscal 2017

Highlights

        Net sales in fiscal 2018 increased $684.8 million, or 30.1%, compared to fiscal 2017. On an organic basis, excluding A.H. Harris sales, Net sales in fiscal 2018 increased $320.4 million, or 14.1%, as compared to fiscal 2017. Operating income in fiscal 2018 increased $69.7 million, or 39.9%, to $244.3 million during fiscal 2018 as compared to fiscal 2017. Net income in fiscal 2018 increased $83.6 million, or 92.8%, to $173.7 million as compared to fiscal 2017. Adjusted EBITDA in fiscal 2018 increased $91.2 million, or 39.2%, as compared to fiscal 2017.

        On March 5, 2018, the Company completed the acquisition of A.H. Harris, a specialty construction distributor. The acquisition expanded White Cap's market presence in the northeastern and mid-Atlantic areas of the U.S.

Net sales

        Net sales increased $684.8 million, or 30.1%, to $2,961.2 million during fiscal 2018 as compared to fiscal 2017.

        The Net sales increase was primarily due to increases in market volume, growth initiatives, and the acquisition of A.H. Harris. The A.H. Harris acquisition generated $364.4 million of Net sales in fiscal 2018. In addition, fiscal 2018 included 53 weeks, as compared to 52 weeks in fiscal 2017, net of a reduction in selling days due to the timing of holidays. Organic sales growth, net of change in selling days, was $284.2 million, or 12.5%, during fiscal 2018 as compared to fiscal 2017.

Gross profit

        Gross profit increased $226.7 million, or 27.8%, to $1,043.3 million during fiscal 2018 as compared to fiscal 2017.

        The increase in Gross profit in fiscal 2018 as compared to fiscal 2017 was due to sales growth from increased market volume, growth initiatives, and the acquisition of A.H. Harris.

        Gross margin (Gross profit as a percentage of Net sales) decreased approximately 70 basis points to 35.2% in fiscal 2018 as compared to 35.9% in fiscal 2017. The acquisition of A.H. Harris and the introduction of their product mix contributed to the decline in gross margin, unfavorably impacting gross margin by approximately 30 basis points during fiscal 2018 as compared to fiscal 2017. In addition, rebar gross margins declined in fiscal 2018 due to an increase in steel costs driven by tariffs and duties. We increased our pricing of rebar to recover the increase in rebar costs, but not enough to maintain our gross margin rate, negatively affecting our overall margin rate by approximately 20 basis points in fiscal 2018 as compared to fiscal 2017.

Operating expenses

        Operating expenses increased $157.0 million, or 24.5%, during fiscal 2018 as compared to fiscal 2017.

        Selling, general and administrative expenses increased $146.8 million, or 24.4%, during fiscal 2018 as compared to fiscal 2017. The increase was primarily a result of the acquisition of A.H. Harris, increases in variable expenses due to higher sales volume and increased investments in growth initiatives, primarily the hiring of additional personnel to support the expanding business and future growth. Selling, general and administrative expenses included $6.3 million and $1.4 million of acquisition and integration costs related to A.H. Harris in fiscal 2018 and fiscal 2017, respectively.

        Depreciation and amortization expense increased $10.8 million, or 26.9%, during fiscal 2018 as compared to fiscal 2017. The increase was primarily due to increased intangible amortization expense as a result of the acquisition of A.H. Harris.

        Operating expenses as a percentage of Net sales decreased approximately 120 basis points to 27.0% in fiscal 2018 as compared to fiscal 2017. Selling, general and administrative expenses as a percentage of Net sales decreased approximately 110 basis points to 25.3% in fiscal 2018 as compared to fiscal 2017. The decrease was primarily a result of the leverage of fixed costs through sales volume increases, partially offset by increased investments in growth initiatives.

Operating income

        Operating income increased $69.7 million, or 39.9%, to $244.3 million during fiscal 2018 as compared to fiscal 2017, primarily due to higher sales volume, including the acquisition of A.H. Harris, partially offset by the increase in Operating expenses.

        Operating income as a percentage of Net sales increased approximately 60 basis points to 8.3% in fiscal 2018 as compared to fiscal 2017. The leverage of fixed costs through sales volume increases was partially offset by the decline in gross margin and increased investments in growth initiatives.

Interest expense

        Interest expense declined $32.4 million, or 80.6%, in fiscal 2018 as compared to fiscal 2017 due to a reduction of interest charges from our Parent.

Provision (benefit) for income taxes

        The provision for income taxes during the period is calculated by applying an estimated annual tax rate for the full fiscal year to pre-tax income for the reported period plus or minus unusual or infrequent discrete items occurring within the period. The provision for income taxes in fiscal 2018 was $62.8 million compared to $44.3 million in fiscal 2017. The effective rate for fiscal 2018 was 26.6% which was primarily impacted by the geographical mix of where income was generated. The effective rate for fiscal 2017 was an expense of 33.0% which was primarily impacted by the enactment of the Tax Cuts and Jobs Act of 2017 ("TCJA") and the geographical mix of where income was generated.

        As of February 3, 2019, the Company has approximately $1.7 million of tax-effected federal and state net operating loss carryforwards that can be used to offset cash income taxes due on future earnings.

Net Income

        Net income increased $83.6 million, or 92.8%, to $173.7 million during fiscal 2018 as compared to fiscal 2017, primarily due to higher sales volume, including the acquisition of A.H. Harris, and lower interest expense, partially offset by the increase in operating expenses.

Adjusted EBITDA

        Adjusted EBITDA increased $91.2 million, or 39.2%, in fiscal 2018 as compared to fiscal 2017.

        The increase in Adjusted EBITDA was primarily due to the increase in sales volume, partially offset by the increase in Operating expenses.

        Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points in fiscal 2018 as compared to fiscal 2017. The increase was driven by a decrease in Selling, general and administrative expenses as percentage of Net sales due to the leverage of fixed costs through sales volume increases, partially offset by a decline in gross margins of approximately 70 basis points.

Liquidity and Capital Resources

Sources of Liquidity and Capital

        White Cap's liquidity needs are funded primarily by cash flows from its operations and, as needed, from the financial support of HD Supply and as a borrower under HDS's asset based lending agreement in Canada.

        HD Supply maintains a centralized approach to managing the cash and the financing of White Cap's business. Under HD Supply's centralized cash management system, cash requirements of White Cap are provided directly by HD Supply, and cash generated by the operations of White Cap are remitted directly to HD Supply. The resulting receivables and payables are then periodically contributed from, or distributed to, HD Supply as changes to owner's equity.

        White Cap does not maintain separate financing sources with third parties. Historically, HD Supply has had adequate sources of liquidity to provide necessary financial support to White Cap.

        Upon completion of the spinoff, our capital structure and sources of liquidity will change significantly from our historical capital structure. Our businesses will no longer participate in cash management and funding arrangements with HD Supply or as a borrower under HDS's Canadian asset based lending agreement, and we expect to incur debt. We will provide additional information regarding the debt that we expect to incur in an amendment to this information statement.

        Our internally generated cash flow will be used to invest in growth and operational initiatives and fund working capital requirements. We expect our cash flows from operations to be adequate to support these requirements as well as service our future debt, fund any stockholder return programs, and fund future acquisitions, if any. Our ability to fund these capital needs will depend on our ongoing ability to generate cash from operations and to access our borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to funds on hand, or available through borrowing facilities and capital markets, will provide adequate resources to fund our operating and financing needs for at least the next 12 months.

Cash Flows

        Information about the White Cap's cash flows, by category, is presented in the Combined Statements of Cash Flows and is summarized as follows:

	Fiscal 2018	Fiscal 2017
	Amounts in millions
Net cash provided by (used for):
Operating activities	$213.4	$157.3
Investing activities	(395.1)	(34.5)
Financing activities	185.8	(120.8)
Free cash flow:
Operating activities	$213.4	$157.3
Less: Capital expenditures	(32.9)	(34.9)

Free cash flow	$180.5	$122.4

Working capital

        Working capital, excluding cash and cash equivalents, was $473.7 million as of February 3, 2019, increasing $131.0 million as compared to $342.7 million as of January 28, 2018. The increase was primarily driven by business growth and the acquired working capital of A.H. Harris, resulting in increases in Receivables and Inventory, partially offset by increases in Accounts payable.

Operating activities

        During fiscal 2018, cash provided by operating activities was $213.4 million compared to $157.3 million in fiscal 2017. The increase in operating cash flows is primarily attributable to growth in earnings of continuing operations, partially offset by investments in working capital for business growth.

Investing activities

        During fiscal 2018, cash used in investing activities was $395.1 million, comprised primarily of $362.3 million for the acquisition of A.H. Harris and $32.9 million of capital expenditures.

        During fiscal 2017, cash used in investing activities was $34.5 million, comprised primarily of $34.9 million of capital expenditures.

Financing activities

        During fiscal 2018, cash provided by financing activities was $185.8 million, primarily due a net cash contribution from our Parent, which included a contribution for the purchase of A.H. Harris.

        During fiscal 2017, cash used in financing activities was $120.8 million, primarily due to a net cash distribution to our Parent.

Commodity Risk

        We are aware of the potentially unfavorable effects inflationary pressures may create through higher asset replacement costs and related depreciation, higher interest rates, and higher material costs. In addition, our operating performance is affected by price fluctuations in the commodity-based products that we purchase and sell, which contain commodities such as steel and other commodities. We are also exposed to fluctuations in petroleum costs as we deliver a substantial portion of the products we sell by truck. We seek to minimize the effects of inflation and changing prices through economies of scale in purchasing and inventory management, resulting in cost reductions and productivity improvements, as well as price increases to maintain reasonable gross margins.

        As discussed above, our results of operations were impacted by fluctuating commodity prices based on our ability or inability to pass increases in the costs of certain commodity-based products to our customers through price increases. Such commodity price fluctuations have from time to time produced volatility in our financial performance and could do so in the future.

Off-Balance Sheet Arrangements

        In accordance with GAAP, operating leases for a portion of our real estate and other assets are not reflected in our Combined Balance Sheet for the period prior to the adoption of ASC 842, "Leases," on February 4, 2019.

Contractual Obligations

        The following table discloses aggregate information about our contractual obligations as of February 3, 2019 and the periods in which payments are due (amounts in millions):

		Payments due by period
	Total	Fiscal 2019	Fiscal 2020 - 2021	Fiscal 2022 - 2023	Fiscal years after 2023
Long-term debt	$45.9	$—	$0.1	$45.8	$—
Interest on long-term debt(i)	5.7	1.8	3.6	0.3	—
Operating leases	263.8	70.0	104.0	61.1	28.7
Purchase obligations(ii)	89.4	89.4	—	—	—

Total contractual cash obligations	$404.8	$161.2	$107.7	$107.2	$28.7

(i)
The interest on long-term debt in the table above reflects 100% of the interest obligation on the long-term debt as the outstanding balance is fully allocated to White Cap. A portion of this interest expense is allocated to White Cap's Combined Statements of Operations and Comprehensive Income, based on White Cap's Canadian operating income relative to the operating income of the other HD Supply operating division within HDS Canada, Inc.

(ii)
Purchase obligations include various commitments with vendors entered into in the normal course of business to purchase goods and services, primarily inventory. These purchase obligations are generally cancelable, but White Cap has no intent to cancel.

Critical Accounting Policies

Revenue Recognition

        We recognize revenue, net of allowances for returns and taxes collected from the customer, when an identified performance obligation is satisfied by the transfer of control of promised products or services to the customer. We ship products to customers by internal fleet and third-party carriers.

Transfer of control to the customer for products generally occurs at the point of destination (i.e., upon transfer of title and risk of loss of product). Transfer of control to the customer for services occurs when the customer has the right to direct the use of and obtain substantially all of the remaining benefits of the asset that is created or enhanced from the service. We account for shipping and handling costs associated with outbound freight as a fulfillment costs. Such costs are included in Selling, general and administrative expenses.

Allowance for Doubtful Accounts

        We evaluate the collectability of accounts receivable based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of our lien and bond rights. Initially, we estimate an allowance for doubtful accounts as a percentage of aged receivables. This estimate is periodically adjusted when we become aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in our historical collection patterns. While we have a large customer base that is geographically dispersed, a slowdown in the markets in which we operate may result in higher than expected uncollectible accounts, and, as a result, the need to revise estimates for bad debts. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for doubtful accounts could differ significantly, resulting in either higher or lower future provisions for doubtful accounts.

Inventories

        Inventories consist primarily of finished goods and are carried at the lower of cost or net realizable value. The cost of our inventories is determined by the weighted average cost method. We evaluate our inventory value at the end of each quarter to ensure that it is carried at the lower of cost or net realizable value. This evaluation includes an analysis of historical physical inventory results, a review of potential excess and obsolete inventories based on inventory aging, and anticipated future demand. Periodically, each location's perpetual inventory records are adjusted to reflect any declines in net realizable value below inventory carrying cost. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, our ability to sell our products or our relationships with certain key vendors, our inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

Consideration Received from Vendors

        We enter into agreements with many of our vendors providing for inventory purchase rebates ("vendor rebates") upon achievement of specified volume purchasing levels. We accrue the receipt of vendor rebates as part of our cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of vendor rebates is included in the carrying value of inventory at each period end for vendor rebates to be received on products not yet sold. While we believe we will continue to receive consideration from vendors in fiscal 2019 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Impairment of Long-Lived Assets

        Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, we project undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Our judgment regarding the existence of impairment indicators is based on market and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires us to estimate future operating results and cash flows that require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected.

Business Combinations, Goodwill, and Other Intangible Assets

        We allocate the purchase price paid for business acquisitions to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price paid over the fair values of these identifiable assets and liabilities is allocated to goodwill. The allocation of the purchase price paid requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, timing and amounts of future expected cash flows of acquired customers and trade names from a market participant perspective, estimated revenue growth rates, estimates of useful lives, and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

        We periodically assess the carrying value of goodwill by reviewing the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis. We assess the recoverability of goodwill in the fourth quarter of each fiscal year.

        We also use judgment in assessing whether we need to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes, and other events. If the carrying amount of a reporting unit that contains goodwill exceeds fair value, a possible impairment would be indicated.

        We determine the fair value of a reporting unit using a discounted cash flow ("DCF") analysis and a market comparable method, with each method being equally weighted in the calculation.

        Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the company's most recent long-range forecast and, for years beyond the forecast, the company's estimates, which are based on estimated exit multiples times the final forecasted year earnings before interest, taxes, depreciation, and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. For the market comparable approach, the company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

        There was no indication of impairment in either of the company's reporting units in the fiscal 2018 or fiscal 2017 annual tests.

        The company's DCF model is based on our expectation of future market conditions for both of the reporting units, as well as discount rates that would be used by market participants in an arms-length transaction. Future events could cause the company to conclude that market conditions have declined or discount rates have increased to the extent that the company's goodwill could be further impaired. It is not possible at this time to determine if any such future impairment charge would result.

Income Taxes

        Income tax expense or benefit is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        The Company follows the GAAP guidance for uncertain tax positions within ASC 740, "Income Taxes." ASC 740 provides guidance related to the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The standard prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. Initial recognition, derecognition and measurement is based on management's judgment given the facts, circumstances and information available at the reporting date. We reevaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision.

        For the Global Intangible Low-Tax Income ("GILTI") provisions of the TCJA, the Company has elected GILTI as a period cost if and when incurred.

Self-Insurance

        We have a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers' compensation, and we are self-insured for medical claims, while maintaining per employee stop loss coverage, and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. To the extent the projected future development of the losses resulting from environmental, workers' compensation, automobile, general, and product liability claims incurred as of February 3, 2019 differs from the actual development of such losses in future periods, our insurance reserves could differ significantly, resulting in either higher or lower future insurance expense.

Management Estimates

        Management believes the assumptions and other considerations used to estimate amounts reflected in our combined financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our combined financial statements, the resulting changes could have a material adverse effect on our combined results of operations, and in certain situations, could have a material adverse effect on our financial condition.

Stock-Based Compensation

        Our stock option expense is estimated at the grant date based on an award's fair value as calculated by the Black-Scholes option-pricing model and is recognized as an expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including expected volatility and option life. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we estimate an expected forfeiture rate on all of our stock-based compensation awards and only recognize expense for those awards expected to vest. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly. See Note 7 to our combined financial statements, "Stock-Based Compensation and Employee Benefit Plans."

Recent Accounting Pronouncements

        See Note 1 to our combined financial statements, "Nature of Business and Summary of Significant Accounting Policies."

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Information regarding quantitative and qualitative disclosures about market risk will be provided in an amendment to this information statement.

 BUSINESS

Our Company

        White Cap serves professional contractors as North America's leading distributor of specialty concrete and construction products and services in the non-residential and residential markets. The markets for these products and services are large and fragmented, and we believe they present opportunities for continued significant growth. We aspire to set the standard of excellence in delivering industry-leading products, services, and expertise through our knowledgeable associates and seamless customer experience. This aspiration drives us and is reflected in the customer and market centricity, intense teamwork, process excellence, and trusted relationships that define our culture. We believe our long-standing customer relationships, scale and branch footprint, talented associates with deep industry knowledge, extensive product and service offering, strategic supplier relationships, integrated technology, and intense focus on the customer distinguish us from other distributors and have driven above-market growth and attractive returns on invested capital.

        Our portfolio of industry-leading products and services provides a unique "one-stop-shop" value proposition of professional products and services, spanning approximately 400,000 SKUs including concrete accessories and chemicals, engineered materials and fasteners, tools, equipment and safety products, steel products, wood products, as well as rental services for the concrete trades. We operate 270 customer-facing locations in 39 U.S. states and six Canadian provinces where our 5,500 associates provide support for our approximately 200,000 customers annually. We also directly support our customers with knowledgeable sales associates and through our fleet of 1,150 trucks for critical same day/next day jobsite deliveries. Our products and services span the entire lifecycle of a project from excavation to project completion, and maintenance and repair. We utilize and intend to utilize various brands in our business, including White Cap, Brafasco, and Contractors' Warehouse. Our brands serve professional contractors in the non-residential and residential construction markets.

        Our value-add services include project pre-bid assistance, jobsite delivery, two-hour ready will-call, rebar fabrication, tilt-up concrete brace and form rental, value engineering, and product, application, and jobsite safety training. We engage our customers through a variety of sales channels, including professional account managers and an inside sales force, direct marketing and merchandising promotions, programs utilizing market and contractor trade-specific product catalogs, and eCommerce capabilities. Our distribution network allows us to provide rapid, reliable, and on-time delivery and customer pickup throughout the U.S. and Canada. We believe that our comprehensive supply chain solutions improve the effectiveness and efficiency of our customers' business. Additionally, our technology infrastructure provides integrated workflow capabilities for our customers, and provides us with dynamic pricing, budgeting, reporting, and analytical capabilities. We believe customers view us as an integral part of the value chain due to our extensive product knowledge, expansive product availability, and ability to directly integrate with their systems and workflows.

        We estimate that the aggregate size of our total addressable market is approximately $             billion annually. We define our total addressable market as the total dollars spent in the U.S. and Canada for our products and services.

        For fiscal 2018, we generated $3.0 billion in Net sales, representing 12.5% growth over fiscal 2017, excluding the impact of acquisitions and the 53rd week of fiscal 2018; $173.7 million of Net income, representing a 92.8% increase over fiscal 2017; $323.6 million of Adjusted EBITDA, representing 39.2% growth over fiscal 2017; and $244.3 million of operating income, representing a 39.9% increase over fiscal 2017. For a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA, see "Selected Historical Combined Financial Data—Selected combined financial information."

 Our Strengths

        We believe that we benefit significantly from the following strengths:

        Leadership positions with significant scale in large, fragmented markets. We are the leading distributor for specialty concrete and construction products in North America, with an approximately        % share of a fragmented and competitive $             billion total addressable market. The majority of the total addressable market is served by local or regional competitors, which we believe provides us with an opportunity for long-term profitable growth, particularly given our leading market position.

        Strong value proposition for customers as "one-stop-shop" for products and services. We leverage our branch and jobsite presence to better serve our customers. Specifically, we provide specialty concrete and construction products serving professional concrete contractors and self-performing general contractors, as well as all professional contractors who require power tools and accessories, safety equipment, and fastening products, in non-residential and residential markets. Our comprehensive portfolio of approximately 400,000 SKUs includes concrete accessories and chemicals, engineered materials and fasteners, tools, equipment and safety products, steel products, wood products, as well as rental services for the concrete trades. We focus on specialized solutions that benefit from a consultative sales process and we serve the entire lifecycle of a project from excavation to project completion, and maintenance and repair. Our products and services are utilized on some of the nation's most visible and challenging multi-year projects from data and distribution centers, corporate headquarters, and state of the art recreational destinations, such as casinos and sports arenas, to critical infrastructure, such as airports, water treatment plants, and road and bridge construction and repair.

        We also provide services to our customers including pre-bid assistance, jobsite delivery, two-hour ready will-call, rebar fabrication, tilt-up concrete brace and form rental, value engineering, and product, application, and jobsite safety training. We utilize our fleet of 1,150 trucks to provide same day/next day jobsite delivery and in our 270 customer-facing locations, our associates serve as trusted resources who provide critical advice to our customers.

        We believe that the breadth of our products and services provide us with a significant competitive advantage versus our smaller local and regional competitors, which helps us secure repeat business and earn new business.

        Diversity across customers, suppliers, geographic footprint, and end-markets. We believe that our relationships with a broad set of customers provides visibility into the future needs of our marketplace and diversifies our business across a wide array of project types. Additionally, our broad customer base of approximately 200,000 contractors limits customer concentration, as no single customer is responsible for more than 0.6% of our Net sales and our top 10 customers represented only approximately 3.2% of our Net sales during fiscal 2018. We maintain relationships with approximately 4,000 suppliers, and with multiple suppliers for many of our products, limiting the risk of product shortages and supply chain disruptions while ensuring a compelling assortment of product options for our customers. Our diverse geographic footprint of 270 customer-facing locations throughout 39 U.S. states and six Canadian provinces limits our dependence on any one region, and allows us to better serve large, national customers who benefit from our scale.

        Leadership with significant relevant customer service experience. Our executive management team has an average of 21 years of relevant industry experience across executive and field positions, primarily with HD Supply and its predecessors.

        Our Chief Executive Officer, John Stegeman, has led HD Supply Construction & Industrial since April 2010 and possesses over 34 years of relevant experience. Previously, Mr. Stegeman worked for Ferguson Enterprises for 24 years, serving as its President and Chief Executive Officer from 2005 to 2009.

        Our President, Alan Sollenberger, has over 12 years of industrial distribution experience, most recently serving as President of White Cap since November 2019, Chief Operating Officer from February 2017 to November 2019, Chief Administrative Officer from April 2015 to February 2017, Vice President, Chief Financial Officer from May 2010 to April 2015, and, prior to that, held various finance positions at HD Supply and The Home Depot.

        Our Chief Financial Officer, Shawn Meredith, has over 11 years of experience as a chief financial officer and over 13 years of industrial products experience, seven of which have been focused on distribution, before joining HD Supply Construction & Industrial in May 2019.

        Our General Counsel and Corporate Secretary, Susan Stucker, has over 30 years of legal experience, including 12 years with HD Supply. From April 2007 to December 2015, Ms. Stucker was responsible for labor and employment law matters, and, since January 2016, has led HD Supply's litigation, employment law, and risk management teams.

        Our Chief Human Resources Officer, Elizabeth Malkin, has nearly 20 years of experience in the human resources field and, since October 2006, has held various roles in the areas of talent acquisition, organizational effectiveness, talent management, and learning at HD Supply.

        All of our leaders are focused on promoting team chemistry and creating an engaging work environment that incentivizes employees to deliver exceptional service to customers.

        Customer-integrated technology infrastructure. We have an integrated IT infrastructure that enables us to leverage our inventory and data to better service our customers. We have invested in customer-specific applications, enabling us to reduce transactional friction and improve customer connectivity. We believe these capabilities differentiate White Cap from our smaller competitors.

        Deep preferred supplier relationships. We developed extensive and long-term relationships with many of our suppliers who, we believe, value our history of close coordination, national scale, and field capabilities. This provides us with early access to new products, custom training on specialized products, and early awareness of upcoming projects, making us the distributor of choice for many of our customers.

        Cooperative culture focused on performance and excellence. Our unwavering focus on customer success, a local market managed sales approach, intense teamwork, process excellence, and trusted relationships drive our 5,500 associates to perform at the highest level. Our associates benefit from strong industry experience and participate in continuous leadership and sales training.

        Strong financial profile with attractive operating cash flows. We benefitted from purchasing scale and strategic initiatives, that increased our net income and Adjusted EBITDA. Our low capital requirements and effective capital management resulted in strong operating cash flows."

Our Strategies

        We plan to further strengthen our competitive position, achieve profitable growth, and create stockholder value by:

        Setting the standard of excellence. Providing industry-leading products, services, and expertise through our knowledgeable associates and exceptional customer experience.

        Focusing on driving customer success. We earn the trust of our valued customers by always delivering what is needed, when they need it, and where they need it.

        Committing to meaningful associate, supplier and community relationships. Our dedication to providing safe work environments, exceptional experiences, and compelling opportunities supports our efforts to attract and retain the most qualified and motivated associates in the industry. Similarly, we believe that we maintain excellent relationships with our suppliers and strive to be their first call when choosing a go-to-market partner for their products. Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs, and events that foster community development both financially and through the volunteer efforts of our associates.

        Continuing to invest in attracting, retaining, and developing world-class talent. We will maintain and expand our already-strong talent base by continuing to develop our employees through leadership programs and workshops, which provide specialized training and learning tools. In addition, we deliver attractive opportunities to our associates while leveraging their knowledge and expertise by redeploying them across our organization.

        Investing in further integration with our customers. We continue to invest in winning additional business from our existing customers. We are continuously looking to invest in capabilities that enable customer-facing integrations and ecommerce capabilities, which we believe will make White Cap the preferred partner for our customers and enable deeper relationships and create opportunities for outsized growth.

        Attracting new customers and expanding into strategic geographies. We have identified a number of large, attractive markets across various regions that we plan to enter. Given the large and highly fragmented nature of our industry, there is an opportunity to further leverage our expansive products and services. Since 2011, we have opened 47 greenfield locations with compelling return profiles.

        Continuing to focus on operational excellence. We continue to emphasize and execute on our operational initiatives to leverage our scale for improved profitability, strengthen our pricing and category management capabilities, enhance our supply chain efficiency, and invest in IT solutions to drive productivity throughout the business.

        Supplementing organic growth with "tuck-in" acquisitions in core and adjacent markets, products, and services. Acquisitions are core to our strategic business model. We look to complement our strong history of organic growth via select acquisitions that allow us to broaden our product offering, geographic footprint, and service capabilities. We have a successful track record of integrating over 30 acquisitions since 1997. Most recently, we acquired A.H. Harris, which has provided us with access to large, dense, and growing metropolitan areas in the Northeast. A.H. Harris added capabilities in proprietary forming and shoring solutions, waterproofing, and rebar fabrication. In addition, we acquired significant talent in the A.H. Harris acquisition.

Our Markets

        We offer a diverse range of products and services in the specialty construction market in the U.S. and Canada. The markets in which we operate have a high degree of customer and supplier fragmentation, with customers that typically demand a high level of service and availability of a broad set of complex products from a large number of suppliers. These market dynamics make the distributor a critical element within the value chain.

        We serve professional contractors and traders in the specialty construction market by meeting their distinct and customized supply needs in non-residential, and residential applications. We estimate that this market currently represents a total addressable market of approximately $             billion annually with demand driven primarily by non-residential construction, residential construction, and repair and remodeling construction spending. We serve our customers through our 270 customer-facing locations in 39 U.S. states and six Canadian provinces. We believe we are well-positioned to benefit from the continued expansion of non-residential and residential construction end-markets.

Our History

        Although the history of the White Cap brand and related business dates back to California in 1976, we have been operating as a reportable segment of HD Supply since it was acquired by three private equity firms from The Home Depot, Inc. in 2007. On July 2, 2013, HD Supply completed an initial public offering of its common stock and we have continued as a reportable segment and business unit of HD Supply since that time, and expect to continue as such until the spinoff is completed.

        In March 2018, we completed the acquisition of A.H. Harris, a specialty construction distributor serving the northeast and mid-Atlantic regions, expanding our market presence in the northeastern U.S. For additional information on the acquisition of A.H. Harris, see Note 2 to our combined financial statements, "Acquisitions."

Customers and Suppliers

        We maintain a customer base of approximately 200,000 customers, many of whom represent long-term relationships. We are subject to very low customer concentration with our ten largest customers generating approximately 3.2% of our Net sales in fiscal 2018, reducing our exposure to any single customer.

        We have developed relationships with approximately 4,000 suppliers, many of which are long-standing. These supplier relationships provide us with reliable access to inventory, volume purchasing benefits, and the ability to deliver a diverse product offering on a cost-effective basis. We maintain multiple suppliers for a substantial number of our products, thereby limiting the risk of product shortage for customers.

Competition

        We operate in a highly fragmented and competitive market and hold a leading position in the specialty concrete and construction market. The majority of our competition comes from mid-size regional distributors and small, local distributors; however, we also face competition from a number of national distributors for specific products.

        We believe the principal competitive factors for the specialty construction market include local selling capabilities, availability, breadth and cost of materials and supplies, technical knowledge and expertise, value-add service capabilities, customer and supplier relationships, reliability and accuracy of service, effective use of technology, delivery capabilities and timeliness, pricing of products, and the provision of credit. We believe that our key strengths and strategy allow us to compete effectively in our market.

Seasonality

        In a typical year, our results of operations are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Generally, during the winter months, construction and renovation activity declines due to inclement weather and shorter daylight hours. Seasonal variations in results of operations may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects and customer deliveries.

Products

        Our portfolio of industry-leading products and services provides a unique "one-stop-shop" value proposition of professional products and services, spanning approximately 400,000 SKUs including concrete accessories and chemicals, engineered materials and fasteners, tools, equipment and safety products, steel products, wood products, as well as rental services for the concrete trades.

Intellectual property

        Our trademarks and those of our subsidiaries are registered or otherwise legally protected in the U.S., Canada, and China. We, together with our subsidiaries, own approximately 16 trademarks registered worldwide. We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect intellectual property rights through a variety of methods, including trademark, patent, copyright, and trade secret laws, in addition to confidentiality agreements with suppliers, employees, consultants, and others who have access to our proprietary information. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain our material trademark registrations so long as they remain valuable to our business. Other than the trademarks White Cap ®, Brigade ®, Brafasco ®, and A.H. Harris ®, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights, or trade secrets. Other than commercially available software licenses, we do not believe that any of our licenses for third-party intellectual property are material to our business, taken as a whole. See "Risk Factors—Risks Relating to Our Business—If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted."

Employees

        In domestic and international operations, we had approximately 5,500 employees as of February 3, 2019, consisting of approximately 3,700 hourly personnel and approximately 1,800 salaried employees.

        As of February 3, 2019, less than 1% of our workforce was covered by collective bargaining agreements.

Regulation

        Our operations are affected by various statutes, regulations and laws in the markets in which we operate, which historically have not had a material effect on our business. While we are not engaged in a regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices, competition, immigration, and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the salability of our products. The transportation and disposal of many of our products are also subject to federal regulations. The DOT regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. See "Risk Factors—Risks Relating to Our Business—Our costs of doing business could increase as a result of changes in U.S. federal, state, or local regulations."

Environmental, Health, and Safety Matters

        We are subject to a broad range of foreign, federal, state, and local environmental, health, and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination, and otherwise relating to health and safety and the protection of the environment and natural resources. As our operations, and those of many of the companies we have acquired, to a limited extent involve and have involved the handling, transport, and distribution of materials that are, or could be classified as, toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport, and distribute. Our environmental, health, and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition, and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health, and safety laws and regulations, or we may be held responsible for such failures by companies we have acquired. In addition, contamination resulting from our current or past operations, and those of many of the companies we have acquired, may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition, and results of operations. See "Risk Factors—Risks Relating to Our Business—We could incur significant costs in complying with environmental, health, and safety laws or permits or as a result of satisfying any liability or obligation imposed under such laws or permits."

Legal Proceedings

        White Cap is involved in various legal proceedings arising in the normal course of its business. White Cap establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, "Contingencies." In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on White Cap's combined financial condition, results of operations, or cash flows. For all other matters management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the combined financial position, results of operations, or cash flows of White Cap if disposed of unfavorably. For material matters with loss contingencies that are reasonably possible and reasonably estimable, including matters with loss contingencies that are probable and estimable but for which the amount that is reasonably possible is in excess of the amount that White Cap has accrued for, management has estimated the aggregate range of potential loss as $0 million to $5 million. If a material loss is probable or reasonably possible, and in either case estimable, White Cap has considered it in the analysis disclosed any such matter accordingly.

Properties

        As of February 3, 2019, we had a network of approximately 270 customer-facing locations, of which 266 were leased and four were owned. We generally prefer to lease our locations, as it provides the flexibility to expand or relocate our sites as needed to serve evolving markets. Our leased locations comprise approximately seven million square feet. Our leases typically have an initial term that ranges from three to seven years, and the leases usually provide for the option to renew. In addition, we lease a principal executive office co-located with our branch operations in Norcross, Georgia and support offices in Orlando, Florida.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We anticipate that the White Cap board of directors will adopt a written related person transactions policy under which related persons, namely our executives, directors, and principal stockholders, and each of their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with White Cap in an amount exceeding $120,000, without the consent of our Audit Committee or a designated member of the Audit Committee. Any request for us to enter into or materially modify or amend such transactions would be required to be presented to our Audit Committee for review, consideration, and approval. All of our directors and executive officers would be required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person's interest in the transaction, and, if applicable, the impact on a director's independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.

        We anticipate entering into an indemnification agreement with each of our directors. The indemnification agreements will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

        Information with respect to any additional related person transactions not discussed in this information statement will be provided in an amendment to this information statement.

 RELATIONSHIP WITH HD SUPPLY AFTER THE SPINOFF

Historical Relationship with HD Supply

        We are currently an indirect wholly owned subsidiary of HD Supply. We were incorporated in Delaware on January 10, 2020. In conjunction with the spinoff, HD Supply will transfer, or cause its subsidiaries to transfer, to us all the assets and generally all the liabilities relating to the White Cap business, which HD Supply intends to separate from its other operations. As a result of the historical relationship between us and HD Supply, in the ordinary course of our business, we and our subsidiaries have received various services provided by HD Supply and some of its other subsidiaries, including treasury and cash management, procurement, IT, general accounting and finance, payroll and human resources, environmental, health and safety, legal, communications, real estate and facilities, and other general and administrative stewardship. Our audited combined financial statements include allocations by HD Supply of a portion of its overhead costs related to those services. These cost allocations have been determined on a basis that we and HD Supply consider to provide a reasonable reflection of the use of those services.

HD Supply's Distribution of Our Shares

        HD Supply will be our sole stockholder until completion of the spinoff. In the spinoff, HD Supply is distributing its entire equity interest in us to its stockholders as described in more detail in the section entitled "The Spinoff." The spinoff will be subject to a number of conditions, some of which are more fully described above under "The Spinoff—Spinoff Conditions and Termination."

Agreements Between HD Supply and Us

        In the discussion that immediately follows, we have summarized the terms of material agreements that we intend to enter into with HD Supply in connection with the spinoff and to govern our ongoing relationship with HD Supply following the spinoff. The summaries of these agreements are not complete and are qualified by reference to the terms of the agreements, the forms of which will be included as exhibits to the registration statement on Form 10, of which this information statement is a part. We encourage you to read the full text of those agreements. The terms of those agreements have not yet been finalized; changes, some of which may be material, may be made prior to the spinoff.

Separation and Distribution Agreement

        The separation and distribution agreement will contain the key provisions relating to the spinoff, including provisions relating to the principal intercompany transactions required to effect the spinoff, the conditions to the spinoff and provisions governing the relationships between HD Supply and us after the spinoff.

        Transfer of Assets and Assumption of Liabilities.    The separation and distribution agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in advance of our separation from HD Supply so that each of White Cap and HD Supply retains the assets necessary to operate its respective business and retains or assumes the liabilities allocated to it in accordance with the reorganization.

        Representations and Warranties.    In general, neither HD Supply nor we will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the separation and distribution agreement, all assets will be transferred on an "as is," "where is" basis.

        The Distribution. The separation and distribution agreement will govern HD Supply's and our respective rights and obligations regarding the proposed distribution. Prior to the distribution, HD Supply will deliver all of our issued and outstanding shares of common stock to the distribution agent. On the distribution date, HD Supply will instruct the distribution agent to electronically deliver shares of our common stock to HD Supply's stockholders based on the distribution ratio. The HD Supply board of directors will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution.

        Conditions. The separation and distribution agreement will also provide that several conditions must be satisfied or waived by HD Supply, at the direction of its board of directors in its sole and absolute discretion, before the distribution can occur. For further information about these conditions, see "The Spinoff—Spinoff Conditions and Termination." The HD Supply board of directors may, in its sole and absolute discretion, determine the record date, the distribution date, and the terms of the spinoff and may at any time prior to the completion of the spinoff decide to abandon or modify the spinoff.

        Termination. HD Supply, at the direction of its board of directors in its sole and absolute discretion, may terminate the separation and distribution agreement at any time prior to the distribution.

        Release of Claims. HD Supply and we will each agree to release the other and its affiliates, successors, and assigns, and all persons that prior to the distribution have been the other's stockholders, directors, officers, members, agents, and employees, and their respective heirs, executors, administrators, successors, and assigns, from any claims against any of them that arise out of or relate to acts or events occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases will be subject to exceptions set forth in the separation and distribution agreement.

        Indemnification. HD Supply and we will each agree to indemnify the other and each of the other's affiliates and their respective past and present directors, officers, and employees, and each of their successors and assigns, against certain liabilities incurred in connection with the spinoff and our and HD Supply's respective businesses. Neither HD Supply's nor our indemnification obligations are subject to any cap. The amount of either HD Supply's or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The separation and distribution agreement will also specify procedures regarding claims subject to indemnification.

Tax Matters Agreement

        In connection with the spinoff (together with certain related transactions), we and HD Supply will enter into a tax matters agreement that will govern the parties' respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the spinoff (or certain related transactions) to qualify as tax-free for U.S. federal income tax purposes. The tax matters agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.

        In general, the tax matters agreement will govern the rights and obligations that we and HD Supply have after the spinoff with respect to taxes for both pre- and post-closing periods. Under the tax matters agreement, HD Supply generally will be responsible for all of our pre-closing income taxes that are reported on combined tax returns with HD Supply or any of its affiliates. We will generally be responsible for all other income taxes and all non-income taxes primarily related to White Cap that are due and payable after the spinoff.

        The tax matters agreement will further provide that:

  •
  Without duplication of our indemnification obligations described in the prior paragraph, we will generally indemnify HD Supply against (i) taxes arising in the ordinary course of business for which we are responsible (as described above) and (ii) any liability or damage resulting from a breach by us or any of our affiliates of a covenant or representation made in the tax matters agreement; and

  •
  HD Supply will indemnify us against taxes for which HD Supply is responsible under the tax matters agreement (as described above).

        In addition to the indemnification obligations described above, the indemnifying party will generally be required to indemnify the indemnified party against any interest, penalties, additions to tax, losses, assessments, settlements, or judgments arising out of or incident to the event giving rise to the indemnification obligation, along with costs incurred in any related contest or proceeding. Indemnification obligations of the parties under the tax matters agreement are not subject to any cap.

        Further, the tax matters agreement generally will prohibit us and our affiliates from taking certain actions that could cause the spinoff and certain related transactions to fail to qualify for their intended tax treatment, including:

  •
  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may be prevented from allowing or permitting certain business combinations or transactions to occur;

  •
  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in Treasury regulations;

  •
  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not redeem or otherwise acquire any of our common stock, other than pursuant to certain open-market repurchases of less than 20% of our common stock (in the aggregate);

  •
  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not amend our Amended and Restated Certificate of Incorporation (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of our common stock; and

  •
  more generally, we may not take any action that could reasonably be expected to cause the separation and certain related transactions to fail to qualify as tax-free transactions under Section 368(a)(1)(D) and Section 355 of the Code, or to cause the distribution to fail to qualify as a tax-free distribution under Section 355 of the Code.

        In the event that the separation and certain related transactions, including the distribution, fail to qualify for their intended tax treatment, in whole or in part, and HD Supply is subject to tax as a result of such failure, the tax matters agreement will determine whether HD Supply must be indemnified for any such tax by us. As a general matter, under the terms of the tax matters agreement, we are required to indemnify HD Supply for any tax-related losses in connection with the spinoff due to any action by us or any of our subsidiaries following the spinoff. Therefore, in the event that the separation and/or related transactions, including the distribution, fail to qualify for their intended tax treatment due to any action by us or any of our subsidiaries, we will generally be required to indemnify HD Supply for the resulting taxes.

Employee Matters Agreement

        In connection with the distribution and spinoff, we expect to enter into an employee matters agreement with HD Supply that will govern the respective rights, responsibilities, and obligations of us and HD Supply after the spinoff with respect to transferred employees, collective bargaining agreements, incentive plans, group health and welfare plans, defined contribution plans, equity-based awards, and other employment, compensation, and benefit-related matters.

        Liabilities. In general, HD Supply will be responsible for all employment, compensation, and employee benefit liabilities relating to employees of HD Supply and former employees of HD Supply and for all liabilities relating to HD Supply's benefit plans, and White Cap will be responsible for all employment, compensation, and employee benefit liabilities relating to employees of White Cap and former employees of the White Cap business and for all liabilities relating to White Cap's benefit plans, subject to certain exceptions further described in the employee matters agreement.

        Employee Benefits. In general, our employees currently participate in various group health and welfare, retirement, and other employee benefit and compensation plans maintained by HD Supply. Details relating to the benefit plans in which White Cap employees and former employees of the White Cap business will participate after the spinoff are still being discussed between us and HD Supply. However, other than as otherwise provided in the transition services agreement, we expect that White Cap will establish its own group health and welfare plans and retirement plans.

        Equity Compensation. In general, it is currently anticipated that each outstanding HD Supply award held by a White Cap employee or White Cap director as of the spinoff will be adjusted or converted into an award with respect to White Cap common stock and each other HD Supply equity award will also be adjusted or converted but will continue to relate to HD Supply common stock. In each case, the award will be equitably adjusted or converted in a manner intended to preserve the aggregate intrinsic value of the original HD Supply equity award and, other than regarding performance share awards, the terms of the equity awards, such as vesting dates, will generally remain substantially the same. Information with respect to the performance share awards will be provided in an amendment to this information statement.

Transition Services Agreement

        We and HD Supply will enter into a transition services agreement under which HD Supply will provide and/or make available various administrative services and assets to us. The services and assets to be provided to us by HD Supply primarily include:

  •
  IT and network, security, and applications support;

  •
  accounting and finance;

  •
  operations, marketing and procurement;

  •
  human resources, payroll and benefits;

  •
  treasury;

  •
  insurance accounting and claims processing;

  •
  tax matters; and

  •
  administrative services.

        In consideration for such services, we will pay fees to HD Supply for the services provided, and those fees will be based on direct and indirect costs associated with rendering those services, plus a fair market value mark-up.

        The term of the transition services agreement is to be for a period of no more than 18 months beginning on the distribution date (inclusive of any extension period for any transition services).

        The personnel performing services under the transition services agreement will be employees and/or independent contractors of HD Supply or its subsidiaries and will not be under our direction or control.

        The transition services agreement will also contain customary mutual indemnification provisions, which are not subject to a cap.

Other Arrangements

        Information with respect to any other arrangements between HD Supply and us will be provided in an amendment to this information statement.

 MANAGEMENT

Our Directors Following the Spinoff

        The following table and biographies present information, as of January 17, 2020, concerning the individuals whom we expect to serve as our directors following the spinoff, including their respective business experience. The following also includes information about all public company directorships each individual currently holds or held during the past five years.

Name	Age	Occupation	Board Committees	Independent	Other Public Company Boards
James A. Rubright	73	Retired CEO, Rock-Tenn; Board Chairman, White Cap			2
Peter A. Dorsman	64	Retired EVP, NCR			3
Stephen J. Konenkamp	61	Retired Partner, Ernst & Young			1
John A. Stegeman	59	CEO, White Cap	—	No	0

        Mr. Rubright will serve as our independent Board Chairman. He served as Chief Executive Officer of Rock-Tenn Co., a paper and packaging manufacturer, from 1999 until his retirement in October 2013, and served as an executive officer of Sonat, Inc., an energy holding company, from 1994 to 1999 in various capacities, including head of Sonat's interstate natural gas pipeline group and energy marketing businesses. Prior to 1994, he was a partner in the law firm of King & Spalding. Mr. Rubright currently serves on the board of directors for HD Supply. During his tenure as a director of HD Supply since October 2014, he has been independent lead director, and currently is chairman of the nominating and corporate governance committee and a member of the audit committee. Additionally, Mr. Rubright has served as a member of the board of directors of Southern Company Gas, an energy services holding company, since 2016. He previously served as a member of the board of directors of Forestar Group, Inc., a real estate and natural resources company, from 2007 until 2017; AGL Resources, Inc., an energy services holding company (the former Southern Company Gas), from 2001 to 2016; Avondale, Incorporated, the parent company of Avondale Mills, Inc., from 2003 to 2008, and as chairman of Rock-Tenn's board from 2000 until his retirement in October 2013. He holds a bachelor of arts degree from Yale College and a juris doctor degree from the University of Virginia Law School.

        Director Qualifications: Mr. Rubright has significant experience in public company management and board leadership, and a deep understanding of operations, strategy, and risk management that provides valuable insight to our board of directors.

        Mr. Dorsman will serve as an independent director. He retired from NCR Corporation, a global technology company, in April 2014. As executive vice president, global services since July 2012, Mr. Dorsman led NCR Services, a leading global provider of outsourced and managed service offerings. He was also responsible for customer experience, continuous improvement, and quality throughout NCR, serving as chief quality officer during this period. He served as NCR's executive vice president, industry solutions group and global operations from November 2011 to July 2012, and, before then, senior vice president, global operations. Prior to rejoining NCR, Mr. Dorsman was executive vice president and chief operating officer of Standard Register, a provider of information solutions, where he was responsible for the day-to-day operations of the company. Before his role at Standard Register, Mr. Dorsman previously served for nearly 20 years at NCR in various global marketing and sales leadership roles including vice president of worldwide industry marketing. Mr. Dorsman currently serves on the board of directors for HD Supply. During his tenure as a director of HD Supply since March 2017, he has served as a member of the compensation committee and the nominating and corporate governance committee. Additionally, Mr. Dorsman currently serves on the board of directors for Applied Industrial Technologies, a global industrial distributor. During his tenure as a director of Applied Industrial Technologies since July 2002, he has been lead independent director, chairman of the corporate governance committee, and currently is chairman of the executive organization and compensation committee and a member of the corporate governance and executive committees. Mr. Dorsman is also currently a member of the board of directors for IDEAL Industries, a diversified manufacturer. Mr. Dorsman joined the board of directors for IDEAL Industries in August 2016. He served on the board of directors of nfrastructure (a Zones subsidiary), a global information technology solutions provider, from October 2016 to March 2019. He earned a bachelor of science degree from Syracuse University in 1977.

        Director Qualifications: Mr. Dorsman is an experienced board member and brings extensive experience in leading large supply chain and customer service organizations. He has broad distribution expertise as both a senior executive and as a board member.

        Mr. Konenkamp will serve as an independent director. He retired in June 2019 after 38 years (26 as a partner) with Ernst & Young LLP and its affiliates ("EY"), a professional services firm. From January 2014 until his retirement, he served as EY's Global Deputy Vice Chair, Assurance Services with responsibility for leading EY's audit, fraud investigation, and accounting advisory services, globally. Prior to this position, he served as EY's Americas Deputy Vice Chair, Assurance from July 1, 2011 to December 31, 2014 and as Assurance Managing Partner of EY's Southeast Region from July 2009 to June 2011. From 1993 until 2010, he served as an audit partner with EY responsible for audits of both public and private companies. Mr. Konenkamp currently serves on the board of directors for HD Supply. During his tenure as a director of HD Supply since October 2019, he has been a member of the audit committee and was designated an audit committee financial expert as defined by the SEC. He received a Bachelor of Business Administration and Master of Accountancy from the University of Georgia and is a Certified Public Accountant.

        Director Qualifications: Mr. Konenkamp brings to the board significant operational and risk management experience, as well as extensive expertise in accounting and auditing, with 38 years of experience leading audits, audit practices, and overseeing teams leading audits.

        John A. Stegeman will serve as our Chief Executive Officer and a director. Mr. Stegeman joined HD Supply in April 2010 as Executive President and focused on building the specialty construction and safety business as the President of HD Supply Construction & Industrial. Prior to joining HD Supply, Mr. Stegeman was President and Chief Executive Officer of Ferguson Enterprises, a plumbing supplies, pipe, valves and fittings, waterworks, fire and fabrication products distributor, from 2005 to 2009. He began his career with Ferguson in 1985 as a management trainee and advanced through the company holding various management positions in three of Ferguson's five business groups: Waterworks, Plumbing, and Heating and Air Conditioning. As part of the Ferguson Waterworks business group, Mr. Stegeman served as Senior Vice President before being named Chief Operating Officer of Ferguson in May 2005. Mr. Stegeman received a bachelor's degree from Virginia Tech and has attended advanced management programs at the Wharton School of Business, the International Institute for Management Development, Duke University's Fuqua School of Business, University of Virginia's Darden School of Business, and Columbia University.

        Director Qualifications: Mr. Stegeman has led White Cap, as a subsidiary of HD Supply, since April 2010. He has significant experience leading our company and has a deep understanding of our business, strategy, and strengths.

        Information with respect to our board leadership structure and the identities and biographies of the balance of our board will be provided in an amendment to this information statement.

Our Executive Officers Following the Spinoff

        The following table and biographies present information, as of January 17, 2020, concerning the individuals we expect to serve as our executive officers following the spinoff, including their respective business experience. See "—Our Directors Following the Spinoff" for information regarding our Board Chairman, Mr. Rubright, and our Chief Executive Officer, Mr. Stegeman.

Name	Age	Position
John A. Stegeman	59	Chief Executive Officer
Alan W. Sollenberger	50	President
Shawn G. Meredith	50	Chief Financial Officer
Susan V. Stucker	58	General Counsel and Corporate Secretary
Elizabeth H. Malkin	43	Chief Human Resources Officer

        Alan W. Sollenberger will serve as our President. He served as President, HD Supply Construction & Industrial since November 2019, as Chief Operating Officer from February 2017 to November 2019, as Chief Administrative Officer from April 2015 to February 2017, as Vice President, Chief Financial Officer from May 2010 to April 2015, as Vice President, Chief Financial Officer of HD Supply Plumbing and Electrical division from January 2009 to May 2010, and as Director, Strategic Business Development of HD Supply from August 2007 to January 2009. Prior to joining HD Supply, he held positions in strategic business development with The Home Depot from 2004 to 2007, and finance and accounting positions with the Ford Motor Company from 2000 to 2004, General Electric, Industrial Systems from 1998 to 2000, RB&W Logistics from 1996 to 1998, and Ernst & Young, LLP from 1992 to 1996. Mr. Sollenberger received a bachelor of science in business administration from Michigan State University and a master of business administration from Emory University.

        Shawn G. Meredith will serve as our Chief Financial Officer. She served as our Chief Financial Officer since May 2019, with over seven years in industrial products and distribution experience. Prior to joining HD Supply, she served as Senior Vice President, Chief Financial Officer of Gemaire Distributors, a heating, air conditioning, refrigeration equipment, parts, and supplies distributor and wholly-owned subsidiary of Watsco, Inc., from August 2016 to May 2019, and as Vice President, Compliance of Watsco, Inc., an air conditioning, heating and refrigeration equipment, and related parts and supplies distributor, from June 2016 to August 2016. She served as Vice President, Operations of Cardinal Health, a health care services and products company, from September 2014 to April 2016, after a sale and integration of the Innovative Therapies business where she served as Chief Financial Officer from October 2013 to September 2014. She served as Chief Financial Officer at BFG Supply from May 2012 to October 2013, and as Chief Financial Officer of HSW International/Remark Media from May 2008 to May 2012. She served in progressive finance leadership roles at Network Communications, Medical Doctor Associates and PricewaterhouseCoopers from October 2001 to April 2008. Ms. Meredith received a bachelor of science in accounting from the University of Florida and a master in accounting from Florida International University. She is a certified public accountant.

        Elizabeth H. Malkin will serve as our Chief Human Resources Officer. In this role, she will oversee all areas of the human resources function including compensation, benefits, talent acquisition, organizational development and learning, mergers and acquisitions, employee relations, human resources systems and payroll, as well as Corporate Communications. With nearly 20 years in the human resources field, Ms. Malkin has significant experience outlining people strategies and developing leaders at all levels of the organization. She has served as Vice President, Human Resources for HD Supply Construction & Industrial since April 2018. Ms. Malkin joined HD Supply in 2006 and held various roles of increasing responsibility in the areas of talent acquisition, organizational effectiveness, talent management, and learning, including Director of Enterprise Talent Management from May 2014 to March 2017 and Director, Learning and Leadership Development from March 2017 to April 2018.

Prior to joining HD Supply, Ms. Malkin served in recruiting positions with Sarnoff Corporation, a division of SRI, International and in various recruiting and project management positions with Capital One Financial Services. Ms. Malkin received a bachelor of arts in psychology from Agnes Scott College and a graduate certificate in human resource management from Southern New Hampshire University.

        Susan V. Stucker will serve as our General Counsel and Corporate Secretary. She joined HD Supply in April 2007 and was promoted to Vice President, Legal, in November 2010, with responsibility for labor and employment law matters, and, in January 2016, her area of responsibility was expanded to also include the company's litigation, employment law, and risk management teams. Prior to joining HD Supply, she served as Director, Legal for Sprint Telecommunications from October 1991 to April 2007. She holds a bachelor of arts and juris doctor degrees from Florida State University.

Director Independence

        NASDAQ rules require that our board of directors have a majority of independent directors. We currently expect that all of our directors, other than Mr. Stegeman, will qualify as independent according to the rules and regulations of the SEC and NASDAQ as of the distribution date. Information with respect to director independence will be provided in an amendment to this information statement.

Board Leadership Structure

        Information with respect to our board leadership structure will be provided in an amendment to this information statement.

Committees of the Board

        Upon completion of the spinoff, the committees of our board of directors are expected to consist of an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. Each of these committees will be required to comply with the requirements of the SEC and NASDAQ. Our board of directors will adopt a written charter for each of these committees, which will be posted to our website prior to the distribution date:

Audit Committee

        Our Audit Committee will be responsible for, among other things, oversight of our independent auditors and the integrity of our financial statements. Information with respect to our Audit Committee members will be provided in an amendment to this information statement.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee will be responsible for, among other things, evaluating new director candidates and incumbent directors and recommending directors to serve as members of our board committees. Information with respect to our Nominating and Corporate Governance Committee members will be provided in an amendment to this information statement.

Compensation Committee

        Our Compensation Committee will be responsible for, among other things, establishing and administering our policies, programs, and procedures for compensating our executive officers and board of directors. Information with respect to our Compensation Committee members will be provided in an amendment to this information statement.

Director Compensation

        Information with respect to director compensation will be provided in an amendment to this information statement.

Code of Conduct and Ethics and a Code of Ethics for Senior Executive and Financial Officers

        Prior to the distribution date, we will adopt a written Code of Conduct and Ethics and a written Code of Ethics for Senior Executive and Financial Officers that are designed to reinforce our commitment to high ethical standards and to promote:

  •
  accountability and responsibility for making good decisions and for the outcomes of those decisions;

  •
  responsibility to one another by treating all with dignity and respect;

  •
  responsibility to the public and our stockholders by taking responsibility for our actions;

  •
  responsibility to our business partners by treating our business partners as equals in the quest for high business conduct standards; and

  •
  responsibility to governments and the law by complying with applicable legal and regulatory standards.

 COMPENSATION DISCUSSION AND ANALYSIS

        Information with respect to compensation will be provided in an amendment to this information statement.

 EXECUTIVE COMPENSATION

        Information with respect to executive compensation will be provided in an amendment to this information statement.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the anticipated beneficial ownership of our common stock by:

  •
  each stockholder who is expected following the spinoff to beneficially own more than 5% of our common stock;

  •
  each executive officer named in the Summary Compensation Table;

  •
  each person expected to serve on our board of directors as of the distribution date; and

  •
  all of our executive officers and directors, as a group, expected to serve as of the distribution date.

        We have based the percentage amounts set forth below on each indicated person's beneficial ownership of HD Supply common stock as of                    , 2020, unless we indicate some other basis, and based on the distribution of            share[s] of our common stock for every            share of HD Supply common stock outstanding. To the extent our directors and executive officers own HD Supply common stock at the time of the spinoff, they will participate in the distribution of our common stock in the spinoff on the same terms as other holders of HD Supply common stock. Immediately after the distribution date, we will have an aggregate of approximately             million shares of common stock outstanding, based on approximately              million shares of HD Supply common stock outstanding on                    , 2020. The number of shares of common stock beneficially owned by each stockholder, director or executive officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes below, each holder identified below has sole voting and investment power with respect to the shares of our common stock beneficially owned. The mailing address for each of the directors and executive officers is c/o: White Cap Supply Holdings, Inc., 6250 Brook Hollow Parkway, Norcross, Georgia 30071.

        Information regarding beneficial ownership of White Cap common stock will be provided in an amendment to this information statement.

 DESCRIPTION OF CAPITAL STOCK

        Our certificate of incorporation and by-laws will be amended and restated prior to the completion of the spinoff (our certificate of incorporation, as amended and restated (the "Amended and Restated Certificate of Incorporation"), and our by-laws, as amended and restated (the "Amended and Restated By-laws")). The following is a summary of the material terms of our capital stock that will be contained in the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws to be in effect at the time of the spinoff, which you must read for complete information on our capital stock as of the time of the spinoff. We have not yet finalized the terms of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and will include finalized descriptions thereof in an amendment to this information statement. The Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each in a form expected to be in effect at the time of the spinoff, will be included as exhibits to our registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the General Corporation Law of the State of Delaware (the "DGCL").

General

        Our authorized capital stock consists of            shares of common stock, par value $            per share;            shares of preferred stock, par value $            per share.

Dividends on Capital Stock

        Our board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Preferred Stock

        At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series.

Common Stock

        The holders of our common stock are entitled to one vote for each share held. Upon liquidation, the holders of our common stock are entitled to share ratably in the assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions, or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

        Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of White Cap.

Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws, and Delaware Law That May Have an Anti-Takeover Effect

        Certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and Delaware law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of White Cap. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management. These provisions include:

  •
  for five years following            , a classified board structure, which may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our board of directors;

  •
  no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

  •
  the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

  •
  the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

  •
  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

  •
  the requirement that a special meeting of stockholders may be called only by a majority vote of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

  •
  for five years following            , our Amended and Restated By-laws and certain provisions of our Amended and Restated Certificate of Incorporation may only be amended by the affirmative vote of the holders of at least three-fourths (75%) of the outstanding shares of our common stock, voting together as a single class, including the provisions governing the liability and indemnification of directors, corporate opportunities, and the prohibition on stockholder action by written consent;

  •
  the ability of our board of directors, by majority vote, to amend our Amended And Restated By-laws, which may allow our board of directors to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquirer to amend our Amended And Restated By-laws to facilitate a hostile acquisition; and

  •
  advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

        We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the person became an interested stockholder, unless:

  •
  prior to the time that the person became an interested stockholder the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding, for the purpose of determining the number of shares outstanding, those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the corporation's outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

        The board believes that the foregoing provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws will protect our stockholders against potential self-interested actions of short-term investors, promote the establishment of long-term strategies and goals, and help to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of stockholders who might have an agenda contrary to the interests of all stockholders

Market Listing

        We have applied to list our common stock on NASDAQ under the symbol "WCAP."

Transfer Agent, Distribution Agent, and Registrar

        American Stock Transfer & Trust Company is currently expected to be the transfer agent, distribution agent, and registrar for our common stock. Our stockholders can contact the transfer agent, distribution agent, and registrar at:

  By Mail, Overnight Courier or Hand-Delivery to:
  American Stock Transfer & Trust Company, LLC
  6201 15th Avenue
  Brooklyn, NY 11219

  By Phone or Email:
  Telephone: (800) 937-5449 or (718) 921-8137
  Outside the U.S., Canada and Puerto Rico: (718) 921-8137
  Email: help@astfinancial.com

 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        White Cap is incorporated under the laws of the state of Delaware.

        Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(e) of the DGCL provides that expenses, including attorneys' fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys' fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director's liability (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

        White Cap's Amended and Restated Certificate of Incorporation will contain a provision permitted under the DGCL relating to the liability of directors. This provision eliminates a director's personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate White Cap's rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws. The inclusion of this provision in White Cap's Amended and Restated Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

        The Amended and Restated By-laws will require White Cap to indemnify and advance expenses to its directors and officers to the fullest extent permitted by the DGCL and other applicable law, except in certain cases of a proceeding instituted by the director or officer without the approval of our board of directors. The Amended and Restated By-laws will provide that White Cap is required to indemnify its directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees, and other expenses incurred in connection with threatened, pending, or completed legal proceedings because of the director's or officer's positions with White Cap or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to the directors and officers to enable them to defend against such proceedings.

        It is anticipated that the White Cap board of directors will approve a form of indemnification agreement with respect to the directors and will enter into such form of indemnification agreement with each of its directors. The form of indemnification agreement provides the directors with contractual rights to the indemnification and expense advancement rights provided under White Cap's Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

        It is anticipated that White Cap will obtain directors' and officers' liability insurance which insures against certain liabilities that its directors and officers and its subsidiaries, may, in such capacities, incur.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form 10 under the Exchange Act relating to shares of our common stock, including those being distributed in the spinoff. This information statement is a part of that registration statement but does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information relating to us and our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules on the SEC's website at http://www.sec.gov.

        As a result of the spinoff, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements, and other information with the SEC. Those periodic reports, proxy statements, and other information will be available at the SEC's website at http://www.sec.gov.

        We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        We plan to make available free of charge on our website, www.whitecap.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. Furthermore, all of these documents will be provided free of charge to any stockholders requesting a copy by writing to: White Cap Supply Holdings, Inc., 6250 Brook Hollow Parkway, Norcross, Georgia 30071, Attention: Susan V. Stucker, Corporate Secretary. We will use our website as a channel for routine distribution of important information, including news releases, analyst presentations, and financial information. In addition, our website allows investors and other interested persons to sign up to automatically receive e-mail alerts when we post news releases and financial information on our website.

        The information on our website is not, and shall not be deemed to be, a part of this information statement or incorporated into any other filings we make with the SEC.

        No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or HD Supply. Neither the delivery of this information statement nor consummation of the spinoff shall, under any circumstances, create any implication that there has been no change in our affairs or those of HD Supply since the date of this information statement, or that the information in this information statement is correct as of any time after its date

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of HD Supply Holdings, Inc.,

Opinion on the Financial Statements

        We have audited the accompanying combined balance sheet of White Cap, the construction and industrial business of HD Supply Holdings, Inc. (the "Company") as of February 3, 2019, and the related combined statements of operations and comprehensive income, of equity and of cash flows for each of the two years in the period ended February 3, 2019, including the related notes (collectively referred to as the "combined financial statements"). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of February 3, 2019, and the results of its operations and its cash flows for each of the two years in the period ended February 3, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

        Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
January 17, 2020

We have served as the Company's auditor since 2019.

White Cap

Combined Statements of Operations and Comprehensive Income

(in millions)

	Fiscal Year Ended
	February 3, 2019	January 28, 2018
Net sales	$2,961.2	$2,276.4
Cost of sales	1,917.9	1,459.8

Gross Profit	1,043.3	816.6
Operating expenses:
Selling, general and administrative	748.0	601.2
Depreciation and amortization	51.0	40.2
Restructuring	—	0.6

Total operating expenses	799.0	642.0
Operating Income	244.3	174.6
Interest expense	7.8	40.2

Income Before Provision for Income Taxes	236.5	134.4
Provision for income taxes	62.8	44.3

Net Income	$173.7	$90.1

Other comprehensive income—foreign currency translation adjustment	3.0	0.4

Total Comprehensive Income	$176.7	$90.5

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Balance Sheet

(in millions)

February 3, 2019
ASSETS
Current assets:
Cash and cash equivalents	$16.7
Receivables, less allowance for doubtful accounts of $10.9	384.9
Inventories	357.6
Other current assets	17.7

Total current assets	776.9

Property and equipment, net	112.4
Goodwill	386.7
Intangible assets, net	118.7
Deferred tax asset	1.3
Other assets	3.6

Total assets	$1,399.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$178.5
Accrued compensation and benefits	45.3
Current installments of long-term debt	0.1
Other current liabilities	62.6

Total current liabilities	286.5

Long-term debt, excluding current installments	45.9
Deferred tax liabilities	24.0
Other liabilities	12.9

Total liabilities	369.3

Equity:
Net Parent Investment	1,033.5
Accumulated other comprehensive loss	(3.2)

Total equity	1,030.3

Total liabilities and equity	$1,399.6

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Statements of Equity

(in millions)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)(1)	Total Equity
Balance at January 29, 2017	$537.9	$(6.6)	$531.3

Net income	90.1		90.1
Net Distribution to Parent	(29.0)		(29.0)
Other comprehensive income (loss):
Foreign currency translation adjustment		0.4	0.4
Other	—	—	—

Balance at January 28, 2018	$599.0	$(6.2)	$592.8

Net income	173.7		173.7
Net Contribution from Parent	260.8		260.8
Other comprehensive income (loss):
Foreign currency translation adjustment		3.0	3.0
Other	—	—	—

Balance at February 3, 2019	$1,033.5	$(3.2)	$1,030.3

(1)
Accumulated Other Comprehensive Income (Loss) is comprised of cumulative foreign currency translation adjustments, net.

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Statements of Cash Flows

(in millions)

	Fiscal Year Ended
	February 3, 2019	January 28, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$173.7	$90.1
Reconciliation of net income to net cash provided by (used in) operating activities:
Provision for uncollectibles	5.8	4.2
Depreciation and amortization	58.1	45.0
Stock-based compensation expense	6.4	5.1
Deferred income taxes	3.2	0.8
Non-cash interest expense from Parent	7.8	40.2
Non-cash allocation charges from Parent	40.0	33.2
(Gain) loss on sale of property and equipment	0.4	0.5
Other	(0.1)	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(66.1)	(40.9)
(Increase) decrease in inventories	(20.6)	(36.6)
(Increase) decrease in other current assets	(5.5)	(0.8)
(Increase) decrease in other assets	(0.1)	2.0
Increase (decrease) in accounts payable	(9.6)	17.7
Change in net receivables from / payables to affiliates	—	0.1
Increase (decrease) in accrued liabilities	19.2	(3.3)
Increase (decrease) in other long-term liabilities	0.8	—

Net cash provided by (used in) operating activities	213.4	157.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32.9)	(34.9)
Payments for business acquired, net	(362.3)	—
Proceeds from sale of property and equipment	0.1	0.4

Net cash provided by (used in) investing activities	(395.1)	(34.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash contribution from (distribution to) Parent	194.3	(113.9)
Borrowings on long-term revolver debt	15.6	7.1
Repayments on long-term revolver debt	(24.1)	(14.0)

Net cash (provided by) used in financing activities	185.8	(120.8)

Increase (decrease) in cash and cash equivalents	$4.1	$2.0
Cash and cash equivalents at beginning of period	12.6	10.6

Cash and cash equivalents at end of period	$16.7	$12.6

The accompanying notes are an integral part of these combined financial statements.

White Cap

Notes to Combined Financial Statements

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying combined financial statements present the results of operations, financial position and cash flows of the Construction & Industrial business of HD Supply Holdings, Inc. (the "Company," or "White Cap").

        On September 24, 2019, HD Supply Holdings Inc. ("HD Supply" or "Parent") announced its intention to separate into two public companies, HD Supply Facilities Maintenance and White Cap. The transaction is expected to be tax-free to HD Supply stockholders for United States ("U.S.") tax purposes. The separation is expected to be completed by the middle of fiscal 2020.

Nature of Business

        White Cap serves professional contractors as North America's leading distributor of specialty concrete and construction products and services in the non-residential and residential markets.

        The Company's portfolio of industry-leading products and services provides a unique "one-stop-shop" value proposition of professional products and services, spanning approximately 400,000 stock keeping units ("SKUs") including concrete accessories and chemicals, engineered materials and fasteners, tools, equipment and safety products, steel products, wood products, as well as rental services for the concrete trades. White Cap operates 270 customer-facing locations in 39 U.S. states and six Canadian provinces where its 5,500 associates provide support for the Company's approximately 200,000 customers annually. The Company's products and services span the entire lifecycle of a project from excavation to project completion, and maintenance and repair. White Cap utilizes and intends to utilize various brands in its business, including White Cap, Brafasco, and Contractors' Warehouse. Our brands serve professional contractors in the non-residential and residential construction markets.

        In accordance with accounting principles generally accepted in the U.S. ("GAAP"), the Company reports one reportable segment. Net sales for White Cap outside the U.S., primarily Canada, were $110.2 million and $103.0 million in fiscal 2018 and fiscal 2017, respectively. Long-lived assets of the Company outside the U.S., in Canada, were $4.1 million as of February 3, 2019.

Basis of Presentation

        The Company has historically operated as part of HD Supply and not as a stand-alone entity. White Cap's combined financial statements present the results of operations, financial position and cash flows prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of HD Supply. All revenues and costs as well as assets and liabilities that are either legally attributable to the Company or directly associated with its business activities are included in the Company's combined financial statements. Intercompany transactions, profits and balances between the Company's combined entities have been eliminated. The operations comprising White Cap are in various legal entities and divisions, which have no direct ownership relationship. Accordingly, Parent equity is shown in lieu of stockholders' equity in the combined financial statements. The Company's combined financial statements have been prepared in accordance with GAAP.

        The preparation of these combined financial statements includes the use of historical allocation accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the Parent level, which related to or were incurred on behalf of the Company, have been identified and allocated as appropriate to reflect the financial results of the Company for the periods presented.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Assets reflected in the Company's Combined Balance Sheet include items such as rebate receivables; liabilities include items such as employee benefit accruals and insurance accruals; expenses reflected in the Company's Combined Statement of Operations and Comprehensive Income include services for items such as human resources, tax, accounting, information technology ("IT"), legal, internal audit, operations, and treasury. Allocations utilized to determine the amounts reflected in the combined financial statements were based on specific identification where practicable. In instances where specific identification was deemed not practicable, allocations were based on allocation-specific, appropriate metrics including, but not limited to, revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), branch count and employee count. Management believes the methodology applied in the allocation of these costs is reasonable and such methodologies were consistently applied across periods presented herein.

        These combined financial statements may not necessarily be indicative of the cost structure or results of operations that would have existed if the Company operated as a stand-alone, independent business. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas including IT and infrastructure. Further, a change in the Parent's size and cost structure may result in additional or fewer expenses.

Fiscal Year

        White Cap's fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. The fiscal year ending February 3, 2019 ("fiscal 2018") included 53 weeks. The fiscal year ended January 29, 2018 ("fiscal 2017") included 52 weeks.

Estimates

        Management has made a number of estimates and assumptions relating to the reporting of certain assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing the elements of these combined financial statements in conformity with GAAP. Actual results could differ from these estimates. Also, as discussed under Basis of Presentation, these combined financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity or the future results of the Company.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

        Accounts receivable are evaluated for collectability based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of lien and bond rights. An allowance for doubtful accounts is estimated as a percentage of aged receivables. This estimate is periodically adjusted when management becomes aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in historical collection patterns.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

        Inventories consist primarily of finished goods and are carried at the lower of cost and net realizable value. The cost of inventories is determined by the weighted average cost method. Inventory value is evaluated at each balance sheet date to ensure that it is carried at the lower of cost and net realizable value. This evaluation includes an analysis of historical physical inventory results, a review of excess and obsolete inventories based on inventory aging, and anticipated future demand. Periodically, perpetual inventory records are adjusted to reflect declines in net realizable value below inventory carrying cost.

Consideration Received From Vendors

        The Company enters into agreements with many of its vendors providing for inventory purchase rebates ("vendor rebates") upon achievement of specified volume purchasing levels. Vendor rebates are accrued as part of cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates recognized on products not yet sold. At February 3, 2019, vendor rebates included in inventory were $16.0 million and vendor rebates due to the Company were $35.6 million. The receivables are included in Receivables in the accompanying Combined Balance Sheet.

Property and Equipment

        Property and equipment are recorded at cost and depreciated using the straight-line method based on the following estimated useful lives of the assets:

Buildings and improvements	5 - 45 years
Transportation equipment	5 - 7 years
Furniture, fixtures and equipment	3 - 10 years

Capitalized Software Costs

        The Company capitalizes certain software costs, which are being amortized on a straight-line basis over the estimated useful lives of the software, generally three years. At February 3, 2019, capitalized software costs totaled $2.2 million, net of accumulated amortization of $32.6 million. Amortization of capitalized software costs totaled $4.9 million and $8.7 million in fiscal 2018 and fiscal 2017, respectively.

Business Combinations, Goodwill, and Other Intangible Assets

        The Company allocates the purchase price paid for business acquisitions to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. The excess of the purchase price paid over the fair values of these identifiable assets and liabilities is allocated to goodwill. White Cap does not amortize goodwill, but does assess the recoverability of goodwill on an annual basis or whenever events or circumstances indicate that it is "more likely than not" that the fair value of a reporting unit has dropped below its carrying value. The Company determines the fair values

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of its identified reporting units using a discounted cash flow ("DCF") analysis and a market comparable method, with each method being equally weighted in the calculation. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. There were no goodwill impairment charges recorded in fiscal 2018 or fiscal 2017.

Impairment of Long-Lived Assets

        Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, undiscounted future cash flows over the remaining life of the asset are projected. If these projected cash flows are less than the carrying amount, an impairment loss is recognized to the extent the fair value of the asset less any costs of disposition is less than the carrying amount of the asset. Judgments regarding the existence of impairment indicators are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows. No material impairments of long-lived assets were identified during fiscal 2018 or fiscal 2017.

Self-Insurance

        HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, and workers' compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability in the balance sheet. HD Supply's self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. These self-insurance programs have been allocated to White Cap using reasonable methodologies such as sales, payroll, and headcount information. At February 3, 2019, the Company's self-insurance liabilities totaled $21.5 million.

Fair Value Measurement

        The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable, accrued compensation and benefits, and other current liabilities approximate fair value due to the short-term nature of these financial instruments. The Company's long-term financial assets and liabilities are recorded at historical costs. See Note 5, Debt, for information on the fair value of long-term financial instruments.

Revenue Recognition

        The Company recognizes revenue, net of allowances for returns and taxes collected from the customer, when an identified performance obligation is satisfied by the transfer of control of promised products or services to the customer.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company ships products to customers by internal fleet and third party carriers. Transfer of control to the customer for products generally occurs at the point of destination (i.e., upon transfer of title and risk of loss of products). Transfer of control for services occurs when the customer has the right to direct the use of and obtain substantially all of the remaining benefits of the asset that is created or enhanced from the service. Revenues related to services are recognized in the period the services are performed and were approximately $5.0 million and $4.6 million in fiscal 2018 and fiscal 2017, respectively.

Shipping and Handling Fees and Costs

        The Company includes shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and included in Selling, general and administrative expenses and totaled $23.1 million and $16.5 million in fiscal 2018 and fiscal 2017, respectively.

Advertising

        Advertising costs are charged to expenses as incurred. Advertising expenses, which are included in Selling, general and administrative expenses, were approximately $6.0 million and $5.6 million in fiscal 2018 and fiscal 2017, respectively.

Income Taxes

        The Company provides for federal, state, and foreign income taxes currently payable, as well as for those deferred due to temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state, and foreign tax benefits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

Concentration of Credit Risk

        The majority of the Company's revenues are credit sales, which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the construction industry in the areas where they operate. Concentration of credit risk with respect to trade accounts receivable is limited by the large number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers.

Leases

        Leases are reviewed for capital or operating classification at their inception under the guidance of Accounting Standard Codification ("ASC ") 840, "Leases." The Company uses its incremental borrowing rate in the assessment of lease classification and assumes the initial lease term includes

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

renewal options that are reasonably assured. The Company conducts operations primarily under operating leases. For leases classified as operating leases, the Company records rent expense on a straight-line basis over the lease term beginning with the date the Company has access to the property, which in some cases is prior to commencement of lease payments. Accordingly, the amount of rental expense recognized in excess of lease payments is recorded as a deferred rent liability and is amortized to rental expense over the remaining term of the lease.

Stock-Based Compensation

        Certain employees of the Company participate in the HD Supply Holdings, Inc. Omnibus Incentive Plan (the "Plan"), which was established by HD Supply and approved by HD Supply's stockholders on May 17, 2017. The Plan provides for stock-based awards to employees, consultants, and directors, including stock options, stock purchase rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock appreciation rights, dividend equivalents, and other stock based awards. The Plan is an amendment and restatement of the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan, which replaced and succeeded the HDS Investment Holding, Inc. Stock Incentive Plan (the "Stock Incentive Plan"), and, from and after June 26, 2013, no further awards may be made under the Stock Incentive Plan. Both plans are accounted for under ASC 718, "Compensation—Stock Compensation," which requires the recognition of share-based compensation costs in the combined financial statements. The Company includes these costs in Selling, general and administrative expense in the Combined Statements of Operations and Comprehensive Income.

Comprehensive Income

        Comprehensive income includes Net income adjusted for certain revenues, expenses, gains and losses that are excluded from net income under GAAP. Adjustments to net income are for foreign currency translation adjustments.

Foreign Currency Translation

        Assets and liabilities of the Canadian subsidiary, which has a functional currency other than the U.S. dollar, are translated into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at a monthly average exchange rate and equity transactions are translated using either the actual exchange rate on the day of the transaction or a monthly average exchange rate.

Recently Adopted Accounting Pronouncements

        Stock Compensation—In May 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting" ("ASU 2017-09"). This update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for annual and interim periods beginning after December 15, 2017. The amendments in this update are required to be applied prospectively to awards modified on or after the adoption date. The Company adopted this guidance

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

on January 29, 2018 (the first day of fiscal 2018) with no impact to the Company's financial position, results of operations, or cash flows.

        Business Combinations—In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business" ("ASU 2017-01"). This update clarifies the definition of a business with the objective of adding guidance to assist companies to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for annual and interim periods beginning after December 15, 2017. The amendments in this update are required to be applied prospectively with no required disclosure at the transition date. The Company adopted this guidance on January 29, 2018 (the first day of fiscal 2018) with no material impact to the Company's financial position, results of operations, or cash flows.

        Statement of Cash Flows—In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash" ("ASU 2016-18"). The new guidance is intended to reduce diversity in practice by adding or clarifying guidance on classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 is effective for annual and interim periods beginning after December 15, 2017. The amendments in this update are required to be applied retrospectively to all periods presented. The Company adopted this guidance retrospectively on January 29, 2018 (the first day of fiscal 2018) with no material impact on the Company's financial position, results of operations, or cash flows. On a prospective basis, ASU 2016-18 will only impact the Company's financial position and cash flows to the extent it has restricted cash.

        Income Taxes—In October 2016, the FASB issued ASU No. 2016-16, "Income Taxes (Topic 740): Intra-entity Transfers of Assets Other than Inventory" ("ASU 2016-16"). The new guidance is intended to improve the accounting for intra-entity transfers of assets other than inventory by requiring recognition of income tax consequences of intra-entity transfers of assets other than inventory when the transfer occurs. ASU 2016-16 is effective for annual and interim periods beginning after December 15, 2017. The amendments in this update were required to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted this guidance on January 29, 2018 (the first day of fiscal 2018) with no adjustment to retained earnings.

        Statement of Cash Flows—In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Clarification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15"). The new guidance is intended to reduce diversity in practice related to certain cash receipts and payments in the statement of cash flows by adding or clarifying guidance on eight specific cash flow issues. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017. The amendments in this update were required to be applied retrospectively to all periods presented, unless deemed impracticable, in which case, prospective application was permitted. The Company adopted this guidance retrospectively on January 29, 2018 (the first day of fiscal 2018) with no revision to prior periods.

        Revenue recognition—In May 2014, the FASB issued ASU No. 2014-09, "Revenue from contracts with customers" ("ASU 2014-09"), amended by ASU 2016-10, "Revenue from contracts with customers (Topic 606): Identifying Performance Obligations and Licensing," ASU 2016-12, "Revenue from contracts with customers (Topic 606): Narrow-Scope Improvements and Practical Expedients,"

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASU 2016-20, "Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers," ASU 2017-13, "Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)," and ASU 2017-14, "Income Statement—Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606)." The amended guidance outlines a single comprehensive revenue model for entities to use in accounting for revenue arising from contracts with customers. The guidance supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that "an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services." The update requires significant additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. Entities had the option of using either a full retrospective or modified approach to adopt the guidance. In July 2015, the FASB provided a one-year delay in the effective date of ASU 2014-09, to be effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and a permission to early adopt for annual and interim periods beginning after December 15, 2016.

        The Company adopted ASU 2014-09, as well as other clarifications and technical guidance issued by the FASB related to this new revenue standard, on January 29, 2018 (the first day of fiscal 2018) using the modified retrospective method. See Note 11, Revenue, for the Company's revenue disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

        Cloud Computing Arrangements—In August 2018, the FASB issued ASU No. 2018-15, "Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (a consensus of the FASB Emerging Issues Task Force)" ("ASU 2018-15"). The new guidance aligns the requirements for capitalizing implementation costs in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The update also provides for additional disclosure requirements regarding the nature of an entity's hosting arrangements that are service contracts. ASU 2018-15 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted in any interim period. The amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently evaluating the impact of adopting ASU 2018-15.

        Goodwill—In January 2017, the FASB issued ASU No. 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment" ("ASU 2017-04"). The new guidance eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. ASU 2017-04 is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The amendments in

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

this update should be applied on a prospective basis. The adoption of ASU 2017-04 is not expected to have a material impact on the Company's financial position, results of operations, or cash flows. The Company plans to adopt the guidance in ASU 2017-04 for its year ended February 2, 2020 ("fiscal 2019") goodwill impairment test.

        Financial Instruments—In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" ("ASU 2016-13"). ASU 2016-13 modifies the measurement of expected credit losses of certain financial instruments, including trade receivables. The amended guidance also prescribes additional disclosure requirements for certain financial instruments. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. ASU 2016-13 is to be adopted using a modified retrospective approach. The Company is currently evaluating the impact of adopting ASU 2016-13.

        Leases—In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)" ("ASU 2016-02"), amended by ASU 2017-13, "Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)," ASU 2018-01, "Leases (Topic 842)—Land Easement Practical Expedient for Transition to Topic 842," ASU 2018-10, "Codification Improvements to Topic 842, Leases," and ASU 2018-11, "Leases (Topic 842)—Targeted Improvements" ("ASU 2018-11"). The amended guidance requires companies to recognize all leases as assets and liabilities for the rights and obligations created by leased assets on the balance sheet. ASU 2016-02 is effective for annual and interim periods beginning after December 15, 2018. Early adoption is permitted. Prior to ASU 2018-11, a modified retrospective transition was required for financing or operating leases existing at or entered into after the beginning of the earliest comparative period presented in the financial statements. ASU 2018-11 allows entities an additional transition method to the existing requirements whereby an entity could adopt the provisions of ASU 2016-02 by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption without adjustment to the financial statements for periods prior to adoption.

        During fiscal 2018, management established a cross-functional team to evaluate and implement the new standard. The team selected a third-party software solution to facilitate the accounting and financial reporting requirements of the new lease standard. Lease data elements have been gathered and migrated to the software solution. The new standard was adopted on February 4, 2019, the first day of fiscal 2019. The Company used the optional transition method and elected the package of practical expedients available at transition to not reassess the historical lease determination, lease classification, and capitalization of initial direct costs. The Company also elected the practical expedient to separately account for lease and non-lease components. At adoption of ASC 842, the Company recognized right-of-use assets of $231.9 million and lease liabilities of $233.7 million, the difference attributable to the reclassification of prepaid rent and accrued rent balance outstanding at the date of adoption. The adoption of ASC 842 did not have a material impact on the Combined Statements of Income and Comprehensive Income or Combined Statements of Cash Flow.

NOTE 2—ACQUISITIONS

        The Company enters into strategic acquisitions from time to time to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 2—ACQUISITIONS (Continued)

In accordance with the acquisition method of accounting under ASC 805, "Business Combinations," the results of the acquisitions are reflected in the Company's combined financial statements from the date of acquisition forward.

        On March 5, 2018, the Company completed the acquisition of A.H. Harris Construction Supplies ("A.H. Harris") for a purchase price of approximately $362.3 million, net of cash acquired and subject to final working capital adjustment. A.H. Harris is a specialty construction distributor serving the northeast and mid-Atlantic regions of the U.S. This acquisition expands White Cap's market presence in the northeastern and mid-Atlantic areas of the U.S.

        In accordance with ASC 805, the Company provisionally recorded the following major classes of assets and liabilities at fair value as of the date of the A.H. Harris acquisition, including a reconciliation to the total purchase price:

(in millions)
Cash	$3.0
Accounts receivable	41.6
Inventory	44.2
Prepaids & other	3.1
Property and equipment	12.1
Intangible assets	123.0
Other assets	0.7
Accounts payable	(20.9)
Accrued expenses	(14.0)
LT portion of capital lease	(0.2)
Deferred tax liability	(9.8)

Total identifiable net assets	182.8
Goodwill	182.5

Total purchase price	$365.3

        The definite-lived intangible assets are comprised of $110.0 million in customer relationships and $13.0 million of trade names that will be amortized over periods of 12 years and five years, respectively.

        Goodwill of $182.5 million arising from the acquisition of A.H. Harris was attributable to expected growth opportunities in the northeastern U.S. and potential synergies from combining the existing businesses. The total amount of goodwill deductible for tax purposes is $19.0 million.

        From March 5, 2018 to February 3, 2019, A.H. Harris generated approximately $364.4 million in Net sales and approximately $29.5 million in Operating income. It is impracticable to determine Net income of A.H. Harris as the Company does not allocate certain corporate costs, including income taxes, to its operating locations. During fiscal 2018, the Company incurred approximately $6.3 million of costs related to the acquisition and integration of A.H. Harris.

        The following unaudited pro forma information shows the results of operations for fiscal 2018 and fiscal 2017 as if the A.H. Harris acquisition had occurred on January 30, 2017, the first day of fiscal 2017. The pro forma adjustments were tax-effected at the Company's federal statutory rate for fiscal 2018 and fiscal 2017, which were 21.0% and 33.9%, respectively. The unaudited pro forma information

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 2—ACQUISITIONS (Continued)

is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of that date. The unaudited pro forma information is also not intended to be a projection of future results due to the integration of the acquired business.

	Fiscal Year Ended

	February 3, 2019		January 28, 2018

(in millions)	Actual	Pro Forma (Unaudited)	Actual	Pro Forma (Unaudited)

Net sales	$2,961.2	$2,986.2	$2,276.4	$2,655.1
Net income attributable to White Cap(1)	$173.7	$172.1	$90.1	$84.6

(1)
The supplemental pro forma Net income attributable to White Cap for the year ended February 3, 2019 was adjusted to exclude approximately $8.3 million of non-recurring acquisition-related costs incurred in fiscal 2018. The supplemental pro forma Net income attributable to White Cap for the year ended January 28, 2018 was adjusted to include these non-recurring acquisition-related costs incurred in fiscal 2018.

NOTE 3—RELATED PARTIES

        HD Supply subsidiaries—The Company entered into transactions with other HD Supply subsidiaries for the sale of inventory during the combined financial statement periods presented. Sales to other HD Supply subsidiaries were immaterial in fiscal 2018 and approximately $1.0 million in fiscal 2017. Purchases from other HD Supply subsidiaries were approximately $2.8 million and $2.9 million in fiscal 2018 and fiscal 2017, respectively. Sales with other HD Supply subsidiaries are generally recorded at cost plus five percent. These amounts are reported in Net sales and Cost of sales, as the inventory is relieved through sales, in the Combined Statements of Operations and Comprehensive Income.

        Amounts due to other HD Supply subsidiaries related to trade transactions were immaterial at February 3, 2019. Amounts due from other HD Supply subsidiaries were immaterial at February 3, 2019. Such amounts are included in the Combined Balance Sheet as payables and receivables from affiliates, respectively.

        The Company was party to a debt agreement with HD Supply Holdings, LLC ("Holdings LLC"), a wholly owned subsidiary of HD Supply. See Note 5, Debt, for further information.

        HD Supply—The Company has significant transactions with HD Supply through HD Supply's centralized approach to managing the cash and the financing of the Company's business. Under HD Supply's centralized cash management system, cash requirements of the Company are provided directly by HD Supply, and cash generated by the operations of the Company are remitted directly to HD Supply. The resulting receivables and payables are then periodically contributed from or distributed to HD Supply and reflected as changes to Net Parent Investment in Equity.

        During fiscal 2018, the Company used a $365.3 million cash contribution from the Parent to purchase A.H. Harris.

        Additionally, during fiscal 2018 and fiscal 2017, net non-cash contributions from HD Supply of $66.6 million and $85.0 million respectively, are included as changes to Net Parent Investment in

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 3—RELATED PARTIES (Continued)

Equity. These contributions consist of $7.8 million and $40.2 million in interest due for intercompany and third party debt (see Note 5, Debt) in fiscal 2018 and fiscal 2017, respectively, as well as non-cash allocations from HD Supply. This also includes income tax payments made on behalf of the Company as discussed in Note 6, Income Taxes.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

Goodwill

        The carrying amount of goodwill by reporting unit included in the Combined Balance Sheet is as follows:

	As of February 3, 2019

(in millions)	Gross Goodwill	Accumulated Impairments	Net Goodwill

White Cap U.S.	$365.8	$(74.1)	$291.7
Contractors' Warehouse	125.1	(30.1)	95.0

Total	$490.9	$(104.2)	$386.7

        During fiscal 2018, the Company recorded $182.5 million in goodwill as a result of the A.H. Harris acquisition. This goodwill is reflected in the White Cap U.S. reporting unit. The Company has a third reporting unit, Brafasco, which has no historical goodwill allocated to it.

        Goodwill represents the excess of purchase price over fair value of net assets acquired. The Company does not amortize goodwill, but does assess the recoverability of goodwill on an annual basis during the fourth quarter. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests.

        The Company performed the annual goodwill impairment testing during the fourth quarter of fiscal 2018 (as of October 28, 2018). The Company also uses judgment in assessing whether it needs to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes, and other events. If the carrying amount of its reporting unit exceeds fair value, a possible impairment would be indicated.

        The Company determines the fair value of its reporting unit using a DCF analysis and a market comparable method, with each method being equally weighted in the calculation. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company's most recent long-range forecast and, for years beyond the forecast, the Company's estimates, which are based on estimated exit multiples times the final forecasted year earnings before interest, taxes, depreciation, and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        In accordance with ASC 350, "Intangibles—Goodwill and Other," the Company elected to first assess qualitative factors for the annual goodwill impairment test during the fourth quarter of fiscal 2018, to determine whether it is more likely than not that the fair value of the reporting unit was less than its carrying amount. Based on this assessment, the Company determined that it was not necessary to calculate the fair value using the DCF and market comparable method for the reporting unit. There was no indication of impairment in the Company's reporting units in the annual goodwill impairment tests during both fiscal 2018 and fiscal 2017.

        The Company's analyses were based, in part, on the expectation of future market conditions, as well as, discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined to the extent that the Company's goodwill could be impaired.

Intangible Assets

        The Company's intangible assets included in the Combined Balance Sheet consist of the following:

	As of February 3, 2019

(in millions)	Gross Intangible	Accumulated Amortization	Net Intangible

Customer relationships	$110.0	$(8.4)	$101.6
Trade names	28.0	(10.9)	17.1

Total	$138.0	$(19.3)	$118.7

        During fiscal 2018, the Company recorded $123.0 million of intangible assets, comprised of $110.0 million in customer relationships and $13.0 million of trade names, as a result of the A.H. Harris acquisition. The customer relationships and trade names will be amortized over 12 years and five years, respectively.

        Amortization expense related to intangible assets was $11.5 million and $0.8 million in fiscal 2018 and fiscal 2017, respectively. Estimated future amortization expense for intangible assets recorded as of February 3, 2019 is $12.5 million, $12.5 million, $12.5 million, $12.5 million, and $10.1 million for fiscal 2019, fiscal 2020, fiscal 2021, fiscal 2022, and fiscal 2023, respectively.

NOTE 5—DEBT

HD Supply Senior Asset Based Lending Facility

        HD Supply, Inc. ("HDS") and, at HDS's option, certain of its subsidiaries including HDS Canada, Inc., are the borrowers under a Senior Asset Based Lending ("ABL") Facility in Canada ("ABL Facility"), which provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $100.0 million (subject to availability under a borrowing base). The ABL borrowing base (amount which can be borrowed, up to the maximum noted) is primarily determined by the qualified inventory and accounts receivable balances on all of the HDS subsidiaries. Each of HDS's existing and future direct and indirect wholly owned domestic subsidiaries guarantees HDS's payment obligations under the ABL Facility.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 5—DEBT (Continued)

        White Cap's Canadian operations, Brafasco, is a division within HDS Canada, Inc., and, therefore, is a borrower under HDS's ABL Facility. The entire outstanding balance of the Senior ABL Facility in Canada is reflected in the Combined Balance Sheet with a portion of the interest expense allocated to the Combined Statements of Operations and Comprehensive Income, based on Brafasco's operating income relative to the operating income of the other operating division within HDS Canada, Inc. As of February 3, 2019, the total outstanding borrowings on the ABL Facility was $45.8 million. The ABL Facility matures on April 5, 2022.

Fair Value Measurements

        The fair value measurements and disclosure principles of GAAP (ASC 820, "Fair Value Measurements and Disclosures") define fair value, establish a framework for measuring fair value and provide disclosure requirements about fair value measurements. These principles define a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

  Level 1–Quoted prices (unadjusted) in active markets for identical assets or liabilities;

  Level 2–Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly; and

  Level 3–Unobservable inputs in which little or no market activity exists.

        At February 3, 2019, the fair value measurement of the ABL Facility, which was not reflected on the Combined Balance Sheet, was $45.6 million. The Company utilized Level 2 inputs, as defined in the fair value hierarchy, to measure the fair value of the ABL Facility. Management's fair value estimates were based on recent similar credit facilities initiated by companies with like credit quality in similar industries, quoted prices for similar instruments, and inquiries with certain investment communities.

Intercompany Notes

        On February 3, 2008, White Cap, executed $312.4 million in promissory notes, amended on January 25, 2013, due to Holdings LLC. The promissory notes bore interest at 12.5% per annum. Interest was due quarterly each April 1, July 1, October 1, and January 1 for the prior calendar quarter. The terms of the notes required the payment of interest to be made by offsetting the intercompany balances between the Company and Holdings LLC.

        For purposes of these combined financial statements, the outstanding principal of the promissory notes and related accrued interest was reflected within Net Parent Investment in Equity. Similarly, the settlement of the accrued interest was reflected as part of the Net distribution to, or contribution from, Parent in the Combined Statements of Equity. The Combined Statements of Operations and Comprehensive Income reflect the historical interest charges related to these notes for the periods prior to the settlement of the notes through a non-cash transaction with Holdings LLC on March 5, 2018.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 6—INCOME TAXES

        During the periods presented in the combined financial statements, White Cap is included in the consolidated U.S. federal, certain state and local, and foreign income tax returns filed by HD Supply, where applicable. White Cap also files certain separate state and local and foreign income tax returns. The income tax provision included in the combined financial statements has been calculated using the separate return basis, as if the White Cap entities filed separate tax returns. It is possible that the Company will make different tax accounting elections and assertions following the separation. Therefore, White Cap's income taxes, as presented in the combined financial statements, may not be indicative of the income taxes that White Cap will generate in the future.

        The components of Income before Provision for Income Taxes are as follows:

	Fiscal Year Ended

(in millions)	February 3, 2019	January 28, 2018

United States	$227.4	$127.0
Foreign	9.1	7.4

Total	$236.5	$134.4

        The Provision for Income Taxes consisted of the following:

	Fiscal Year Ended

(in millions)	February 3, 2019	January 28, 2018

Current:
Federal	$45.5	$37.5
State	12.4	4.5
Foreign	1.8	1.4

	59.7	43.4
Deferred:
Federal	4.1	—
State	(1.0)	1.2
Foreign	—	(0.3)

	3.1	0.9

Total	$62.8	$44.3

        The Company's combined federal, state, and foreign effective tax rate for continuing operations for fiscal 2018 and fiscal 2017 was approximately 27.0% and 33.0%, respectively.

        The Company's effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other one-time charges, as well as discrete events, such as settlements of future audits.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 6—INCOME TAXES (Continued)

        On December 22, 2017, the Tax Cuts and Jobs Act of 2017 ("TCJA") was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the "Code"). The changes include, but are not limited to, a federal statutory rate reduction from 35% to 21%, the elimination of U.S. federal alternative minimum tax, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings.

        As a result of the TCJA's effective date for the change in tax rate of January 1, 2018, the Company's federal statutory rate for fiscal 2017 was 33.9%. The TCJA requires the Company, and other fiscal year taxpayers, to compute a blended statutory tax rate based on the ratio of the number of fiscal year days in calendar year 2017 at the 35% statutory rate versus the number of fiscal year days in calendar year 2018 at the new 21% statutory rate.

        The Company's deferred tax assets and liabilities are measured at the enacted tax rate expected to apply when these temporary items are expected to be realized or settled. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the TCJA, in fiscal 2017 the Company re-measured its U.S. deferred tax assets and liabilities and recognized a non-cash $6.5 million tax benefit.

        The reconciliation of the provision for income taxes from continuing operations at the federal statutory rate of 21% to the actual tax provision for fiscal 2018 and the federal statutory rate of 33.9% to the actual tax provision for fiscal 2017 is as follows:

	Fiscal Year Ended

(in millions)	February 3, 2019	January 28, 2018

Income taxes at federal statutory rate	$49.7	$45.6
State income taxes, net of federal income tax benefit	11.4	5.7
Foreign rate differential	—	(0.5)
Tax Cuts and Jobs Act of 2017	—	(6.4)
Excess Tax Benefits Related to Share-Based Compensation(1)	(0.7)	(0.8)
Global Intangible Low-Taxed Income	1.6	—
Other, net	0.8	0.7

Total provision	$62.8	$44.3

(1)
The adoption of ASU 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" in fiscal 2017 requires excess tax benefits from share-based awards activity to be reflected as a reduction of the provision for income taxes, whereas they were previously recognized in Stockholders' Equity.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 6—INCOME TAXES (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of February 3, 2019 were as follows:

(in millions)	February 3, 2019

Deferred Tax Assets:
Accrued compensation	$2.9
Accrued self-insurance liabilities	3.9
Other accrued liabilities	4.8
Restructuring liabilities	0.6
Software	0.3
Net operating loss	1.7
Allowance for doubtful accounts	2.2
Inventory	13.4
Tax credit carryforward	3.0
Valuation allowance	(1.8)

Noncurrent deferred tax assets	31.0
Deferred Tax Liabilities:
Fixed assets	$(0.4)
Intangible assets	(53.3)

Noncurrent deferred tax liabilities	(53.7)

Deferred tax liabilities, net	$(22.7)

        During fiscal 2018, the Company completed the evaluation of its indefinite reinvestment assertion as a result of the TCJA and has asserted that its Canadian earnings are permanently reinvested until such time that the Canadian borrowings under the ABL Facility, which was initially drawn on during fiscal 2016, are paid off. No provision for U.S. federal and state income taxes or foreign withholding taxes has been made in the Company's current year combined financial statements for those non-U.S. subsidiaries whose earnings are considered to be permanently reinvested.

        As of February 3, 2019, the Company had tax-effected U.S. federal net operating loss carryforwards of $1.5 million which have an indefinite carryforward period. As of February 3, 2019, the Company also had $0.2 million of tax effected state net operating loss carryforwards which expire in various years. The Company also had $3.0 million of tax-effected state tax credits which expire in various years between fiscal 2023 and fiscal 2027.

        The future utilization of the Company's net operating loss carryforwards could be limited if the Company experiences an "ownership change," as defined in the Code. In general, an ownership change may result from transactions increasing the aggregate direct or indirect ownership of certain persons (or groups of persons) in the Company's stock by more than 50 percentage points over a testing period (generally three years). Future direct or indirect changes in the ownership of the Company's common stock, including sales or acquisitions of the Company's common stock by stockholders and purchases and issuances of the Company's common stock by the Company, some of which are not in our control, could result in an ownership change. Any resulting limitation on the use of the Company's net operating loss carryforwards could result in the payment of taxes above the amounts currently

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 6—INCOME TAXES (Continued)

anticipated and have a negative effect on the Company's future results of operations and financial position.

Accounting for uncertain tax positions

        The Company follows the GAAP guidance for uncertain tax positions within ASC 740, "Income Taxes." ASC 740 requires application of a "more likely than not" threshold to the recognition and de-recognition of tax positions. It further requires that a change in judgment related to prior years' tax positions be recognized in the quarter of such change. The ending amount of unrecognized tax benefits as of both February 3, 2019 and January 28, 2018 was zero. There were zero gross increases for tax positions in the current or prior periods for both years.

        The resolution of the unrecognized tax benefits could affect the annual effective income tax rate.

        The Company did not change its accrual for net interest and penalties related to unrecognized tax benefits in fiscal 2018 or fiscal 2017. The Company's ending net accrual for interest and penalties related to unrecognized tax benefits at fiscal 2018 and fiscal 2017, was zero for both periods, respectively. The Company's accounting policy is to classify interest and penalties as components of income tax expense. Accrued interest and penalties from unrecognized tax benefits are included as a component of other liabilities on the Combined Balance Sheet.

        The Company's legal entities generally file their U.S. federal income taxes as a member of the HD Supply U.S. federal consolidated income tax return. The Company is subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service. Management regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes.

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

Stock-Based Compensation Plans

        The HD Supply Holdings, Inc. Employee Stock Purchase Plan (the "ESPP") permits HD Supply's eligible associates to purchase HD Supply common stock at a 5% discount on the closing stock price at the end of each offering period. There are two six-month offering periods during a calendar year beginning each January and July. During fiscal 2018 and fiscal 2017, eligible White Cap associates purchased approximately 46,502 shares and 50,617 shares, respectively, under the ESPP. As of February 3, 2019, approximately 1.5 million registered shares were available for issuance under the ESPP.

        The Plan provides for stock based awards to employees, consultants and directors, including stock options, stock purchase rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock appreciation rights, dividend equivalents and other stock based awards. The Plan is an amendment and restatement of the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan, which replaced and succeeded the Stock Incentive Plan, and, from and after June 26, 2013, no further awards may be made under the Stock Incentive Plan. As of February 3, 2019 approximately 13.9 million registered shares were available for issuance under the Plan. The ratio at which awards are counted against the Plan's authorized share pool is 2.30 to 1 for full value awards and 1 to 1 for option awards, and any shares returned to the pool are returned at the same ratio.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

Stock Options

        Under the terms of the Plan and the Stock Incentive Plan (collectively, the "HDS Plans"), non-qualified stock options are to carry exercise prices at, or above, the fair market value of HD Supply's stock on the date of the grant.

        The non-qualified stock options under the HDS Plans generally vest at the rate of 25% per year commencing on the first anniversary date of the grant or 100% on the third anniversary of the grant and expire on the tenth anniversary date of the grant. Additionally, non-qualified stock options may become non-forfeitable upon the associate reaching age 62, provided the associate has had five years of continuous service. Option exercises occur between the employee and HD Supply; the Company does not receive any cash proceeds from option exercises.

        A summary of option activity pertaining to employees of the Company that participated in the HDS Plans is presented below (shares in thousands):

	Number of Shares	Weighted Average Option Price

Outstanding at January 29, 2017	538	$19.75

Granted	154	42.33
Exercised	(54)	19.39
Canceled	(34)	36.44
Transferred(1)	2	34.34

Outstanding at January 28, 2018	606	$24.61

Granted	199	37.27
Exercised	(126)	18.00
Canceled	(9)	36.79
Transferred(1)	4	36.10

Outstanding at February 3, 2019	674	$29.50

(1)
Represents awards for employees who transferred from another HD Supply subsidiary.

        The total intrinsic value of options exercised was approximately $3.3 million and $0.9 million in fiscal 2018 and fiscal 2017, respectively. As of February 3, 2019, there were approximately 674 thousand stock options outstanding with a weighted average remaining life of 6.3 years and an aggregate intrinsic value of approximately $8.6 million. As of February 3, 2019, there were approximately 279 thousand options exercisable with a weighted average exercise price of $19.76, a weighted average remaining life of 4.1 years and an aggregate intrinsic value of approximately $6.2 million. As of February 3, 2019, there were approximately 599 thousand options vested or expected to ultimately vest with a weighted average exercise price of $28.67, a weighted average remaining life of 6.2 years, and an aggregate intrinsic value of approximately $8.1 million.

        The estimated fair value of the options when granted is amortized to expense over the options' vesting or required service period. The fair value for these options was estimated by management, after considering a third-party valuation specialist's assessment, at the date of grant based on the expected

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

life of the option and historical exercise experience, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Fiscal Year Ended

	February 3, 2019	January 28, 2018

Risk-free interest rate	2.74%	2.08%
Dividend yield	0%	0%
Expected volatility factor	29.1%	29.8%
Expected option life in years	6.25	6.25

        The risk free interest rate was determined based on an analysis of U.S. Department of the Treasury zero-coupon market yields as of the date of the option grant for issues having expiration lives similar to the expected option life. The expected volatility was based on an analysis of the historical volatility of HD Supply's competitors over the expected life of the HD Supply options. These competitors' volatilities were weighted by the respective HD Supply segment against which they compete, resulting in an overall industry-based volatility for HD Supply and then adjusted to reflect the leverage of HD Supply. As insufficient data exists to determine the historical life of options issued under the HDS Plans, the expected option life was determined based on the vesting schedule of the options and their contractual life taking into consideration the expected time in which the share price of HD Supply would exceed the exercise price of the option. The weighted-average fair value of each option granted during fiscal 2018 and fiscal 2017 was $12.94 and $14.30, respectively. The Company recognized $1.5 million and $1.0 million of stock-based compensation expense related to stock options during fiscal 2018 and fiscal 2017, respectively. As of February 3, 2019, the unamortized compensation expense related to stock options was $3.6 million, which is expected to be recognized over a weighted-average period of 2.3 years.

Restricted Stock, Restricted Stock Units, and Performance Stock Unit Awards

        Restricted stock awards ("RSAs") and restricted stock unit awards ("RSUs") granted under the Plan are settled by issuing shares of common stock at the vesting date. Generally, the RSAs and RSUs granted to employees vest on a pro rata basis on each of the first four or five anniversaries of the grant, except in the case of death or disability, in which case the RSAs and RSUs vest as of the date of the event. The grant date fair value of the RSAs and RSUs is expensed over the vesting period. The shares represented by RSAs are considered outstanding at the grant date, as the recipients are entitled to dividends and voting rights, which are subject to the same restrictions (including the risk of forfeiture) as the RSAs. Additionally, RSAs and RSUs may become non-forfeitable upon the associate reaching age 62, provided the associate has had five years of continuous service.

        The Company also granted performance stock unit awards ("PAs") under the Plan, the payout of which is dependent on the Company's performance against target Cumulative Adjusted Earnings Per Share and Cumulative Free Cash Flow (as defined in the award agreements) over a three-year performance cycle. The payout ranges from zero to 200% of original award. The grant date fair value of the PAs is expensed over the vesting period. Additionally, certain awards may become non-forfeitable upon the associate's attainment of age 62, provided the associate has had five years of continuous service.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

        A summary of RSA, RSU, and PA activity pertaining to employees of the Company that participated in the HDS Plans is presented below (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value

Outstanding at January 29, 2017	304	$26.96

Granted	108	42.42
Restrictions lapsed	(114)	26.60
Canceled	(32)	28.71
Transferred(1)	3	20.58

Outstanding at January 28, 2018	269	$33.18

Granted	147	36.95
Restrictions lapsed	(135)	31.20
Canceled	(4)	34.61
Transferred(1)	6	35.55

Outstanding at February 3, 2019	283	$36.12

(1)
Represents awards for employees who transferred from another HD Supply subsidiary.

        The total fair value of RSAs, RSUs, and PAs vested during the year was $4.3 million and $3.1 million for fiscal 2018 and fiscal 2017, respectively. The Company recognized $4.9 million and $4.1 million of stock-based compensation expense related to RSAs, RSUs, and PAs during fiscal 2018 and fiscal 2017, respectively. As of February 3, 2019, the unamortized compensation expense related to RSAs, RSUs, and PAs was $5.8 million, which is expected to be recognized over a weighted-average period of 1.7 years.

Employee Benefit Plans

        HD Supply offers a comprehensive Health & Welfare Benefits Program which allows employees who satisfy certain eligibility requirements to choose among different levels and types of coverage. The Health & Welfare Benefits Program provides employees healthcare coverage in which the employer and employee share costs. In addition, the Program offers employees the opportunity to participate in various voluntary coverages, including flexible spending accounts and health savings accounts.

        HD Supply maintains a 401(k) defined contribution plan that is qualified under Sections 401(a) and 501(a) of the Code. Employees of the Company who satisfy the plan's eligibility requirements may elect to contribute a portion of their compensation to the plan on a pre-tax basis. The Company may match a percentage of the employees' contributions to the plan. Matching contributions are generally made shortly after the end of each pay period or after the Company's fiscal year end if an additional annual matching contribution based on HD Supply's fiscal year financial results is approved. Effective January 1, 2019, all of HD Supply's matching contributions will be made shortly after the end of each pay period. White Cap paid $7.3 million and $5.9 million in matching contributions during fiscal 2018 and fiscal 2017, respectively.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 8 —SUPPLEMENTAL COMBINED BALANCE SHEET INFORMATION

Receivables

        Receivables as of February 3, 2019 consisted of the following:

(in millions)	February 3, 2019

Trade receivables, net of allowance for doubtful accounts	$345.8
Vendor rebate receivables	35.6
Other receivables	3.5

Total receivables, net	$384.9

Property and Equipment

        Property and equipment as of February 3, 2019 consisted of the following:

(in millions)	February 3, 2019

Land	$1.1
Buildings and improvements	90.3
Transportation equipment	53.7
Furniture, fixtures and equipment	121.9
Capitalized software	34.7
Construction in progress	15.1

Property & equipment	316.8
Less accumulated depreciation & amortization	(204.4)

Property and equipment, net	$112.4

        Depreciation expense for property and equipment was $24.4 million and $22.5 million in fiscal 2018 and fiscal 2017, respectively.

Other Current Liabilities

        Other current liabilities as of February 3, 2019 consisted of the following:

(in millions)	February 3, 2019

Accrued non-income taxes	$18.1
Other accrued expenses	44.5

Total other current liabilities	$62.6

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 8 —SUPPLEMENTAL COMBINED BALANCE SHEET INFORMATION (Continued)

Other Liabilities

        Other liabilities as of February 3, 2019 consisted of the following:

(in millions)	February 3, 2019

Self-insurance reserves	$11.7
Other	1.2

Total other liabilities	$12.9

NOTE 9—RESTRUCTURING ACTIVITY

        During fiscal 2017, the Company initiated a restructuring plan that included reducing workforce personnel, realigning talent, and closing a White Cap U.S. branch. As a result, the Company recognized $0.6 million of restructuring charges in fiscal 2017. As of February 3, 2019, remaining unpaid costs associated with the restructuring plan are immaterial. The Company did not incur any restructuring charges during fiscal 2018.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Lease Commitments

        White Cap occupies certain facilities and operates certain equipment and vehicles under leases that expire at various dates through the year 2028. In addition to minimum rentals, there are certain executor costs such as real estate taxes, insurance, and common area maintenance on most of its facility leases. Expense under these leases totaled $75.9 million and $60.3 million in fiscal 2018 and fiscal 2017, respectively, and are included in Selling, general and administrative expenses in the Combined Statements of Operations and Comprehensive Income.

        Future minimum aggregate rental payments under non-cancelable operating leases as of February 3, 2019 are as follows:

	Fiscal Year

(in millions)	2019	2020	2021	2022	2023	Thereafter	Total

Operating Leases	$70.0	55.2	48.8	36.5	24.6	28.7	$263.8

        White Cap subleases certain leased facilities to third parties. In addition, the Company leases certain owned facilities to third parties. Total future minimum rentals to be received under non-cancelable subleases as of February 3, 2019 are approximately $1.7 million. These subleases expire at various dates through fiscal year 2022.

Encumbered Assets

        Substantially all of the Company's assets serve as collateral for HDS's secured credit facilities. The Company is a guarantor of HDS's secured credit facilities and long-term notes.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 10—COMMITMENTS AND CONTINGENCIES (Continued)

Purchase Obligations

        As of February 3, 2019, White Cap has agreements in place with various vendors to purchase goods and services, primarily inventory, in the aggregate amount of $89.4 million. These purchase obligations are generally cancelable, but the Company has no intent to cancel. Payment for the entire $89.4 million is due during fiscal 2019 for these obligations. The Company has IT service contracts that extend through fiscal 2021.

Legal Matters

        The Company is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, "Contingencies." In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on the Company's combined financial condition, results of operations, or cash flows. For all other matters management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the combined financial position, results of operations, or cash flows of the Company if disposed of unfavorably. For material matters with loss contingencies that are reasonably possible and reasonably estimable, including matters with loss contingencies that are probable and estimable but for which the amount that is reasonably possible is in excess of the amount that the Company has accrued for, management has estimated the aggregate range of potential loss as $0 million to $5 million. If a material loss is probable or reasonably possible, and in either case estimable, the Company has considered it in the analysis and it is included in the discussion set forth above.

NOTE 11—REVENUE

        The Company's revenues are earned from contracts with customers. Contracts include written agreements, as well as arrangements that are implied by customary practices or law.

        The Company adopted the provisions of ASC 606, "Revenue from Contracts with Customers, and related amendments" ("ASC 606"), using the modified retrospective method on January 29, 2018 (the first day of fiscal 2018). The Company concluded that most of its contracts with customers consist of a single performance obligation to transfer promised goods or services and therefore are not impacted by the adoption of ASC 606. The adoption of ASC 606 did not have a material impact on the Company's financial position, results of operations, or cash flows. As such, the Company did not make any adjustments to its financial position upon adoption.

Nature of Products and Services

        White Cap serves professional contractors as North America's leading distributor of specialty concrete and construction products and services in the non-residential and residential markets.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 11—REVENUE (Continued)

Disaggregation of Revenue

        The Company elected to disaggregate its revenue by its end markets: Non-Residential Construction, Residential Construction, and Other. The Company believes this disaggregation appropriately meets the objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

        The table below represents the Company's disaggregated revenue, with intercompany eliminations included in Other:

	Fiscal Year Ended

(in millions)	February 3, 2019	January 28, 2018

Non-Residential Construction	$2,029.0	$1,477.3
Residential Construction	748.3	642.6
Other	183.9	156.5

Total Net Sales	$2,961.2	$2,276.4

Contract Balances

        The timing of satisfaction of identified performance obligations may differ from the timing of invoicing to customers, which may result in the recognition of a contract asset or liability. The Company records a contract asset when it recognizes revenue prior to invoicing, and a contract liability when revenue is recognized subsequent to invoicing. Contract assets are reclassified as accounts receivable upon invoicing and contract liabilities are relieved upon recognition of revenue. As of February 3, 2019, the Company's contract assets and contract liabilities, which are included in Other Current Assets and Other Current Liabilities, respectively, within the Combined Balance Sheet, are not material.

        Payment terms and conditions vary by contract type, although terms generally include a requirement for payment within 45 days. As such, in instances where the timing of revenue recognition differs from the timing of invoicing, the Company has concluded that its contracts with customers do not include a significant financing component because customer payments for goods and services are received in less than one year. All remaining performance obligations as of February 3, 2019 are not material.

NOTE 12—SUBSEQUENT EVENT

        Management has evaluated events or transactions that have occurred since February 3, 2019 that would merit recognition or disclosure in the financial statements. This evaluation was completed through January 17, 2020, the date of issuance of the financial statements.